UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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INTERNET SECURITY SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6303 Barfield Road
Atlanta, Georgia  30328

September 18, 2006

Dear Stockholder:

I write to you regarding the proposed sale of our company to International Business Machines Corporation (“IBM”) in a cash transaction, valued at approximately $1.3 billion, pursuant to an Agreement and Plan of Merger, dated August 23, 2006, by and among IBM, Aegis Acquisition Corp. (“Aegis”), which is a wholly owned subsidiary of IBM, and Internet Security Systems, Inc. (“ISS”). Pursuant to the merger agreement, Aegis will merge with and into ISS with ISS continuing as the surviving corporation and as a wholly owned subsidiary of IBM. If the merger is completed, ISS stockholders will receive $28.00 in cash, without interest, and less any applicable withholding tax, for each share of ISS common stock owned by them at the time of the merger.

As described in the enclosed proxy statement, you are being asked to consider and vote on, among other things, the adoption of the merger agreement at a special meeting of our stockholders to be held at our headquarters located at 6303 Barfield Road, Atlanta, Georgia 30328, on October 16, 2006, at 10:00 a.m., local time.

Our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement at the special meeting.

The enclosed proxy statement provides detailed information about the merger agreement and the merger. We encourage you to read this information carefully.

The merger must be approved by the holders of a majority of the outstanding shares of our common stock, so your vote is very important, regardless of the number of shares you own.

To vote your shares, you may use the enclosed proxy card, vote via the Internet or telephone or attend the special meeting in person. On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. I look forward to seeing you at the special meeting.

Sincerely,

/s/ Thomas E. Noonan

Thomas E. Noonan
President, Chief Executive Officer and Chairman of the Board

This proxy statement is dated September 18, 2006, and is first being mailed to ISS stockholders on or about September 20, 2006.

6303 Barfield Road
Atlanta, Georgia  30328

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on October 16, 2006

To the Stockholders of Internet Security Systems, Inc.:

Notice is hereby given that a special meeting of stockholders of Internet Security Systems, Inc., a Delaware corporation, will be held on October 16, 2006, at 10:00 a.m., local time, at ISS’ corporate headquarters located at 6303 Barfield Road, Atlanta, Georgia 30328, for the following purposes:

1.                 To consider and vote upon the adoption of the Agreement and Plan of Merger, dated August 23, 2006, among International Business Machines Corporation, Aegis Acquisition Corp. and Internet Security Systems, Inc., as more fully described in the enclosed proxy statement;

2.                 To consider and vote on any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the foregoing proposal; and

3.                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors of ISS has fixed the close of business on September 1, 2006 as the record date for the special meeting or any adjournment or postponement thereof. Only holders of record of ISS common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, there were outstanding and entitled to vote 44,268,010 shares of ISS common stock.

Holders of ISS common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights” on page 41. A copy of Section 262 of the Delaware General Corporation Law is attached to the proxy statement as Annex C.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of ISS’ common stock is required to adopt the merger agreement.

All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date, and return the enclosed proxy or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Holders of common stock may revoke their proxies in the manner described in the accompanying proxy statement at any time before they have been voted at the special meeting.

By Order of the Board of Directors

INTERNET SECURITY SYSTEMS, INC.

/s/ Sean Bowen

Sean Bowen
General Counsel

Atlanta, Georgia
September 18, 2006

i

ANNEXES

Annex A—Agreement and Plan of Merger

Annex B—Opinion of ISS’ Financial Advisor

Annex C—Delaware General Corporation Law—Section 262—Appraisal Rights

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as an ISS stockholder. We encourage you to refer to and read carefully this entire proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement for a complete understanding of the special meeting and the merger.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us,” and similar words in this proxy statement refer to Internet Security Systems, Inc. In addition, we sometimes refer to Internet Security Systems, Inc. as “ISS” or the “company,” to International Business Machines Corporation as “IBM” and to Aegis Acquisition Corp. as “Aegis.”

Q:             On what am I being asked to vote at the special meeting?

A:               You are being asked to vote to adopt a merger agreement that provides for the acquisition of ISS by IBM, and to vote to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are insufficient votes represented at the special meeting. The proposed acquisition would be accomplished through a merger of Aegis Acquisition Corp., a wholly owned subsidiary of IBM, with and into ISS. As a result of the merger, ISS will become a wholly owned subsidiary of IBM, and ISS common stock will cease to be listed on The Nasdaq Global Select Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

Q:             What will I receive in the merger?

A:               As a result of the merger, you will receive $28.00 cash, without interest and less any applicable withholding tax, for each share of ISS common stock you own. For example, if you own 100 shares of ISS common stock, you will receive $2,800.00 in cash, without interest, and less any applicable withholding tax, in exchange for your shares.

Q:             What do I need to do now?

A:               We urge you to read this entire proxy statement carefully and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope, or vote via the Internet or telephone, as soon as possible so that your shares can be represented and voted at the special meeting. If you hold your shares in “street name,” follow the instructions you receive from your broker on how to vote your shares. Please do not send in your stock certificates with your proxy card.

Q:             How does ISS’ board of directors recommend that I vote?

A:               Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:             What factors did our board of directors consider in making its recommendation?

A:               In making its recommendation, our board of directors took into account, among other things, the cash consideration to be received by holders of our common stock in the merger and the current and historical market prices of ISS common stock; the current and future competitive landscape in our industry; the status and history of discussions with other potential bidders; the written opinion of our financial advisor, Credit Suisse Securities (USA) LLC (which we refer to as “Credit Suisse”); and the terms and conditions of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive an acquisition proposal superior to IBM’s.

Q:             Who is entitled to vote at the special meeting?

A:               Only holders of record of our common stock as of the close of business on September 1, 2006 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:             May I vote in person?

A:               Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:             How else can I cast a vote?

A:               If your shares are registered in your name, you can vote your shares using any one of the following methods:

•       Complete and return a proxy card;

•       Vote through the Internet at the website shown on the proxy card; or

•       Vote by telephone using the toll-free number shown on the proxy card.

Internet and telephone voting are available 24 hours a day, and if you use one of these methods, you do not need to return a proxy card. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern time, on October 15, 2006. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy over the Internet or telephone.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:             What happens if I do not return my proxy card, vote via the Internet or telephone, or attend the special meeting and vote in person?

A:               Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. Therefore, if you do not return your proxy card, vote via the Internet or telephone, or attend the special meeting and vote in person, or instruct your broker or bank how to vote your shares if your shares are held in “street name,” it will have the same effect as a vote against adoption of the merger agreement. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome.

Q:             May I change my vote after I have mailed my signed proxy card?

A:               Yes. You may change your vote before your proxy is voted at the special meeting using any one of the following methods;

•       If you submitted a proxy card, you can execute and deliver a written notice of revocation to the Corporate Secretary, Internet Security Systems, Inc., 6303 Barfield Road, Atlanta, Georgia 30328, or you can complete, execute, and deliver to the Secretary of ISS a new, later-dated proxy card for the same shares.

•       If you submitted your proxy via the Internet or telephone, you may submit a new, later-dated proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Eastern Time, on October 15, 2006.

•       You can attend the meeting and vote in person, although your attendance alone will not revoke your proxy.

•       If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:             If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:               Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the merger agreement. Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:             What should I do if I receive more than one set of voting materials?

A:               You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:             What happens if I sell my shares of ISS common stock before the special meeting?

A:               The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of ISS common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive $28.00 per share in cash, without interest, less any applicable withholding tax, to be received by our stockholders in the merger.

Q:             Will the merger be taxable to me?

A:               Generally, yes. The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We encourage you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

Q:             When do you expect the merger to be completed?

A:               We are working toward completing the merger as quickly as possible and expect to consummate the merger in the fourth quarter of 2006. In addition to obtaining stockholder approval, we must satisfy all other closing conditions before completing the merger, including the receipt of regulatory approvals. See “The Merger Agreement—Conditions to Closing.”

Q:             Am I entitled to appraisal rights?

A:               Yes. As a holder of our common stock, you are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “The Merger—Appraisal Rights.”

Q:             Should I send my ISS stock certificates now?

A:               No. As soon as reasonably practicable after the merger is consummated, you will be sent a letter of transmittal by the paying agent with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q:             Who can help answer my questions?

A                   If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Internet Security Systems, Inc.
Attn: Investor Relations
6303 Barfield Road
Atlanta, Georgia  30328
(404) 236-4053

or

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free:  1 (866) 857-9386

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY OF TERMS

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. The merger agreement is attached as Annex A to this proxy statement. Before voting on the proposal to adopt the merger agreement, we encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies (page 17)

Internet Security Systems, Inc.

6303 Barfield Road

Atlanta, Georgia 30328

Telephone: (404) 236-2600

ISS is a trusted security expert to global enterprises and world governments, providing software, appliances and services that protect IT infrastructure against Internet threats. A leader in security since 1994, ISS delivers proven cost efficiencies and reduces regulatory and business risk across the enterprise for customers worldwide. ISS products and services are based on the proactive security intelligence conducted by its research and development team. With headquarters in Atlanta, Georgia, ISS operates throughout the Americas, Asia, Australia, Europe, and the Middle East. ISS is publicly traded on The Nasdaq Global Select Market under the symbol “ISSX.”

International Business Machines Corporation

New Orchard Road

Armonk, New York 10504

Telephone:  (914) 499-1900

IBM develops and manufactures advanced information technologies, including computer systems, software, networking systems, and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide.

Aegis Acquisition Corp.

New Orchard Road

Armonk, New York 10504

Telephone:  (914) 499-1900

Aegis, a wholly owned subsidiary of IBM, was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any business operations.

The Merger (page 18)

The merger agreement provides that Aegis will merge with and into ISS, with ISS continuing as the surviving corporation and as a wholly-owned subsidiary of IBM. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares held by us as treasury shares, or shares held by IBM, Aegis or by stockholders properly exercising appraisal rights under Delaware law, will be automatically converted into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of ISS common stock in respect of whose shares the withholding was made.

Merger Consideration (page 46)

If the merger is completed, you will receive $28.00 in cash, without interest and less any applicable withholding tax, in exchange for each share of ISS common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an ISS stockholder and will have no rights as an IBM stockholder. ISS stockholders will receive the merger consideration after exchanging their ISS stock certificates in accordance with the instructions contained in a letter of transmittal to be mailed to our stockholders as soon as reasonably practicable after closing of the merger.

Treatment of Options (page 47)

At the effective time of the merger, each vested employee stock option (except for those vested employee stock options with an exercise price per share of ISS common stock equal to or less than $36.40 and equal to or greater than the per share merger consideration of $28.00) and each non-employee stock option, whether or not vested, shall be canceled and each holder shall be entitled to receive an amount in cash equal to the product of (1) the number of shares of ISS common stock that are subject to such vested employee stock option or non-employee stock option immediately prior to the effective time and (2) the excess, if any, of the merger consideration of $28.00 per share over the exercise per share of such employee stock option or non-employee stock option. The payment shall be payable at or as soon as practicable following the effective time of the merger.

Subject to offer letters between IBM or ISS and certain individuals, including certain of ISS’ executive officers, each unvested employee stock option (regardless of exercise price) and each vested employee stock option with an exercise price per share of ISS common stock equal to or less than $36.40 per share and equal to or greater than the per share merger consideration of $28.00 shall be converted at the effective time into an option to acquire the number of shares of IBM common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of ISS common stock subject to such unvested or vested employee stock option immediately prior to the effective time by a fraction, the numerator of which is the per share merger consideration of $28.00 and the denominator of which is the average closing price per share of IBM common stock for the ten trading days immediately preceding the date on which the merger becomes effective, at an exercise price per share of IBM common stock (rounded up to the nearest whole cent) equal to the exercise price per share of ISS common stock otherwise purchasable pursuant to such unvested or vested employee stock option divided by the fraction described above.

Treatment of Restricted Stock and Restricted Stock Units (page 48)

Subject to offer letters between IBM or ISS and certain individuals, including certain of ISS’ executive officers, each employee restricted share outstanding at the effective time will be converted at the effective time into the right to receive an amount of cash equal to the merger consideration of $28.00, without interest and less any applicable withholding tax. In general, the right to receive cash will be payable at or as soon as practicable following the date that restrictions on the restricted share would have lapsed under the terms of the original grant, provided that, with respect to each employee restricted share granted under ISS’ Restated 1995 Stock Incentive Plan whose holder does not consent to this treatment, the restrictions on such share will lapse at the effective time of the merger and the cash will be payable at or as soon as practicable following that time.

Subject to offer letters between IBM or ISS and certain of ISS’ executive officers, each employee restricted stock unit outstanding immediately prior to the effective time shall be converted into a restricted stock unit for IBM common stock, with the number of shares of IBM common stock determined by multiplying the number of shares of ISS common stock subject to the stock unit prior to the conversion by the conversion fraction described above.

Each non-employee restricted share and non-employee restricted stock unit outstanding at the effective time shall be canceled as of the effective time, and the holder shall be entitled to receive an amount of cash equal to the per share merger consideration of $28.00, which shall be payable to each holder at or as soon as practicable following the effective time of the merger.

Market Price and Dividend Data (page 11)

Our common stock is listed on The Nasdaq Global Select Market under the symbol “ISSX.”  On August 22, 2006, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $26.00 per share. On September 16, 2006, the last trading day prior to the date of this proxy statement, the closing price for our common stock was $27.63 per share.

Material Federal Income Tax Consequences of the Merger (page 43)

The receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of ISS common stock converted into cash in the merger. If the shares of ISS common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of ISS common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of ISS that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects of the merger to you.

Reasons for the Merger and Recommendation of the Board of Directors (page 25)

In the course of reaching its decision to approve the merger agreement and to recommend that ISS stockholders vote to adopt the merger agreement, our board of directors consulted with our senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•       our business, competitive position, strategy and prospects; the risk that we will not be able to successfully implement our strategy and achieve our prospects; the competitive position of current and likely competitors in the industry in which we compete; and current industry, economic, and market conditions;

•       the fact that our discussions with other potential acquirors did not result in an offer to acquire us;

•       the $28.00 per share to be paid as the consideration in the merger represents a meaningful premium to historical trading prices of ISS common stock;

•       the financial analyses reviewed with our board of directors by representatives of Credit Suisse on August 21, 2006, and the oral opinion of Credit Suisse rendered to our board of directors on August 22, 2006, which opinion was subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of the written opinion and based on and subject to the considerations described in the written opinion, the $28.00 per share in cash consideration to be received by the holders of ISS common stock in the merger was fair, from a financial point of view, to such stockholders;

•       current financial market conditions, historical market prices and volatility with respect to our common stock;

•       the value of the consideration to be received by our stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•       the fact that the merger is not subject to any financing condition;

•       the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives;

•       the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of, and our prior dealings with, IBM, as well as its reputation;

•       the fact that the provisions of the merger agreement were determined through arms’ length negotiations between us and our counsel, on the one hand, and IBM and its counsel, on the other hand; and

•       the terms and conditions of the merger agreement, including our ability, under certain circumstances, to furnish information to and engage in negotiations with a third party should we receive an acquisition proposal superior to IBM’s.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors including, among others, the following:

•       the fact that we will no longer exist as an independent public company and our stockholders will forego any future increase in our value that might result from our possible growth;

•       the risks and contingencies related to the announcement and pendency of the merger;

•       the conditions to IBM’s obligation to complete the merger and the right of IBM to terminate the merger agreement in certain circumstances;

•       the risks that the merger might not receive regulatory approvals and clearances necessary for its completion, or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•       the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to IBM a termination fee of $37 million if the merger agreement is terminated under certain circumstances;

•       the fact that the income to be realized by stockholders as a result of the merger generally will be taxable to our stockholders;

•       the interests that our directors and executive officers have or may have with respect to the merger, in addition to their interests as stockholders of ISS generally; and

•       the fact that, pursuant to the merger agreement, we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement.

The ISS board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, declared that it is in the best interest of ISS’ stockholders that ISS enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, determined that the merger is advisable and fair to ISS’ stockholders, and recommends that ISS’ stockholders vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Our Financial Advisor (page 27 and Annex B)

Credit Suisse delivered its oral opinion to our board of directors on August 22, 2006, which opinion was subsequently confirmed by a written opinion to the effect that, as of the date of the written opinion, and based upon and subject to the considerations described in the written opinion, the $28.00 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of our common stock.

The full text of the written opinion of Credit Suisse which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. You should read the opinion in its entirety. Credit Suisse provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Credit Suisse opinion is not a recommendation as to how any holder of our common stock should vote or act with respect to the transaction or any other matter.

The Special Meeting of ISS’ Stockholders (page 12)

Date, Time, Place.   A special meeting of our stockholders will be held on October 16, 2006, at ISS’ corporate headquarters located at 6303 Barfield Road, Atlanta, Georgia 30328, at 10:00 a.m., local time, to:

•       consider and vote upon a proposal to adopt the merger agreement,

•       consider and vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the foregoing proposal, and

•       transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date and Voting Power.   You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 1, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There were 44,268,010 shares of our common stock entitled to be voted at the special meeting as of the record date. As of August 18, 2006, our directors and executive officers beneficially owned approximately 19.4% of the shares entitled to vote at the special meeting (which includes stock options that may be exercised within 60 days of August 18, 2006) and may have interests that are different from or in addition to yours.

Required Vote.   The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock that are present, in person or by proxy, at the special meeting, provided a quorum is present in person or by proxy at the special meeting.

Interests of ISS Directors and Executive Officers in the Merger (page 32)

In considering the recommendation of the ISS board of directors with respect to the merger agreement, ISS stockholders should be aware that ISS’ directors and executive officers have interests in the merger, and have arrangements that are different from, or in addition to, those of ISS’ stockholders generally. These interests could create potential conflicts of interest. These interests relate to or arise from:

•       offer letters between IBM or ISS and certain of our executive officers detailing employment arrangements between IBM or ISS and such executives following completion of the merger which provide for, among other things, milestone achievement or transitional bonuses and acceleration of vesting of ISS equity incentives;

•       restrictive covenants between IBM and certain executive officers of ISS;

•       existing retention agreements between ISS and certain of ISS’ executive officers and an existing severance policy applicable to certain of ISS’ executive officers which provide for severance benefits if the executive’s employment is terminated under certain circumstances following a change in control of ISS, such as the merger;

•       acceleration of vesting of outstanding ISS equity incentive awards held by executive officers if the executive’s employment is terminated under certain circumstances following a change in control of ISS, such as the merger;

•       the cash-out of certain vested stock options held by executive officers;

•       the cash-out of all equity incentives held by our non-employee directors, regardless of whether such incentives are vested;

•       the conversion of certain equity incentives held by executive officers into comparable IBM stock incentives or rights to receive cash payments over time;

•       indemnification and liability exculpation provisions in the merger agreement in favor of ISS directors and officers; and

•       the purchase by IBM of a six-year “tail” directors’ and officers’ liability insurance policy to cover ISS’ directors and officers.

Conditions to Completion of the Merger (page 56)

The completion of the merger is subject to a number of mutual conditions, including:

•       approval by our stockholders of the proposal to adopt the merger agreement;

•       expiration of statutory waiting periods and receipt of government approvals under applicable antitrust or similar laws; and

•       the absence of orders, injunctions, judgments, or other legal restraints preventing completion of the merger.

IBM’s and Aegis’ obligations to complete the merger are subject to the following additional conditions:

•       the accuracy of our representations and warranties and performance, in all material respects, by us of our obligations under the merger agreement;

•       the absence of any material adverse effect with respect to us;

•       our delivery to IBM at closing of a certificate with respect to the accuracy of our representations and warranties, the performance of our obligations under the merger agreement and the absence of any material adverse effect with respect to us;

•       the absence of any pending claim, suit, action, or proceeding brought or threatened by a third party that has a reasonable likelihood of success or by any governmental entity challenging or seeking to restrain or prohibit the consummation of the merger, limit the ownership, control or business of ISS or IBM, or to obtain material damages from IBM or its subsidiaries; and

•       the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction that is reasonably likely to result, directly or indirectly, in any of the effects described in the immediate preceding condition.

Our obligation to complete the merger is subject to the following additional conditions:

•       the accuracy of IBM’s and Aegis’ representations and warranties and performance, in all material respects, by IBM and Aegis of their respective obligations under the merger agreement; and

•       IBM’s delivery to us at closing of a certificate with respect to the accuracy of its and Aegis’ representations and warranties and the performance of its and Aegis’ obligations under the merger agreement.

Termination of the Merger Agreement (page 57)

ISS and IBM may terminate the merger agreement by mutual written consent at any time. Either ISS or IBM also may terminate the merger agreement if:

•       the merger has not been completed by February 15, 2007;

•       an order, injunction, judgment, or other legal restraint having the effect of preventing the closing of the merger is in effect and has become final and nonappealable;

•       our stockholders do not approve the proposal to adopt the merger agreement at the special meeting; or

•       it is not in material breach of its obligations under the merger agreement and the other party has breached any of its representations and warranties or failed to perform any of its covenants or other agreements in the merger agreement such that the closing conditions would not be satisfied and such breach is not capable of being cured before February 15, 2007, or, if capable of being cured, the breaching party does not commence to cure such breach within ten business days after notice thereof.

Additionally, IBM may terminate the merger agreement if our board of directors:

•       withdraws or modifies, in a manner adverse to IBM or Aegis, or proposes to withdraw or modify, its recommendation or declaration of advisability of the merger agreement or the merger;

•       recommends, or proposes to recommend, to our stockholders the approval or adoption of any alternative takeover proposal; or

•       notifies IBM in writing that it is prepared to take any of the preceding actions.

Termination Fees and Expenses (page 58)

The merger agreement provides that, in general, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger agreement and the merger will be borne by the party incurring such fees and expenses.

The merger agreement provides that we will pay IBM a termination fee of $37 million if the merger agreement is terminated in certain circumstances that are described more fully beginning on page 58 of this proxy statement, including if:

•       the merger agreement is terminated by us or IBM because our stockholders do not adopt the merger agreement or the merger is not consummated by February 15, 2007, and:

•        at or prior to the date of termination, a takeover proposal meeting certain requirements set forth in the merger agreement has been publicly announced or made directly to our stockholders; and

•        we or any of our subsidiaries enters into an agreement with respect to, or consummates, a business combination that meets certain qualifications set forth in the merger agreement within 12 months after the date of termination; or

•       the merger agreement is terminated by IBM because our board of directors withdraws or modifies, in a manner adverse to IBM or Aegis, its recommendation or declaration of advisability of the merger agreement or the merger, recommends, or proposes to recommend, to our stockholders the approval or adoption of any alternative takeover proposal or notifies IBM in writing that it is prepared to take any of these actions.

The effect of this termination fee could be to discourage other companies from seeking to acquire or merge with us prior to completion of the merger, and could cause us to reject any acquisition proposal from a third party that does not take into account the termination fee.

No Other Negotiations (page 54)

We have agreed that we and our subsidiaries will not, and will not permit or authorize our respective officers, directors, employees, advisors, or representatives to, directly or indirectly:

•       solicit, initiate or knowingly encourage, or take any other action knowingly to assist or facilitate, any takeover proposal or the making of any inquiry or proposal that is reasonably likely to lead to a takeover proposal; or

•       enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any takeover proposal.

However, prior to obtaining stockholder approval of the merger agreement, our board of directors may furnish information, subject to a confidentiality agreement, and participate in discussions or negotiations in response to a bona fide written unsolicited takeover proposal, but only if our board of directors determines in good faith that the takeover proposal constitutes or is reasonably likely to lead to a “superior proposal.”  We have agreed to notify IBM if we receive any takeover proposal, request for information, or inquiry regarding a takeover proposal, and have agreed to keep IBM informed of the status of any such takeover proposal, request or inquiry.

Regulatory Approvals (page 45)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder, which we refer to as the “HSR Act,” prohibit us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting periods have terminated. The merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. We have filed or will file the appropriate notifications in each such jurisdiction and pursue the approval of the merger.

Appraisal Rights (page 41 and Annex C)

Our stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock as determined by the Delaware Court of Chancery in a judicial appraisal proceeding. The fair value of shares of our common stock, as so determined, may be more or less than the merger consideration to be paid to non-dissenting ISS stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. ISS stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 21E of the Exchange Act, that are based on our current expectations, assumptions, beliefs, estimates, and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “would,” “may,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner if at all, the risk that the merger agreement may be terminated in circumstances which require our payment to IBM of a termination fee of $37 million, risks regarding a loss of or substantial decrease in purchases by our major customers, risks regarding employee retention, and other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release publicly any revisions of these forward-looking statements to reflect future events or circumstances except as we are required to do so by law.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on The Nasdaq Global Select Market under the symbol “ISSX.”  This table shows, for the periods indicated, the range of low and high per share sales prices for our common stock as reported on The Nasdaq Global Select Market.

	ISS Common Stock Closing Price
	Low	High
Year ended December 31, 2004:
First Quarter	$15.65	$21.21
Second Quarter	12.98	19.25
Third Quarter	12.60	17.25
Fourth Quarter	16.86	25.76
Year ended December 31, 2005:
First Quarter	$17.57	$23.49
Second Quarter	16.44	23.43
Third Quarter	19.88	25.20
Fourth Quarter	20.66	25.40
Year ended December 31, 2006:
First Quarter	$20.30	$25.58
Second Quarter	18.21	24.12
Third Quarter (through September 16, 2006)	17.44	27.90

The following table sets forth the closing per share sales price of our common stock, as reported on The Nasdaq Global Select Market on August 22, 2006, the last full trading day before the public announcement of the merger, and on September 16, 2006, the latest trading day before the printing of this proxy statement:

ISS Common Stock Closing Price
August 22, 2006	$26.00
September 16, 2006	27.63

Following the merger there will be no further market for our common stock and our stock will be de-listed from The Nasdaq Global Select Market and deregistered under the Exchange Act.

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business.

THE SPECIAL MEETING

General

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be used at the special meeting of stockholders to be held at our offices located at 6303 Barfield Road, Atlanta, Georgia 30328, on October 16, 2006 at 10:00 a.m., local time, and at any adjournment or postponement of that meeting. This proxy statement and the enclosed form of proxy are being sent to our stockholders on or about September 20, 2006.

Purpose of Special Meeting

At the special meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:

•       the adoption of the Agreement and Plan of Merger, dated August 23, 2006, by and among ISS, IBM and Aegis;

•       the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•       the transaction of any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The only matters expected to be presented at the special meeting are the matters outlined above. If any other matters properly come before the special meeting, the persons named in the enclosed proxy card will vote the shares represented by all properly executed proxies on such matters in accordance with their discretion.

A copy of the merger agreement is attached to this proxy statement as Annex A. You should review the merger agreement and this proxy statement carefully and in their entirety before deciding how to vote.

Recommendation of the Board of Directors

For the reasons set forth in this proxy statement, the ISS board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, declared that it is in the best interest of ISS’ stockholders that ISS enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, determined that the merger is advisable and fair to ISS’ stockholders, and recommends that ISS’ stockholders vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date; Stock Entitled to Vote

Our board of directors has established the close of business on September 1, 2006 as the record date for the special meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of the close of business on the record date, there were 44,268,010 shares of our common stock outstanding and entitled to vote, which were held by 330 holders of record. These numbers do not reflect outstanding stock options or restricted stock units, which are not entitled to vote at the special meeting.

Quorum

A quorum of stockholders is necessary to hold the special meeting. The presence in person or representation by proxy at any meeting of our stockholders of a majority of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum. You will be deemed to be present if you attend the meeting or if you submit a proxy card that is received at or prior to the meeting and not timely revoked.

Abstentions and broker non-votes, which are discussed below, are counted for purposes of determining whether a quorum is present at a special meeting. Shares held by us in our treasury do not count toward a quorum.

If a quorum is not present, the special meeting may be postponed or adjourned to solicit additional proxies, without notice other than announcement at the special meeting (unless otherwise required by our bylaws or law), until a quorum is present or represented. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting. Because the vote on the proposal to adopt the merger agreement is based on the total number of shares outstanding, rather than the number of actual votes cast, your failure to vote, or your decision to abstain from voting, on this proposal will have the same effect as a vote against the proposal. Similarly, a broker non-vote, which occurs when a broker does not have discretionary voting authority to vote on a proposal and has not received instructions from the beneficial owner of the shares as to how to vote on the proposal, will also have the same effect as a vote against the proposal. Brokers and other nominees will not have discretionary authority on the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the shares voted on such proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting.

Shares Owned by Our Directors and Executive Officers

As of August 18, 2006, our directors and executive officers beneficially owned 9,178,487 shares of our common stock, which represented approximately 19.4% of the shares of our common stock outstanding on that date. These figures include stock options that may be exercised within 60 days of August 18, 2006.

Voting; Proxies

If your shares of our common stock are registered in your name, you can vote those shares using one of the following methods:

•       complete and return the enclosed proxy card;

•       vote through the Internet at the website shown on the enclosed proxy card;

•       vote by telephone using the toll-free number shown on the enclosed proxy card; or

•       vote in person at the special meeting.

Voting by Proxy.   All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Although it is not currently expected, if the proposal to adjourn the special meeting to solicit additional proxies is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement. Other than for the purposes of adjournment to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

Any adjournment may be made without notice (if the adjournment is for not more than sixty days from the record date), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Voting by Internet or Telephone.   Internet and telephone voting are available 24 hours a day, and if you use one of these methods, you do not need to return a proxy card. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern time, on October 15, 2006. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy over the Internet or telephone.

Voting in Person.   If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Shares Held in Street Name.   If your shares are held in a stock brokerage account or by a bank or other nominee, then your broker or nominee has enclosed a voting instruction card for you to use to indicate your voting preference. It may provide that you can deliver your instructions by telephone or via the Internet. While you are welcome to attend the meeting, you are not the record holder, and you would not be permitted to vote unless you obtain a signed proxy from your nominee who is the holder of record.

Whether or not you expect to attend the meeting, please complete, date, sign, and promptly return the accompanying proxy (or vote via the Internet or telephone or follow the instructions given to you by your broker or nominee) so that your shares may be represented at the meeting.

Revocation of Proxies

You may change your vote at any time before your proxy card is voted at the special meeting by:

•       completing, executing and delivering a written notice of revocation to the Corporate Secretary, Internet Security Systems, Inc., 6303 Barfield Road, Atlanta, Georgia 30328;

•       completing, executing and delivering to the Secretary of ISS a new, later-dated proxy card for the same shares; or

•       attending the meeting and voting in person.

If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit a new, later-dated proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Eastern Time, on October 15, 2006.

Attendance at the special meeting alone will not constitute a revocation of a proxy absent compliance with one of the foregoing methods of revocation. If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions given to you by the broker or nominee to change your voting instructions.

Solicitation of Proxies

We will bear the cost of this proxy solicitation. Our directors, officers and other employees may, without compensation other than reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We may reimburse brokers, fiduciaries, custodians, and other nominees for out-of-pocket expenses incurred in assisting in the distribution of our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

We have retained Georgeson, Inc. to assist in distributing the proxy materials to brokerage houses and other nominees and fiduciaries, and to assist in solicitation of proxies by contacting record and beneficial owners of our common stock, for a fee not to exceed $11,000, plus expenses and certain per-call telephone charges. Georgeson may be contacted as set forth below under “—Assistance.”

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to ISS’ Investor Relations, which may be contacted as set forth below under “—Assistance.”

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any ISS stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our corporate offices located at 6303 Barfield Road, Atlanta, Georgia 30328.

Other Business

We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

ISS Stockholder Account Maintenance

Our transfer agent is Computershare. All communications concerning accounts of our stockholders of record, including address changes, name changes, inquiries as to requirements to transfer common stock, and similar issues may be handled by calling Computershare Customer Service, toll-free, at 1 (800) 568-3476 or by writing to:

Computershare

P. O. Box 43078

Providence, RI  02940-3078

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Internet Security Systems, Inc.

Attn: Investor Relations

6303 Barfield Road

Atlanta, Georgia 30328

(404) 236-4053

or

17 State Street, 10th Floor

New York, New York 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free:  1 (866) 857-9386

THE COMPANIES

Internet Security Systems, Inc.

ISS is a trusted security expert to global enterprises and world governments, providing software, appliances and services that protect IT infrastructure against Internet threats. A leader in security since 1994, ISS delivers proven cost efficiencies and reduces regulatory and business risk across the enterprise for customers worldwide. ISS products and services are based on the proactive security intelligence conducted by its research and development team. With headquarters in Atlanta, Georgia, ISS operates throughout the Americas, Asia, Australia, Europe, and the Middle East. ISS is publicly traded on The Nasdaq Global Market under the symbol “ISSX.”

We focus on providing enterprise-wide preemptive protection of networks and computers. We provide such protection through our comprehensive line of products and services which include a product family consisting of network and host intrusion prevention, network anomaly detection, integrated security appliances, desktop protection, and vulnerability assessment and protection; ISS’ SiteProtector centralized management system; and ISS’ Managed Security Services and Professional Security Services. The integrated security appliance includes, in addition to intrusion prevention, firewalls, virtual private network features, anti-virus protection, content filtering, e-mail security, and anti-spam technology.

This combination of products and services forms our Proventia Enterprise Security Platform (ESP), which contributes to business process optimization by maintaining a delicate balance between IT-performance, availability and risk—ultimately stopping cyber threats before they affect operations. Unlike traditional approaches to security, which focus on improving reaction times, Proventia ESP is designed to avoid security incidents by combining continuous vulnerability assessment and threat prevention with enterprise-wide information management and reporting capabilities. Our objective is to enable companies to shield security vulnerabilities across their entire IT infrastructure—before attacks are released.

ISS’ principal executive offices are located at 6303 Barfield Road, Atlanta, Georgia 30328, and its telephone number is (404) 236-2600. Additional information regarding ISS is contained in ISS’ filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

International Business Machines Corporation

IBM develops and manufactures advanced information technologies, including computer systems, software, networking systems, and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide.

IBM’s principal executive offices are located at New Orchard Road, Armonk, New York 10504, and its telephone number is (914) 499-1900. Additional information regarding IBM is contained in IBM’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Aegis Acquisition Corp.

Aegis is a wholly owned subsidiary of IBM. Aegis was organized solely for the purpose of entering into the merger agreement with ISS and completing the merger and has not conducted any business operations.

PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

THE MERGER

Background of the Merger

In the course of evaluating the direction of our business, our management and board of directors have periodically considered various strategic alternatives to enhance our market and customer opportunities, including possible acquisitions of complementary businesses, commercial alliance arrangements and strategic combinations with other companies. During the relevant time periods discussed below, the board of directors consisted of five independent, non-employee directors, and two employee directors—Messrs. Thomas E. Noonan, President, Chief Executive Officer and Chairman of the Board of ISS, and Christopher W. Klaus, Founder, Chief Security Advisor and Secretary of ISS.

IBM has been an ISS customer and sales channel partner since 1999.

On February 9, 2006, Mr. Noonan was contacted by Ms. Julie Donahue, Vice President, Security and Privacy, IBM Global Technology Services, requesting time to speak about the data and internet security industry. A teleconference between Mr. Noonan and Ms. Donahue followed on February 17, 2006 during which they discussed the data and internet security industry in general and how ISS and IBM might build upon their existing commercial relationship. On March 1, 2006, an initial meeting was held among ISS management and management of IBM’s Global Technology Services to discuss the status of the parties’ relationship and an agenda for further discussion of broadening the relationship.

From March 1 to March 20, representatives of ISS and IBM had various discussions regarding broadening their existing commercial relationship. Ms. Donahue and other IBM representatives met with ISS representatives, including Mr. Noonan, at ISS’ headquarters on March 27 and 28, 2006 to discuss broadening the two companies’ relationship. On April 6, 2006, IBM and ISS entered into a confidentiality agreement to facilitate the sharing of information in furtherance of those discussions.

A regular meeting of ISS’ board of directors was held on April 10, 2006. During the meeting, the participants noted that the conversations with IBM about broadening ISS’ and IBM’s commercial relationship could lead to a strategic transaction, including an acquisition of ISS by IBM, but no consensus regarding the desirability of such a possibility was reached.

On April 17, 2006, Ms. Val Rahmani, IBM General Manager, Infrastructure Management Services, Global Technology Services, and Ms. Donahue met with Mr. Noonan in Atlanta. During the meeting, the parties discussed broadening the companies’ relationship. Ms. Rahmani also indicated that IBM was formulating its strategy and reviewing alternatives, including a strategic partnership with, or acquisition of, ISS.

Mr.  Noonan met with Mr. Michael E. Daniels, Senior Vice President of IBM Global Technology Services, in Salem, New York on April 24, 2006 to discuss generally a broader alliance between ISS and IBM, including its potential scope and nature. Additional telephone conferences between Mr. Noonan and IBM representatives on this subject were held on April 28, May 1 and May 9, 2006.

On May 16, 2006, Mr. Noonan discussed with Mr. David N. Strohm, ISS’ independent lead director, the expectation that IBM might approach ISS to acquire the company. They discussed process and obligations in the event of such an occurrence. Mr. Noonan obtained advice from Mr. Sean Bowen, Vice President and General Counsel of ISS, and from  the law firm of Weil, Gotshal & Manges LLP regarding process and obligations of the board of directors in such circumstances. Mr. Noonan regularly consulted with Mr. Strohm during the following weeks regarding the nature and status of discussions with IBM.

Mr.  Noonan and other representatives of ISS held various teleconferences and meetings with IBM representatives from May 20 through June 13, 2006 to discuss the potential commercial alliance of the two companies. Meetings were held both in Atlanta, Georgia and Washington, D.C.

On June 15, 2006, Mr. David Garfinkel, Director, Corporate Development of IBM, spoke with Mr. Noonan and informed him of IBM’s interest in considering an acquisition of ISS.

Mr.  Noonan and other ISS executives met with Ms. Donahue, Mr. Garfinkel and other IBM representatives in Armonk, New York on June 16, 2006. During the meeting, IBM outlined its interest in pursuing acquisition discussions, its acquisition philosophy and track record and a potential process and timeline for further discussions and due diligence.

The board of directors of ISS met on June 20, 2006. At the meeting, Mr. Noonan summarized his discussion with IBM representatives concerning IBM’s desire to explore an acquisition of ISS. The board discussed the desirability of retaining legal counsel and a financial advisor. The board also discussed retaining separate counsel to advise management with respect to their individual interests in any such transaction. The board decided to retain the law firm of Weil, Gotshal & Manges as legal counsel to ISS in respect of the potential transaction. The board discussed the desirability of forming a transaction committee to facilitate ISS’ responsiveness in the anticipated processes by providing ISS management with prompt access to board members for advice and guidance. Messrs. Strohm and Richard S. Bodman, both of whom are independent, non-employee directors, were nominated and appointed as the transaction committee.

On June 22, 2006, during a meeting in Washington, D.C., Mr. Garfinkel of IBM delivered a letter to Mr. Noonan proposing that IBM acquire ISS for a price in the range of $24.00 to $26.00 per share of ISS common stock, payable in cash, and subject to satisfactory completion of a due diligence investigation, the requisite IBM approvals and other conditions. The closing price of ISS common stock on June 22, 2006 was $18.54.

The board of directors met on June 24, 2006 to discuss the conditional acquisition proposal received from IBM. Messrs. Noonan and Raghavan Rajaji, Chief Financial Officer and Senior Vice President of Administration of ISS, summarized and provided an analysis of the proposal. Mr. Noonan then described the meetings he had with representatives of IBM and outlined options for proceeding. Prior IBM acquisitions were discussed. The board discussed the proposal from IBM, and, based on their discussions and the analysis presented by Messrs. Noonan and Rajaji, determined that the price range proposed by IBM was not acceptable to the board. The board determined that the company should continue discussions with IBM and asked Mr. Noonan to communicate to IBM that the board did not consider the price range proposed by IBM to be acceptable. During the meeting, Weil, Gotshal & Manges advised the board regarding their fiduciary duties in light of the IBM proposal.

On June 25, 2006, the transaction committee met to discuss the merits and timing of the IBM proposal, including management’s views, and procedural issues. Means for testing price, engaging a financial advisor and the agenda for the next board meeting were also discussed.

Directly following the transaction committee meeting, the full board convened. Mr. Strohm outlined the items the board needed to address, including determining an appropriate valuation for ISS and engaging a financial advisor. Weil, Gotshal & Manges advised the board further on its fiduciary duties. The board discussed the desirability of approaching other potential acquirors in order to obtain the best price available for ISS stockholders, in the event the board should determine that selling the company was in the best interests of the stockholders. Mr. Noonan identified other potential acquirors and conveyed his thoughts as to the companies among the group of potential acquirors most likely to be interested in a transaction. One of the potential acquirors had engaged in preliminary discussions with ISS regarding an acquisition of ISS beginning in January 2006, but was not prepared at that time to engage in specific negotiations and deferred further consideration. Mr. Noonan then discussed with the board risks attendant to the company’s ongoing plans for operating independently and market conditions. Industry risks were also discussed. The board resolved to engage a financial advisor to assist them with considering the strategic alternatives available to the company in light of IBM’s conditional proposal and valuing ISS, and asked Mr. Noonan to reiterate to IBM the board’s view that the price range of their proposal was not acceptable to the board, and inform them that the company was engaging a financial advisor to assist it.

The board then discussed various investment banking firms to select as a financial advisor. Mr. Noonan was authorized to make the choice from among the firms discussed, in consultation with the transaction committee. Mr. Noonan then reviewed with the board the contemplated timing of continuing discussions with IBM.

Mr.  Noonan contacted Mr. Garfinkel on June 26, 2006 to inform him that IBM’s offer was not acceptable to the board and ISS would not be countersigning the letter Mr. Garfinkel had delivered to Mr. Noonan on June 22. They also discussed ISS’ process to select a financial advisor and IBM’s due diligence process, as well as how they might proceed to investigate whether a mutually acceptable price could be agreed upon.

On June 28 and 29, 2006, Messrs. Noonan, Rajaji and Bowen met with representatives of Credit Suisse and another investment banking firm to discuss their possible engagement as financial advisor to the company.

The transaction committee met on June 29, 2006. Mr. Noonan updated the committee regarding IBM’s proposal and his recent contacts with IBM. Mr. Noonan then reviewed with the committee management’s views about the financial advisors interviewed and their relative strengths. Following discussion, the committee authorized management to engage Credit Suisse as the company’s financial advisor. Discussion then turned to matters related to valuing the company, engaging in discussions with other potential acquirors and obtaining the best price for the stockholders if a transaction were to occur. Weil, Gotshal & Manges advised the committee on its fiduciary obligations in this regard.

Credit Suisse was retained as financial advisor to ISS on June 30, 2006. Mr. Noonan contacted Mr. Garfinkel to advise of the selection of Credit Suisse as ISS’ financial advisor. A representative of Credit Suisse subsequently contacted Mr. Garfinkel to introduce Credit Suisse as the company’s financial advisor and to discuss a process for going forward.

On July 2, 2006, the transaction committee met with representatives of Credit Suisse. Credit Suisse’s representatives reviewed with the committee their initial analysis of the company and its industry generally, their initial discussions with IBM representatives and their initial view of other possible acquirors. Mr. Strohm then began a discussion regarding the process to be followed, timeline and recommended approach with IBM. Mr. Strohm also expressed the board’s desire to pursue a strategy to obtain the best price for stockholders, if a transaction were to occur. Weil, Gotshal & Manges further advised the committee on fiduciary matters. A going forward process was discussed with representatives of Credit Suisse.

Mr.  Rajaji, along with representatives of Credit Suisse, held a call on July 5, 2006 with IBM representatives, including Mr. Garfinkel and IBM’s financial advisor, regarding the due diligence process. Mr. Noonan also spoke with Ms. Donahue on July 5 to prepare for a meeting the following day with Mr. Daniels.

Messrs. Noonan and Daniels met on July 6, 2006 to discuss ISS’ strategy and culture and IBM’s plans for its network security business.

On July 6, 2006, the transaction committee met. Representatives of Credit Suisse reviewed their valuation analysis of ISS and related financial matters. Weil, Gotshal & Manges further advised the committee on its fiduciary duties. The committee discussed, among other matters, potential acquirors and the desirability of engaging in a “market check”—that is, a solicitation of interest from other potential acquirors.

The full board of directors convened following the transaction committee meeting. The board reviewed strategies for continuing discussions with IBM and valuation matters. Discussion then turned to fiduciary obligations and the advisability and scope of a market check. Representatives of Credit Suisse reviewed with the board their preliminary valuation analysis of ISS and related financial matters previously reviewed with the transaction committee. The board discussed a recommended process, including conducting a market check with selected potential acquirors and developing a strategy for a counterproposal to IBM. Weil, Gotshal & Manges restated advice regarding fiduciary obligations previously given to the transaction committee. Following further discussion, Mr. Noonan and the transaction committee were authorized by the board to instruct Credit Suisse regarding a market check, IBM due diligence and additional valuation research.

The transaction committee then reconvened with Credit Suisse’s representatives. Mr. Strohm summarized to them the board’s instructions to authorize IBM’s due diligence investigation and a market check with selected potential acquirors.

Representatives of Credit Suisse proceeded to initiate contact with five other potentially interested parties that were considered to have the greatest likelihood of being interested in pursuing a transaction. Over the course of the next week, two of the parties contacted declined to pursue a transaction. Three of the other potential acquirors contacted by Credit Suisse expressed interest and due diligence meetings were scheduled between ISS management and such potential alternative acquirors, which meetings and other due diligence investigations were conducted periodically through August 5, 2006.

On July 11, 2006, IBM commenced its due diligence investigation of ISS, which continued periodically through August 22, 2006.

The transaction committee met on July 11, 2006, for a status update of ISS’ discussions with IBM and the inquiries being made by representatives of Credit Suisse to other potential acquirors.

On July 13, 2006, a potential acquiror contacted through the market check conducted by representatives of Credit Suisse—another large publicly traded technology company, referred to as potential acquiror #1—commenced a due diligence investigation of ISS. Prior to commencing such investigation, potential acquiror #1 executed a confidentiality agreement.

Also on July 13, the transaction committee met to discuss the status of IBM’s and potential acquiror #1’s due diligence investigations and progress with other potential acquirors. Messrs. Noonan and Rajaji highlighted conversations with representatives of IBM. Conversations between Mr. Noonan and representatives of potential acquiror #1 were also discussed. The committee reviewed strategies for the continuing discussions and timing matters. Mr. Noonan had a follow up call with the chief executive officer of potential acquiror #1 on July 14, 2006 to discuss a possible acquisition. Subsequently, on July 17, 2006, potential acquiror #1 indicated that it was not interested in pursuing a transaction.

During regular meetings of the board of directors held on July 16 and 17, 2006, ISS’ directors and management discussed the status of discussions with IBM and next steps, a process for obtaining the best price for stockholders in the event a transaction were to occur, a process for effectively discharging the board’s obligations, and the company’s prospects on a stand alone basis. The independent directors met in executive session with Weil, Gotshal & Manges, without ISS’ management present, to discuss these matters. Following the executive session, the board met with representatives of Credit Suisse to discuss the status of the market check, due diligence by other interested parties and valuation considerations. Continued discussions with IBM were approved by the board.

Also on July 17, 2006, another alternative potential acquiror contacted through the market check conducted by representatives of Credit Suisse—another large publicly traded technology company, referred to as potential acquiror #2—commenced a due diligence investigation of ISS. Prior to commencing such investigation, potential acquiror #2 executed a confidentiality agreement.

On July 20, 2006, another alternative potential acquiror contacted through the market check conducted by representatives of Credit Suisse—another  large publicly traded technology company, referred to as potential acquiror #3—commenced due diligence interviews with ISS management. Prior to commencing such investigation, potential acquiror #3 executed a confidentiality agreement. Potential acquiror #3 had held preliminary discussions with the company regarding an acquisition of ISS beginning in January 2006, but was not prepared at that time to engage in specific negotiations and deferred further consideration.

On July 20 and July 21, 2006, Mr. Noonan held teleconferences with Mr. Garfinkel and other representatives of IBM to review ISS’ stand alone prospects in order to develop support for a higher valuation of the company.

The board of directors met with management and its advisors on July 23, 2006 to discuss the status of negotiations, timing to conclude the process if a transaction were to occur and disclosure obligations.  Mr. Noonan also reviewed with the board his discussions with IBM and his efforts to increase their offer. An update of discussions with potential acquirors #2 and #3 was then given. Representatives of Credit Suisse then joined the meeting to provide further updates on discussions with potential acquirors #2 and #3.

Meetings of the transaction committee and the full board were convened on July 24, 2006 to provide a status update.

The transaction committee met again on July 26, 2006, at which time Mr. Noonan summarized recent conversations with representatives of IBM, and conveyed IBM’s expressed desire to continue due diligence. The scope of remaining due diligence to support a higher valuation was discussed. The participants also discussed continuing due diligence by potential acquiror #3, and discussed other potential acquirors.

Potential acquiror #2 informed the company that it was not interested in pursuing a transaction on July 26, 2006. Also on July 26, representatives of Credit Suisse discussed IBM’s remaining due diligence and timing for proposing a revised price with Mr. Garfinkel.

Mr. Noonan met in Atlanta with Mr. Garfinkel and other representatives of IBM on August 1, 2006 regarding continuing due diligence, retention of key managers and IBM’s valuation and timing for proposing a revised price. On August 2, 2006, key executive contract discussion points were reviewed with Mr. Noonan, other members of management, legal counsel for management, and legal counsel for the company.

On August 3, 2006, IBM legal counsel provided to ISS legal counsel a first draft of a proposed merger agreement.

On August 4, 2006, IBM verbally presented a revised conditional acquisition proposal, offering $26.75 per share. The closing price of ISS’ common stock on August 4, 2006 was $23.62. Also on August 4, potential acquiror #3 indicated to Mr. Noonan that it was not interested in pursuing a transaction, at which time there were no potential acquirors left in discussions with ISS, other than IBM.

On August 5, 2006, Mr. Noonan had a conversation with Ms. Rahmani. The transaction committee also met to review valuation information provided by IBM. The committee was also updated on discussions with IBM and on the withdrawal of potential acquiror #3, and was provided an overview of the merger agreement and other documentation furnished by IBM. Mr. Noonan provided highlights of the discussions with IBM, including the new share price being offered. The committee then discussed the valuation and price communicated to Mr. Noonan by IBM.

The full board convened after the transaction committee meeting, at which time Mr. Noonan related the recent developments with IBM and with potential acquiror #3. The board then discussed appropriate responses to encourage receipt of the best possible price for stockholders, in the event a transaction should occur. Share price expectations and the stand-alone value of the company were discussed, as well as ongoing operating risks and market risk in the event the board determined not to pursue a transaction at this time. Representatives of Credit Suisse reviewed the IBM proposal and comparative data from other transactions consummated by IBM.

The participants then discussed the probabilities of closing a transaction with IBM, and how to best communicate a counterproposal. The board continued discussing operating risk and market risks associated with the company continuing as an independent entity, the IBM proposed price and the counterproposal board members deemed appropriate, considering the IBM proposal, stand-alone value of the company and risks. The participants then discussed responding to IBM. Weil, Gotshal & Manges described the material terms of the draft merger agreement furnished by IBM. Mr. Strohm conveyed the board’s instructions to the representatives of Credit Suisse regarding a counterproposal to IBM.

From August 6 through August 14, 2006, Credit Suisse representatives continued to discuss and negotiate the merger consideration with IBM’s representatives. Mr. Noonan also continued to discuss this subject with Mr. Garfinkel, including daily calls on August 10 through 13, 2006.

On August 10, 2006, the transaction committee met. Representatives of Credit Suisse summarized, and the committee discussed, the recent negotiations with IBM regarding valuation and comparative data from transactions recently announced by IBM. The committee discussed obtaining the best price for stockholders and board expectations on price, if a transaction were to occur.

The transaction committee met again on August 11, 2006. Mr. Noonan summarized his conversations with IBM, including the difference in value proposed by IBM and sought by ISS and timing of a possible transaction. The committee discussed an appropriate response by Mr. Noonan, including an appropriate price counterproposal of $29.00 per share. Various issues arising in the merger agreement were also discussed.

Mr. Noonan and Mr. Garfinkel spoke on August 11, 2006, and Mr. Noonan communicated a counteroffer of $29.00 per share. The following day, August 12, 2006, Mr. Noonan and Mr. Garfinkel spoke again to continue negotiations on the merger consideration. Mr. Garfinkel proposed a price of $28.00 per share, and communicated that this was IBM’s best and final offer. The closing price of ISS common stock on August 11, 2006 was $25.58, which was the last trading day prior to IBM’s proposal. The transaction committee also met on August 12, 2006, at which time Mr. Noonan again summarized negotiations with IBM, including the conditions to IBM’s offer. The committee discussed an appropriate response by Mr. Noonan.

On August 13, Mr. Garfinkel reiterated that the maximum price per share IBM would pay was $28.00 and Mr. Noonan indicated that he would like to discuss the matter further with Mr. Daniels of IBM. Conditions to the offer were also discussed. The ISS board met on August 13 to consider IBM’s proposal and ISS’ reply, including consideration of advice from representatives of Credit Suisse and Weil, Gotshal & Manges.

On August 14, Messrs. Noonan and Daniels discussed valuation and Mr. Daniels reiterated that the maximum price IBM would pay was $28.00 per share and requested that Mr. Noonan present that price to ISS’ board. The terms and conditions of the merger agreement were also discussed generally. The transaction committee met with Mr. Noonan and the advisors later that day to review the discussions and consider a response.

Mr. Noonan separately called Messrs. Daniels and Garfinkel on August 15, 2006 to convey that the company would proceed with negotiating definitive terms of the merger agreement so that ISS’ board could consider IBM’s offer as a whole.

On August 15, 2006, ISS sent its revisions to the first draft of the merger agreement to IBM. On August 16, 2006, ISS sent its revisions to the first draft of the key manager offer letters and holder agreements to IBM. Negotiations on all agreements continued through August 22, 2006.

On August 21, 2006, ISS’ board of directors held a meeting to consider the proposed transaction with IBM. Prior to the meeting, the board of directors was provided with substantially final drafts of the merger agreement and a detailed summary of the agreements proposed to be entered into by ISS and IBM. At the meeting:

•       Mr. Noonan reviewed the history of the discussions between ISS and IBM, reviewed the history of the discussions between ISS and potential purchasers #1, #2 and #3 and reviewed the analysis of, and contacts that had been made with, other potential purchasers;

•       Weil, Gotshal & Manges reviewed with ISS’ board of directors their fiduciary duties when considering the proposed transaction;

•       The board of directors discussed and considered that certain members of management had interests in the transaction as a result of the proposed offer letters, holder agreements and other matters;

•       Mr. Noonan and other members of ISS management discussed the strategic alternatives available to ISS and its prospects on a stand-alone basis going forward;

•       Weil, Gotshal & Manges reviewed with the board the terms and conditions of the proposed merger agreement, and noted the items still under negotiation;

•       Counsel retained in respect of the arrangements with certain members of management reviewed with the board the terms and conditions of the offer letters and noted the items still under negotiation; and

•       representatives of Credit Suisse discussed certain financial analyses related to the proposed transaction.

The board met again on August 22, 2006, at which time Mr. Noonan updated the board on the status of the final negotiations, including final terms and conditions of the proposed offer letters and holder agreements with IBM. At that meeting, Weil, Gotshal & Manges updated the board regarding the negotiated terms of the merger agreement, and Credit Suisse delivered its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion to the effect that, as of the date of the written opinion and based on and subject to the considerations described in the written opinion, the consideration to be received by holders of ISS common stock pursuant to the proposed transaction was fair, from a financial point of view, to such holders. See “—Opinion of ISS’ Financial Advisor.”

After discussions with management of ISS and its financial and legal advisors, the ISS board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, declared that it is in the best interest of ISS’ stockholders that ISS enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, determined that the merger is advisable and fair to ISS’ stockholders, and recommended that ISS’ stockholders vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

The merger agreement was executed by the parties early in the morning on August 23, 2006, concurrently with the execution by certain of ISS’ executive officers of the offer letters and holder agreements.

On August 23, 2006, before the opening of the U.S. stock markets, ISS and IBM issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Board of Directors

In the course of reaching its decision to approve the merger agreement and to recommend that ISS stockholders vote to adopt the merger agreement, our board of directors consulted with our senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•       the business, competitive position, strategy, and prospects of ISS; the risk that we will not be able to  successfully implement our strategy and achieve our prospects; the competitive position of current and likely competitors in the industry in which we compete; and current industry, economic and market conditions, including the trends of maturation of the data and internet security industry, consolidation in the industry and increasing competition from larger competitors such as network operating system vendors;

•       the fact that our discussions with other potential acquirors did not result in an offer to acquire us;

•       the $28.00 per share to be paid as the consideration in the merger represents a meaningful premium over historical trading prices of ISS’ common stock—in this regard, the $28.00 per share merger consideration represents an 8% premium over $26.00, the closing price of ISS’ common stock on August 22, 2006, the trading day prior to the public announcement of the merger; a 55% premium over $18.12, the closing price on July 7, 2006, the trading day prior to the emergence of market rumors concerning a possible acquisition of ISS; a 32% premium over $21.22, the average of the closing prices of ISS’ common stock for the three months ending August 22, 2006; and a 25% premium over $22.43, the average of the closing prices of ISS’ common stock for the twelve months ending August 22, 2006;

•       the financial analyses reviewed with our board of directors by representatives of Credit Suisse on August 21, 2006 and the oral opinion of Credit Suisse rendered to our board of directors on August 22, 2006, which opinion was subsequently confirmed by delivery of a written opinion to the effect that, as of the date of the written opinion and based upon and subject to the considerations described in the written opinion, the $28.00 per share in cash consideration to be received by the holders of ISS common stock in the merger was fair, from a financial point of view, to such stockholders; a copy of the full text of the Credit Suisse opinion is attached to this proxy statement as Annex B; you are urged to read the opinion carefully and in its entirety for a description of, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Credit Suisse in rendering its opinion;

•       current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $28.00 per share to be paid as consideration pursuant to the merger;

•       the value of the consideration to be received by our stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•       the fact that the merger is not subject to any financing condition;

•       the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives and our board of directors’ assessment that none of these alternatives were reasonably likely to present superior opportunities for ISS or to create greater value for our stockholders taking into account risks of execution as well as business, competitive, industry, and market risks, than the merger;

•       the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of, and our prior dealings with, IBM, as well as its reputation;

•       the fact that the provisions of the merger agreement were determined through arms’ length negotiations between us and our counsel, on the one hand, and IBM and its counsel, on the other hand; and

•       the terms and conditions of the merger agreement, including our ability, under certain circumstances, to furnish information to and engage in negotiations with a third party should we receive an acquisition proposal superior to IBM’s.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•       the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our possible growth;

•       the risks and contingencies related to the announcement and pendency of the merger, including the effect of the merger on our customers, employees, suppliers, and our relationships with other third parties, including the potential negative reaction of these parties to the fact that we would be acquired by IBM;

•       the conditions to IBM’s obligation to complete the merger and the right of IBM to terminate the merger agreement in certain circumstances, including for certain breaches by us of our representations, warranties, covenants, and agreements in the merger agreement;

•       the risk that the merger might not receive regulatory approvals and clearances necessary to complete the merger or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•       the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to IBM a termination fee of $37 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•       the fact that the income realized by stockholders as a result of the merger generally will be taxable to our stockholders;

•       the interests that our directors and executive officers have or may have with respect to the merger, in addition to their interests as stockholders of ISS generally, as described in “The Merger—Interests of ISS Directors and Executive Officers in the Merger;” and

•       the fact that, pursuant to the merger agreement, we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or preclude actions that would be advisable if we were to remain an independent company.

The foregoing discussion of the factors considered by ISS’ board of directors is not intended to be exhaustive, but rather includes material factors that the ISS board considered in approving and recommending the merger and related proposals. In view of the wide variety of factors considered by ISS’ board in connection with its evaluation of these transactions and the complexity of these factors, ISS’ board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors it considered in reaching its determination. The ISS board considered all these factors as a whole, and determined that the transaction was in the best interests of ISS and its stockholders. In considering the factors described above, individual directors may have assigned different weights to different factors.

It should be noted that portions of the explanation of the ISS board of directors’ reasoning and other information presented in this section are forward-looking in nature and, therefore, should be read along with the factors discussed under the caption “Forward-Looking Information” on page 10 of this proxy statement.

For the reasons set forth above, the ISS board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, declared that it is in the best interest of ISS’ stockholders that ISS enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, determined that the merger is advisable and fair to ISS’ stockholders, and recommended that ISS’ stockholders vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of ISS’ Financial Advisor

We retained Credit Suisse to act as our exclusive financial advisor in connection with the proposed merger. In connection with Credit Suisse’s engagement, we requested that Credit Suisse evaluate the fairness, from a financial point of view, to the holders of our common stock of the merger consideration to be received by the holders of our common stock in the merger. On August 21, 2006, during a meeting of our board of directors, Credit Suisse reviewed with our board of directors certain financial analyses, as described below. On August 22, 2006, our board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting of our board of directors, Credit Suisse rendered its oral opinion to our board of directors, which opinion was subsequently confirmed by delivery of a written opinion to the effect that, as of the date of the written opinion and based on and subject to the considerations described in the written opinion, the merger consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to holders of our common stock.

The full text of the Credit Suisse opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered, and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety. Holders of our common stock are urged to, and should, read this opinion carefully and in its entirety. The Credit Suisse opinion addresses only the fairness, from a financial point of view, to the holders of our common stock of the merger consideration to be received by the holders of our common stock in the merger as of the date of the Credit Suisse opinion. The Credit Suisse opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any other matter relating to the merger. The summary of the Credit Suisse opinion in this proxy statement is qualified in its entirety by reference to the full text of the Credit Suisse opinion.

In connection with its opinion, Credit Suisse, among other things,

•       reviewed the merger agreement and certain related documents;

•       reviewed certain publicly available business and financial information relating to ISS;

•       reviewed certain other information relating to ISS, including financial forecasts, provided to or discussed with Credit Suisse by the management of ISS, and met with the management of ISS to discuss the business and prospects of ISS;

•       considered certain financial and stock market data of ISS, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of ISS;

•       considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•       considered such other information, financial studies, analyses, and investigations, and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for ISS that Credit Suisse reviewed, the management of ISS advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of ISS’ management as to the future financial performance of ISS. Credit Suisse also assumed, with our consent, that in the course of obtaining any necessary regulatory or third party approvals and consents for the merger, no modification, delay, limitation, restriction, or condition would be imposed that would have an adverse effect on ISS or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement therein.

In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ISS and Credit Suisse was not furnished with any such evaluations or appraisals. The Credit Suisse opinion addressed only the fairness, from a financial point of view, to the holders of our common stock of the merger consideration to be received by such stockholders in the merger, and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The Credit Suisse opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and upon financial, economic, market, and other conditions as they existed and could be evaluated on the date of its opinion. The Credit Suisse opinion did not address the relative merits of the merger as compared to other business strategies that might be available to ISS, nor did it address the underlying business decision of ISS to proceed with the merger.

In preparing its opinion for delivery to our board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond our control. No company, transaction or business used by Credit Suisse in its analyses as a comparison is identical to ISS or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses performed by Credit Suisse and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses performed by Credit Suisse are inherently subject to substantial uncertainty.

The opinion of Credit Suisse and its financial analyses were only one of many factors considered by our board in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by Credit Suisse in connection with the preparation of its opinion and reviewed with our board of directors at a meeting of our board of directors on August 21, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Credit Suisse, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Credit Suisse.

Selected Companies Analysis

Credit Suisse compared certain financial data of ISS with publicly available information of the following selected publicly-held companies:

Diversified Security Solutions	Identity and Access Management	Threat Management
Cisco Systems, Inc.	Verisign, Inc.	Check Point Software Technologies Ltd.
Symantec Corporation	RSA Security Inc.	SonicWALL, Inc.
CA, Inc.	SafeNet, Inc.	Secure Computing Corporation
Juniper Networks, Inc.	VASCO Data Security International, Inc.	WatchGuard Technologies, Inc.
ActivIdentity Corporation
Entrust, Inc.

Secure Content Management	Subscription Revenue Model	Technology Leaders with Security Interests
Trend Micro Incorporated	salesforce.com, inc.	Microsoft Corporation
McAfee, Inc.	Websense, Inc.	International Business Machines Corporation
Websense, Inc.	The Ultimate Software Group, Inc.	Hewlett-Packard Company
SurfControl plc	Concur Technologies, Inc.	Oracle Corporation
Aladdin Knowledge Systems Ltd.	RightNow Technologies, Inc.	EMC Corporation
Blue Coat Systems, Inc.	WebSideStory, Inc.	Sun Microsystems, Inc.
Tumbleweed Communications Corp.	Taleo Corporation	Citrix Systems, Inc.
	LivePerson, Inc.	BMC Software, Inc.
Kintera, Inc.

Such information included, among other things, observed trading multiples of (i) fully-diluted aggregate value (calculated as fully-diluted equity value plus net debt (including minority interests)) as a multiple of estimated earnings before interest, taxes, depreciation, and amortization (EBITDA) for calendar years 2006 and 2007 and (ii) price per share as a multiple of estimated earnings per share for calendar years 2006 and 2007. Financial data for the selected publicly held companies was based on publicly available information and research analyst estimates. All multiples were based on closing stock prices on August 18, 2006. From the observed trading multiples for the selected companies, Credit Suisse derived (i) a reference range of multiples of fully-diluted aggregate value to estimated EBITDA for calendar years 2006 and 2007 of 8.0x to 10.0x and 7.0x to 9.0x, respectively, and (ii) a reference range of multiples of price per share to estimated earnings per share for calendar years 2006 and 2007 of 15.0x to 21.0x and 14.0x to 19.0x, respectively. Credit Suisse then used these derived reference ranges of multiples to calculate ranges of implied prices per share of our common stock using two different sets of estimates for EBITDA and earnings per share of ISS for calendar years 2006 and 2007—publicly available research analyst estimates, or the Street Case, and ISS’ management’s estimates, or the Management Case. The following table summarizes the ranges of prices per share of ISS common stock that were implied by this analysis:

	Reference Multiple Range	Implied Price per Share
Prices Implied using Management Case Estimates
Fully-Diluted Aggregate Value as a multiple of estimated CY2006 EBITDA	8.0x-10.0x	$17.53-$20.74
Fully-Diluted Aggregate Value as a multiple of estimated CY2007 EBITDA	7.0x-9.0x	$20.67-$25.04
Price Per Share as a multiple of estimated CY2006 Earnings Per Share	15.0x-21.0x	$15.13-$21.18
Price Per Share as a multiple of estimated CY2007 Earnings Per Share	14.0x-19.0x	$21.20-$28.77
Prices Implied using Street Case Estimates
Fully-Diluted Aggregate Value as a multiple of estimated CY2006 EBITDA	8.0x-10.0x	$17.21-$20.36
Fully-Diluted Aggregate Value as a multiple of estimated CY2007 EBITDA	7.0x-9.0x	$16.91-$20.43
Price Per Share as a multiple of estimated CY2006 Earnings Per Share	15.0x-21.0	$14.40-$20.15
Price Per Share as a multiple of estimated CY2007 Earnings Per Share	14.0x-19.0x	$15.13-$20.53

You should be aware that no company used as a comparison in the selected companies analysis is identical to us. In addition, mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using selected company or market trading data.

Selected Acquisitions Analysis

Credit Suisse reviewed several financial metrics from the following 20 selected precedent transactions in the software industry since 2001:

Target	Acquiror
• FileNet Corporation	• International Business Machines Corporation
• MRO Software, Inc.	• International Business Machines Corporation
• Mercury Interactive Corporation	• Hewlett-Packard Company
• RSA Security Inc.	• EMC Corporation
• SSA Global Technologies, Inc.	• Infor Global Solutions
• Micromuse Inc.	• International Business Machines Corporation
• Serena Software, Inc.	• Silver Lake Partners II, L.P.

Target	Acquiror
• Siebel Systems, Inc.	• Oracle Corporation
• i-flex Solutions Limited	• Oracle Corporation
• Aspect Communications Corporation	• Concerto Networks, Inc.
• Macromedia, Inc.	• Adobe Systems Incorporated
• Ascential Software Corporation	• International Business Machines Corporation
• VERITAS Software Corporation	• Symantec Corporation
• PeopleSoft, Inc.	• Oracle Corporation
• NetScreen Technologies, Inc.	• Juniper Networks, Inc.
• Documentum, Inc.	• EMC Corporation
• Legato Systems, Inc.	• EMC Corporation
• J.D. Edwards & Company	• PeopleSoft, Inc.
• Rational Software Corporation	• International Business Machines Corporation
• Informix Corporation	• International Business Machines Corporation

For those selected precedent transactions for which sufficient financial information was publicly available, Credit Suisse calculated, among other things, (i) the fully-diluted aggregate value (calculated as fully-diluted equity value plus net debt (including minority interests)) of the target company as a multiple of the target company’s last twelve months (LTM) revenue and of its estimated next twelve months (NTM) revenue, and (ii) the price per share paid by the acquiror for the target company as a multiple of the target company’s LTM earnings per share and of its NTM earnings per share. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. From the observed multiples for the selected transactions, Credit Suisse derived (i) a reference range of multiples of fully-diluted aggregate value to LTM revenue and NTM revenue of 3.0x to 4.0x and 2.3x to 3.5x, respectively, and (ii) a reference range of multiples of price per share to LTM earnings per share and NTM earnings per share of 25.0x to 35.0x and 22.0x to 33.0x, respectively. Credit Suisse then used these derived reference ranges of multiples to calculate ranges of implied prices per share of our common stock using our LTM revenue and earnings per share and our NTM revenue and earnings per share based on the Street Case estimates and the Management Case estimates. The following table summarizes the ranges of prices per share of ISS common stock that were implied by this analysis:

	Reference Multiple Range	Implied Price per Share
LTM
Fully-Diluted Aggregate Value as a multiple of LTM revenue	3.0x-4.0x	$25.44-$32.00
Price Per Share as a multiple of LTM earnings per share	25.0x-35.0x	$24.08-$33.72
NTM
Prices Implied using Management Case Estimates
Fully-Diluted Aggregate Value as a multiple of NTM revenue	2.3x-3.5x	$23.15-$32.26
Price Per Share as a multiple of NTM earnings per share	22.0x-33.0x	$27.52-$41.29
Prices Implied using Street Case Estimates
Fully-Diluted Aggregate Value as a multiple of NTM revenue	2.3x-3.5x	$22.29-$30.96
Price Per Share as a multiple of NTM earnings per share	22.0x-33.0x	$22.19-$33.28

No company or transaction utilized as a comparison in this analysis is identical to ISS or the contemplated merger. In addition, mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using selected market trading data.

Discounted Cash Flow Analysis

Credit Suisse calculated the estimated present value of the standalone, unlevered, after-tax free cash flows that ISS could generate over calendar years 2006 through 2011, based on internal estimates of ISS’ management. Credit Suisse then calculated a range of estimated terminal values for ISS by multiplying the calendar year 2012 EBITDA of ISS, based on internal estimates of ISS’ management, by selected terminal EBITDA multiples ranging from 7.0x to 10.0x. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates ranging from 17% to 20%. This analysis indicated the following range of implied prices per share of ISS common stock:

Implied Price Per Share	$24.40-$33.16

Miscellaneous

ISS selected Credit Suisse based on Credit Suisse’s qualifications, expertise and reputation, and its familiarity with ISS and its business. Credit Suisse is an internationally recognized investment banking and advisory firm. Credit Suisse, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. From time to time, Credit Suisse and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to IBM, for which Credit Suisse has received, and would expect to receive, compensation and Credit Suisse and its affiliates in the future may provide investment banking and other financial services to ISS for which Credit Suisse would expect to receive compensation. Credit Suisse, together with its affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s or its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of ISS, IBM and any other entity that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Pursuant to an engagement letter dated June 30, 2006, ISS engaged Credit Suisse to provide financial advisory services to the ISS board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Credit Suisse will receive a fee for its services, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse will also receive a fee for rendering its opinion. In addition, ISS has agreed to indemnify Credit Suisse and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Interests of ISS Directors and Executive Officers in the Merger

In considering the recommendation of the ISS board of directors with respect to the merger agreement, ISS stockholders should be aware that ISS’ directors and executive officers have interests in the merger, and have arrangements that are different from, or in addition to, those of ISS’ stockholders generally. These interests could create potential conflicts of interest.

The ISS board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that ISS’ stockholders vote in favor of adopting the merger agreement.

These interests relate to or arise from:

•       offer letters between IBM or ISS and certain of our executive officers detailing employment arrangements between IBM or ISS and such executives which provide for, among other things, milestone achievement or transitional bonuses and acceleration of vesting of ISS equity incentives;

•       restrictive covenants between IBM and certain executive officers of ISS;

•       existing retention agreements between ISS and certain of ISS’ executive officers and an existing severance policy applicable to certain of ISS’ executive officers which provide for severance benefits if the executive’s employment is terminated under certain circumstances following a change in control of ISS, such as the merger;

•       acceleration of vesting of outstanding ISS equity incentive awards held by executive officers if the executive’s employment is terminated under certain circumstances following a change in control of ISS, such as the merger;

•       the cash-out of certain vested stock options held by executive officers;

•       the cash-out of all equity incentives held by our non-employee directors, regardless of whether such incentives are vested;

•       the conversion of certain equity incentives held by executive officers into comparable IBM stock incentives or rights to receive cash payments over time;

•       indemnification and liability exculpation provisions in the merger agreement in favor of ISS directors and officers; and

•       the purchase by IBM of a six-year “tail” directors’ and officers’ liability insurance policy to cover directors and officers currently covered by ISS’ directors’ and officers’ liability insurance policy.

Offer Letters with IBM and ISS

In connection with the execution of the merger agreement, the following executive officers have entered into offer letters with IBM detailing their post-closing employment arrangements, which will be effective as of and subject to the closing of the merger:  Thomas E. Noonan, President and Chief Executive Officer; Raghavan Rajaji, Chief Financial Officer and Senior Vice President of Administration; Lawrence Costanza, Senior Vice President of Americas Sales Operations; and Sean Bowen, General Counsel and Vice President of Contracts Administration. In addition, Messrs. Jaap Smit, Senior Vice President of ISS’ Europe, Middle East and Africa regions (EMEA), and Lin Ja Hong, President of our Asia Pacific region, have entered into similar offer letters with ISS.  Pursuant to these offer letters, Messrs. Noonan and Costanza will be employed on a full-time basis as non-executive officer employees of IBM following the effective time of the merger, Messrs. Smit and Lin will continue their relationships with ISS and Messrs. Rajaji and Bowen will each become employed by IBM as non-executive officer employees of IBM on a full-time basis for a limited transition period of twelve months following the closing. The individual terms of the offer letters differ from officer to officer and are summarized below. IBM is also currently negotiating an offer letter with Mr. Jay Hopkins, ISS’ Corporate Controller.

The offer letters provide that the executive officers release ISS, IBM and their affiliates from any causes of action, lawsuits, damages, claims, demands, actions, or liabilities of any nature they may have against the released parties, other than those arising under the offer letters, including severance claims. This means the executive officers who have executed offer letters have waived their rights under the retention agreements and severance policy described below. However, Mr. Noonan retains a right under his offer letter that is the same as under his retention agreement to be paid an additional amount, up to $2 million, equal to the amount of any excise tax he might incur if any payments to be received by him pursuant to the offer letter constitute excess “parachute” payments under Section 280G of the Internal Revenue Code.

Base Salary and Cash Bonuses

For Messrs. Noonan, Costanza, Rajaji, and Bowen, the offer letters provide that the base salary, target cash incentive opportunities and the terms and conditions of the applicable ISS cash incentive plans and programs governing such target cash incentive opportunities for such officers as in effect immediately prior to the closing will remain in effect through December 31, 2006.

Effective on January 1, 2007, the base salaries and target cash incentive opportunities for Messrs. Noonan and Costanza will be determined according to the IBM plans and policies applicable to them, provided that neither their base salary nor total target cash opportunity (equal to base salary plus target cash opportunity) will be reduced from the amounts in effect immediately prior to the closing.

The offer letters for Messrs. Rajaji and Bowen provide that their gross monthly base salary effective January 1, 2007 will be $42,917 and $26,250, respectively.

Signing Bonus for Mr. Noonan

Mr. Noonan is entitled to a bonus of $100,000 to be paid as soon as reasonably practicable after the closing of the merger.

Milestone Achievement and Transitional Bonus Programs

In order to recognize key contributions believed to be necessary for the successful integration of ISS and IBM, each of Messrs. Noonan, Costanza, Smit, and Lin are entitled to receive seven semi-annual milestone achievement payments, beginning with the six-month period ending December 31, 2006 (or, if the merger does not close until after December 31, 2006, six semi-annual payments beginning with the period ending June 30, 2007), and Messrs. Rajaji and Bowen are entitled to receive a one-time transitional bonus payment on or after their projected departure dates.

The milestone achievement payment for any semi-annual period will be paid based on the degree to which the milestone targets established for that period have been achieved, conditioned upon the participant remaining employed by IBM through the end of such period. The maximum aggregate amount of all milestone achievement payments which each participating executive may earn is as follows: Mr. Noonan—$5,000,000; Mr. Costanza—$2,000,000; Mr. Smit—$1,300,000; and Mr. Lin—$1,800,000.

The transitional bonus is based on Messrs. Rajaji’s and Bowen’s leadership and contribution to the successful integration of ISS and IBM and is conditioned upon the participant remaining employed by IBM through the participant’s projected departure date. Mr. Rajaji is entitled to a maximum transitional bonus of $1,000,000 and Mr. Bowen is entitled to a maximum transitional bonus of $600,000.

In the event that the employment of a participant in the milestone achievement program is terminated by IBM or ISS, as applicable, without cause or due to death or disability, the participant is entitled to receive a payment equal to the greater of (1) the sum of the milestone payments for the then current milestone period, the remaining milestone payments, if any, for the period(s) ending in the calendar year of termination and the total milestone payments for the periods ending in the calendar year following the year of termination, and (2) fifty percent of the participant’s maximum milestone bonus opportunity as set forth above, net of any payments already made to such participant.

Mr. Noonan’s offer letter additionally provides that he and IBM will discuss the appropriate severance payment, which will be not less than the termination payment described in the preceding paragraph, if his employment with IBM should terminate for any reason anytime between the closing of the merger and December 31, 2007, other than termination by IBM for cause or due to his death or disability.

If the employment of a participant in the transitional bonus program is terminated by IBM or ISS, as applicable, without cause or due to death or disability, the participant is entitled to receive the maximum transitional bonus as a termination payment.

Severance Benefits

The offer letters with Messrs. Noonan, Rajaji, Constanza, and Bowen provide that IBM will recognize their date of hire with ISS as the applicable service reference date under IBM’s severance plans applicable to them.

Equity Compensation Arrangements

General.   The offer letters provide that a certain specified portion of the executive officers’ unvested stock options, restricted stock and restricted stock units will vest in full upon the closing. The relevant portions are:

•       100% in the case of Mr. Noonan (other than certain performance-based restricted stock, as addressed below);

•       50% in the case of Messrs. Rajaji and Bowen; and

•       one-third in the case of Messrs. Costanza, Smit and Lin.

The offer letters of Messrs. Rajaji, Costanza, Smit, Lin, and Bowen further provide that the remainder of their unvested options, shares or restricted stock (or the right to receive cash in exchange therefor) and restricted stock units, if any, will vest according to the schedules established in connection with the original awards, except that, notwithstanding the normal vesting schedules, any unvested awards will vest in full on dates specified in the offer letters. The specified dates are December 31, 2009 in the case of each of Messrs. Costanza, Smit and Lin, and in the case of Messrs. Rajaji and Bowen, their projected separation dates. In addition, the offer letters for each of Messrs. Costanza, Smit and Lin provide additional vesting prior to these specified dates for certain performance-based awards, as addressed below.

Under the merger agreement, a vested employee stock option with an exercise price per share that is:

•       less than the per share merger consideration of $28.00, is cancelled and the holder is entitled to receive an amount in cash, payable at or as soon as practicable following the effective time of the merger, equal to the product of (1) the number of shares of ISS common stock that are subject to such vested employee stock option immediately prior to the effective time of the merger and (2) the excess, if any, of the merger consideration of $28.00 per share over the exercise price per share of such employee stock option;

•       equal to or greater than the per share merger consideration and equal to or less than $36.40, is converted into an option to acquire shares of IBM common stock at a conversion ratio described under “—Conversion of Certain Equity Incentives Held by Executive Officers”; and

•       greater than $36.40 a share, is terminated.

Restricted stock and restricted stock units that vest upon closing of the merger become regular shares of ISS common stock, and are each converted into the right to receive the per share merger consideration.

The offer letters provide that, upon the occurrence of any of the following events, all unvested stock options, shares of restricted stock (or the right to receive cash in exchange therefor) and restricted stock units, if any, will immediately vest in full:

•       the termination by IBM of an officer’s employment, other than for cause or due to death or disability;

•       the officer’s total target cash amount (equal to base salary plus target bonus) is reduced; or

•       the officer’s place of employment is relocated by more than 50 miles.

Cashed-Out Options.   The following table shows the total number of vested and unvested stock options held by each of our executive officers, and by our non-employee directors as a group, as of August 18, 2006 that are expected to be exchanged for cash upon the closing of the merger, and the amounts to be paid for the same, regardless of whether such options are being exchanged for cash pursuant to provisions of the offer letters or provisions of the merger agreement described below under “—Accelerated Vesting of Stock Options, Restricted Stock and Restricted Stock Units.”  The options have exercise prices ranging between $3.50 per share and $24.39 per share.

	Number of Unvested Options Accelerated and Cashed Out	Amount to be Paid for Unvested Options Accelerated and Cashed Out	Number of Existing Vested Options Cashed Out	Amount to be Paid for Existing Vested Options Cashed Out	Total Amount to be Paid for Options Cashed Out
Thomas E. Noonan	272,500	$1,689,325	1,272,500	$17,385,375	$19,074,700
Christopher Klaus	—	—	20,000	159,400	159,400
Raghavan Rajaji	152,500	557,800	—	—	557,800
Lawrence Costanza	55,914	469,131	227,813	2,358,985	2,828,116
Jaap Smit	2,063	12,767	3,750	23,213	35,979
Lin Ja Hong	9,116	56,545	45,625	541,156	597,701
Sean Bowen	27,032	266,459	77,929	814,626	1,081,084
Jay Hopkins	—	—	—	—	—
Non-employee directors as a group (5 persons)	75,000	523,250	300,000	4,759,560	5,282,810

Cashed-Out Restricted Stock and Restricted Stock Units.   The following table shows the total number of shares of restricted stock and restricted stock units held by each of our executive officers, and by our non-employee directors as a group, as of August 18, 2006 that are expected to be exchanged for cash upon the closing of the merger, and the amounts to be paid for the same, regardless of whether such restricted shares and restricted stock units are being exchanged for cash pursuant to provisions of the offer letters or provisions of the merger agreement described below under “—Accelerated Vesting of Stock Options, Restricted Stock and Restricted Stock Units.”

	Unvested Shares of Restricted Stock and Restricted Stock Units Accelerated and Cashed Out	Amount to be Paid for Restricted Stock and Restricted Stock Units to be Cashed Out
Thomas E. Noonan	60,000	$1,680,000
Christopher Klaus	—	—
Raghavan Rajaji	35,500	994,000
Lawrence Costanza	20,295	568,260
Jaap Smit	10,461	292,908
Lin Ja Hong	8,250	231,000
Sean Bowen	5,125	143,500
Jay Hopkins	—	—
Non-employee directors as a group (5 persons)	37,500	1,050,000

Performance-Based Restricted Stock and Stock Units.   Certain executive officers were awarded restricted stock on April 27, 2006 (restricted stock units, in the case of Mr. Smit) that provided for performance-based vesting. Like similar non-performance-based incentives, each share of restricted stock is converted into the right to receive the per share cash consideration and each restricted stock unit is converted into a number of IBM restricted stock units based on a conversion ratio as discussed below. The offer letters for Messrs. Noonan, Costanza, Smit, and Lin however modify the vesting provisions of those awards. Mr. Noonan’s letter provides that fifty percent of the unvested portion of such award will vest on December 31, 2007, with the remainder vesting on December 31, 2008. The offer letters for Messrs. Costanza, Smit and Lin provide that, in addition to the vesting of one-third of the performance-based awards upon closing described above, fifty percent of the remaining cash payments associated with such performance-based restricted shares, or remaining IBM restricted stock units converted from such performance-based ISS stock units in the case of Mr. Smit, vest on December 31, 2008, with the remainder vesting on December 31, 2009.

Restrictive Covenants

Messrs. Noonan, Klaus, Costanza, Smit, and Lin have entered into holder agreements with IBM, pursuant to which they have agreed not to have a relationship during a specified non-compete period with any entity in the business of designing, developing, distributing, marketing, licensing, hosting, or selling computer and network security products or solutions. The non-compete period is the longer of (1) three years in the case of Messrs. Noonan and Klaus, and two years in the case of Messrs. Costanza, Smit and Lin, following the completion of the merger, and (2) the period of such executive officer’s employment by IBM or its affiliates and twelve months thereafter. The holder agreements also include restrictive covenants that prohibit these executive officers from: soliciting certain clients of ISS or IBM’s global services or software units; soliciting employees or consultants, or hiring employees, of ISS or such IBM units; and from disrupting relationships between ISS’ and such IBM units’ customers, suppliers and other parties, for the same periods.

Retention Agreements with Certain Executive Officers

ISS maintains retention agreements with Messrs. Noonan, Rajaji and Costanza. Pursuant to these retention agreements, ISS will pay these executive officers severance payments if their employment is terminated under certain circumstances following a change in control of ISS, such as the merger. Each of these executives has agreed to waive their rights under the retention agreements in the offer letters described above. However, Mr. Noonan retains a right under his offer letter that is the same as under his retention agreement to be paid an additional amount, up to $2 million, equal to the amount of any excise tax he might incur if any payments to be received by him pursuant to the offer letter constitute excess “parachute” payments under Section 280G of the Internal Revenue Code.

The retention agreements provide that if any covered executive officer is terminated by ISS other than for cause or his death or disability, or if the executive officer resigns for good reason, within two years following a change in control of ISS (and while his retention agreement is in effect), the officer is entitled to receive, in addition to his normal salary and other compensation and benefits earned or payable through the date of his termination, severance payments equal to a multiple of the sum of his annual salary and targeted quarterly and annual bonuses for the year in question. Mr. Noonan was entitled to a severance payment equal to two times such annual compensation amount, and Messrs. Costanza and Rajaji were entitled to one-and-a-half times such amount. Payments under the retention agreements were not subject to setoff for any compensation the officers may receive for subsequent employment.

Under the retention agreements, a “good reason” for a covered executive to resign from his employment following a change in control such as the merger (and thus become entitled to benefits under the retention agreement if such resignation for a good reason occurs within two years of the change in control) included:

•       any reduction in the executive’s pay;

•       any reduction in the rate or frequency of payment of the executive’s annual base salary;

•       the relocation of the executive to an office that is greater than fifty miles from where the executive’s office was previously located;

•       the exclusion of the executive from participation in any new compensation or benefit arrangement offered to similarly situated employees; or

•       a reduction in the executive’s level of responsibility, position, authority or duties.

Change in Control Severance Policy

Messrs. Bowen, Smit, Lin, and Hopkins are eligible to participate in an ISS change in control severance policy—pursuant to their offer letters, however, Messrs. Bowen, Smit and Lin have waived their rights under this policy. Mr. Hopkins and IBM are currently in discussions regarding a proposed offer letter pursuant to which he would also waive his severance rights. Under the policy, these officers would receive severance pay equal to one-half of their pay (base annual salary and target quarterly and target annual bonus compensation in the year of termination) if their employment had been terminated within twelve months following a change in control by ISS other than for cause, death or disability or by the executive officer for “good reason.”  Under the policy, “good reason” has substantially the same definition as the term “good reason” in the retention agreements described above, except that “any reduction in the executive’s pay” is not considered “good reason” for the purposes of the policy.

Accelerated Vesting of Stock Options, Restricted Stock and Restricted Stock Units

The merger agreement provides that IBM will assume unvested ISS employee stock options, restricted stock and restricted stock units, converting them as described in more detail below under “—Conversion of Certain Equity Incentives Held by Executive Officers.”  ISS’ award agreements for stock options, restricted stock and restricted stock units provide for accelerated vesting of such assumed awards under certain circumstances if, within a certain time period (twelve months in the case of executive officers) after a change in control of ISS such as the merger, a grantee:

•       is offered a lesser position with the company in terms of compensation, duties or responsibilities;

•       is relocated to an office a specified distance from the grantee’s office prior to the change in control (fifty miles in the case of the executive officers);

•       is terminated without cause; or

•       terminates his or her own employment after being offered a lesser position with the company, or being assigned to an office a specified distance from the grantee’s office prior to the change in control.

Executive officers who have entered into offer letters with IBM or ISS have waived these provisions; the offer letters themselves contain some accelerated vesting provisions, as described under “—Offer Letters with IBM and ISS” above. Mr. Hopkins holds 10,000 unvested stock options with an average exercise price of $22.30 that could potentially be subject to acceleration under the circumstances described above.

Cash-Out of Certain Vested Stock Options Held by Executive Officers

The merger agreement provides that all vested stock options held by employees, including those held by executive officers, with exercise prices per share less than the per share merger consideration of $28.00 will be “cashed out” in the merger—that is, for every option to acquire a share of ISS common stock, the holder thereof will receive the difference in cash between the per share merger consideration and the exercise price for that option. See “—Offer Letters with IBM and ISS—Equity Compensation Arrangements—Cashed-Out Options” for information on options that are being cancelled in exchange for cash in the merger.

Cash-Out of Stock Incentives Held by Non-Employee Directors

The merger agreement provides that each option to purchase a share of common stock held by non-employees, including our non-employee directors, regardless of whether it is or will become vested, shall be converted into the right to receive a cash payment equal to the excess, if any, of the per share merger consideration over the exercise price of the option. In addition, each restricted share and restricted stock unit held by non-employees, including our non-employee directors, is to be converted into the right to receive the per share merger consideration under the merger agreement. See “—Offer Letters with IBM and ISS—Equity Compensation Arrangements—Cashed-Out Options” and “—Offer Letters with IBM and ISS—Equity Compensation Arrangements—Cashed-Out Restricted Stock and Restricted Stock Units” for information on non-employee director equity incentives that are being cancelled in exchange for cash in the merger.

Conversion of Certain Equity Incentives Held by Executive Officers

The merger agreement provides that unvested ISS stock options held by employees, including executive officers, and vested employee stock options with exercise prices that are equal to or less than $36.40 per share and equal to or greater than the per share merger consideration of $28.00 will be converted into options for IBM common stock. The conversion is effected by multiplying the number of shares of ISS common stock subject to the option, and by dividing the exercise price per share by, a ratio arrived at by dividing the $28.00 per share merger consideration by the average closing trading price per share of IBM common stock over the ten trading days immediately preceding the date upon which the merger becomes effective.

Shares of restricted stock held by employees, including executive officers, are converted into the right to receive the per share merger consideration for each restricted share held. In general, the right to receive cash will be payable at or as soon as practicable following the date restrictions on the restricted share would have lapsed under the terms of the original grant, provided that, with respect to each employee restricted share granted under ISS’ Restated 1995 Stock Incentive Plan whose holder does not consent to this treatment, the restrictions on such share will lapse at the effective time of the merger and the cash will be payable at or as soon as practicable following that time.

Restricted stock units for ISS common stock held by employees, including executive officers, are converted into a number of restricted stock units for IBM common stock determined by multiplying the number of shares of ISS common stock subject to the restricted stock unit award by the conversion ratio described above.

The number of unvested employee stock options and vested employee stock options with exercise prices that are equal to or less than $36.40 per share and equal to or greater than the per share merger consideration of $28.00 and the average exercise price of such options, the number of shares of restricted stock and the value of such awards at the per share merger consideration and the number of restricted stock units held by each of ISS’ executive officers as of August 18, 2006 (other than Mr. Hopkins, who is addressed above under “—Accelerated Vesting of Stock Options, Restricted Stock and Restricted Stock

Units”) are as follows. For clarification, these unvested awards exclude all unvested awards held by the executive officers that will vest upon closing of the merger under their offer letters as described above under “—Offer Letters with IBM and ISS—Equity Compensation Arrangements.”

	Number of Options to be Converted	Average Exercise Price	Number of Shares of Restricted Stock and Restricted Stock Units to be Converted		Value of Restricted Stock and Restricted Stock Units(1)
Thomas E. Noonan	750,000	$33.33	80,000		$2,240,000
Raghavan Rajaji	152,500	24.34	35,500		994,000
Lawrence Costanza	188,523	24.88	41,205		1,153,740
Jaap Smit	4,187	21.81	21,239	(2)	594,692
Lin Ja Hong	33,509	25.75	16,750		469,000
Sean Bowen	27,031	18.14	5,125		143,500

(1)          Based on the number of shares of restricted stock and restricted stock units multiplied by the $28.00 per share merger consideration.

(2)          Consists of restricted stock units. Please note that ISS restricted stock units are converted into IBM restricted stock units pursuant to a conversion ratio described above.

See “The Merger Agreement—Treatment of ISS Stock Options and Other Equity Awards” for more information on conversion of unvested employee awards.

Indemnification and Exculpatory Provisions

The merger agreement provides that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of the current or former directors or officers of ISS and its subsidiaries as provided in their respective organizational documents, and in any indemnification or other agreements as in effect on the date of the merger agreement, shall be assumed by the surviving corporation in the merger, and shall continue in full force and effect in accordance with their terms. See “The Merger Agreement—Indemnification and Insurance.”

Directors’ and Officers’ Insurance

The merger agreement provides that IBM shall obtain as of the effective time of the merger a six-year, pre-paid “tail” directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger. The policy must continue to cover the same persons covered by the policy as in effect on the date of the merger agreement, and continue to have terms no less favorable to the covered persons than the terms of the policy as of such date. See “The Merger Agreement—Indemnification and Insurance.”

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or at such later time as is agreed upon by IBM and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which closing date will be not later than the second business day after satisfaction or waiver of the conditions to the closing of the merger described in the merger agreement. We currently anticipate the merger to be completed in the fourth quarter of 2006; however, because the merger is subject to regulatory approvals and other closing conditions, we cannot predict the exact timing.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for demanding and perfecting statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on October 16, 2006. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

An ISS stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 6303 Barfield Road, Atlanta, Georgia 30328, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its ISS common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of

10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the ISS shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

ISS stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 by the Delaware Court of Chancery could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger—Federal Income Tax Consequences of the Merger.”

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any ISS stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Aegis Acquisition Corp., a wholly owned subsidiary of IBM and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned Delaware subsidiary of IBM.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by IBM or Aegis and shares held by stockholders who perfect their appraisal rights (as described in “The Merger—Appraisal Rights”), will be converted into the right to receive $28.00 in cash, without interest, and less any applicable withholding tax. Treasury shares and shares held by IBM or Aegis will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $28.00 per share in cash, without interest, and less any applicable withholding tax. The price of $28.00 per share was determined through arm’s-length negotiations between IBM and us.

Rights Agreement Amendment

In connection with the approval, execution and delivery of the merger agreement, ISS amended its Rights Agreement with Computershare Investor Services, LLC, dated July 18, 2002. The amendment amends certain sections and definitions of the rights agreement thereby rendering the rights agreement inapplicable to the acquisition by IBM or its affiliates of shares of ISS common stock in connection with the merger.

Delisting and Deregistration of ISS’ Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on The Nasdaq Global Select Market and will be deregistered under the Exchange Act.

Material Federal Income Tax Consequences of the Merger

The following is a summary of certain U.S. federal income tax consequences of the merger to stockholders of ISS whose shares of ISS common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary applies only to stockholders who hold shares of ISS common stock as capital assets and does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities, and investors in such entities, stockholders who hold their shares of ISS common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment, or other risk-reduction transaction, or who are subject to alternative minimum tax, or stockholders who acquired their shares of ISS common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

The Merger.   The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of ISS common stock converted into cash in the merger. If shares of ISS common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of ISS common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of ISS that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. For corporations, capital gain is taxed at the same rate as ordinary income. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of ISS common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding.   A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of ISS common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Approvals

Antitrust Authorities

Under the HSR Act and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. IBM and ISS have each filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission, or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger, or to conditionally approve the merger. In addition, we are required to make filings in several foreign jurisdictions with competition authorities with respect to the merger, and in certain circumstances, receive their approval prior to the consummation of the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Commitment to Obtain Approvals

We and IBM have agreed to use reasonable best efforts to obtain all necessary consents and approvals of governmental entities and all necessary consents, approvals and waivers from any other person to consummate the merger. We have also agreed with IBM to use our respective reasonable best efforts to take all reasonable steps as may be necessary to avoid any suit, claim, action, investigation, or proceeding by any governmental entity or third party.

Despite our general obligation to use reasonable best efforts to obtain necessary consents and approvals, IBM is not required to agree to, or offer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any asset or any portion of its or its subsidiaries’ businesses. We have also agreed to not enter into any such agreement with respect to our or our subsidiaries’ assets or businesses without the prior written consent of IBM. Furthermore, IBM and its subsidiaries are not obligated to litigate or participate in the litigation of any suit, claim, action, investigation, or proceeding brought by any governmental entity relating to this merger which seeks, among other things, to prohibit the merger, impose restrictions, conditions or damages on IBM or its subsidiaries or interfere with the operations of their business.

THE MERGER AGREEMENT

The following sections describe the material provisions of the merger agreement among IBM, Aegis, and ISS. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to that agreement, a copy of which is attached to this proxy statement as Annex A, and which is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to read carefully the merger agreement in its entirety.

The merger agreement has been included with this proxy statement to provide you with information regarding its terms. It is not intended to provide any factual, business or operational information about ISS. Such information can be found elsewhere in this proxy statement and in the other public filings ISS makes with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties ISS, IBM  and Aegis made to each other. These representations and warranties were made as of specific dates and are subject to qualifications, limitations and exceptions agreed to by ISS, IBM and Aegis in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties are subject to contractual standards of materiality that may be different from those generally applicable to disclosures to stockholders and in some cases may have been made solely for the purpose of allocating risk among ISS, IBM and Aegis, and to provide contractual rights and remedies to the parties rather than to establish matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs.

The Merger

Structure.   Under the merger agreement, Aegis will be merged with and into ISS, and ISS will survive the merger as a wholly owned subsidiary of IBM. All of ISS’ and Aegis’ respective rights, and all of their respective liabilities, will become those of the surviving entity.

Effective Time.   The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by IBM and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which closing date will not be later than the second business day after satisfaction or waiver of the conditions to the closing of the merger described in the merger agreement.

ISS Certificate of Incorporation.   As of the effective time of the merger, our restated certificate of incorporation, as amended, will be amended and restated to be in the form attached to the merger agreement.

ISS Bylaws.   The merger agreement provides that the bylaws of Aegis immediately prior to the effective time of the merger will be the bylaws of the surviving corporation following the merger until changed or amended.

Merger Consideration; Conversion of Shares; Procedures for Exchange of Certificates

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us as treasury shares, or shares held by IBM, Aegis, or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes.

As soon as reasonably practicable after the effective time of the merger, the paying agent, designated by IBM and reasonably agreed to by us, will send a letter of transmittal to each person who was a holder of record of our common stock immediately prior to the effective time of the merger. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. At any time following the 18-month anniversary of the closing of the merger, the surviving corporation may require the paying agent to deliver to it any funds that have been made available to the paying agent and that have not been distributed to holders of ISS stock certificates, and the surviving corporation shall then be responsible for the payment of any funds to the holders of those stock certificates.

Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, on behalf of IBM, $28.00 in cash for each share represented by the stock certificate, and that stock certificate will be canceled.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•       the certificate is properly endorsed or otherwise is in proper form for transfer, and

•       the person requesting such payment:

•        pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

•        establishes to the satisfaction of the surviving corporation in the merger that such taxes have been paid or are not applicable.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

If any of our stockholders perfect appraisal rights with respect to any of our shares, then we will treat those shares as described under “The Merger—Appraisal Rights.”

Directors and Officers

The merger agreement provides that the directors and officers of Aegis immediately before the effective time of the merger will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Treatment of ISS Stock Options and Other Equity Awards

Employee Stock Options. Under the merger agreement, each of our outstanding employee stock options will be treated differently at the effective time of the merger depending upon whether it is vested or unvested, and the amount of its per share exercise price.

•       Each vested employee stock option with a per share exercise price that is less than the per share merger consideration of $28.00 will be canceled, and each holder thereof will be entitled to receive an amount in cash equal to the product of (1) the number of shares of ISS common stock that are subject to such vested employee stock option immediately prior to the effective time of the merger and (2) $28.00 less the per share exercise price of such stock option, and subject to any applicable withholding tax.

•       Subject, in the case of certain individuals, including most of our executive officers, to offer letters between IBM or ISS and such individuals, each vested employee stock option with a per share exercise price that is equal to or greater than the per share merger consideration of $28.00 and equal to or less than $36.40, and each unvested employee stock option (regardless of exercise price), will be converted into an option to purchase a number of shares of IBM’s common stock determined by multiplying the number of shares of ISS common stock subject to such option by a fraction, the numerator of which is the per share merger consideration of $28.00 and the denominator of which is the average closing price per share of IBM common stock on the New York Stock Exchange for the ten trading days immediately preceding the date on which the merger becomes effective. The exercise price for each newly issued stock option will be equal to the per share exercise price for the shares of ISS common stock that could have been purchased prior to the effective time of the merger divided by the same conversion fraction described above.

•       Each vested employee stock option with a per share exercise price that is greater than $36.40 will be terminated prior to, or immediately after, the effective time of the merger, in accordance with the terms of the plan under which they were issued.

Non-Employee Stock Options.   At the effective time of the merger, each outstanding ISS non-employee stock option that is unexercised will be canceled, and the holder of such canceled option will receive an amount in cash equal to the product of (1) the number of shares of ISS common stock that are subject to such vested non-employee stock option immediately prior to the effective time of the merger, and (2) $28.00 less the per share exercise price of such stock option, and subject to any applicable withholding tax.

Restricted Stock.   Subject, in the case of certain individuals, including most of our executive officers, to offer letters between IBM or ISS and such individuals, each employee restricted share outstanding at the effective time of the merger shall be converted at the effective time of the merger into the right to receive the per share merger consideration of $28.00 in cash, without interest and subject to any applicable withholding tax. In general, this right to receive cash will be paid at or as soon as practicable following each of the lapse dates of such restricted shares as in effect at the effective time of the merger, and all restrictions or limitations on transfer and vesting, all forfeiture restrictions, all repurchase rights with respect to the employee restricted shares (to the extent that such restrictions or limitations have not already lapsed), and all other terms thereof in effect immediately prior to the effective time of the merger (other than with respect to any performance-based vesting) shall remain in full force and effect with respect to such right to receive cash. However, for employee restricted shares granted under our Restated 1995 Stock Incentive Plan whose holder does not consent to have his or her employee restricted shares treated in this manner, all restrictions on such shares will lapse at the effective time of the merger, and the right to receive cash in lieu thereof will be payable at or as soon as practicable following the effective time of the merger.

Each non-employee restricted share outstanding at the effective time of the merger shall be converted at the effective time of the merger into the right to receive the per share merger consideration of $28.00 in cash, without interest and subject to any applicable withholding tax.

Restricted Stock Units.   Subject, in the case of certain individuals, including most of our executive officers, to offer letters between IBM or ISS and such individuals, each employee restricted stock unit outstanding at the effective time of the merger will be converted into a restricted stock unit with respect to a number of shares of IBM common stock determined by multiplying the number of shares of ISS common stock subject to such restricted stock unit by a fraction, the numerator of which is the per share merger consideration of $28.00 and the denominator of which is the average closing price per share of IBM common stock on the New York Stock Exchange for the ten trading days immediately preceding the date on which the merger becomes effective. The newly issued restricted stock unit will be subject to the same rights and restrictions (other than with respect to performance-based vesting) as in effect at the effective time of the merger.

Each non-employee restricted stock unit outstanding at the effective time of the merger will be canceled, and the holder shall be entitled to receive an amount of cash equal to the per share merger consideration of $28.00 in respect of each share of our common stock subject to such restricted stock unit.

Employee Stock Purchase Plans.   Under the terms of the merger agreement, we terminated our 1999 Employee Stock Purchase Plan and our International Employee Stock Purchase Plan effective August 23, 2006.

Other Benefit Plans.   Under the terms of the merger agreement, we agreed to take such action as is necessary to delete the provisions in our benefit plans and benefit agreements providing for the issuance, transfer or grant of equity awards, and to ensure that after the effective time of the merger there will be no rights to acquire any shares of capital stock of ISS or the surviving corporation.

Representations and Warranties

Of ISS.   We made a number of representations and warranties to IBM and Aegis relating to, among other things:

•       our and our subsidiaries’ proper organization, good standing, qualifications, power to operate our business, and similar corporate matters;

•       our subsidiaries;

•       our certificate of incorporation and bylaws;

•       our capitalization, including our outstanding common stock and stock options, common stock subject to our employee stock purchase plans and the validity of prior issuances of common stock, as well as our subsidiaries and our Rights Agreement;

•       our indebtedness, accounts payable and guarantees and amounts owing to third parties;

•       our corporate power and authority to enter into and perform the merger agreement and related matters with respect to the merger;

•       the authorization, approval, execution, delivery, and performance by us of the merger agreement and the transactions contemplated by the merger agreement;

•       the absence of any violation of, or conflict with, our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       required consents and approvals of governmental entities as a result of the merger;

•       documents we have filed with the SEC since January 1, 2003, and the accuracy and preparation of certain specified financial statements (subject to certain materiality standards) and other information contained in those documents;

•       our compliance with the Sarbanes-Oxley Act of 2002, including internal control over financial reporting and disclosure controls and procedures;

•       the accuracy of information supplied by us in connection with this proxy statement;

•       the absence of any material adverse effect, dividend or distribution, stock split, combination or reclassification of our capital stock, material grants, payments, awards, benefits, compensation or benefit increases to personnel, adoption, termination or material amendments to certain employment, deferred compensation, severance, change in control, termination, loan, indemnification, retention, stock repurchase, consulting, or similar agreements, stock incentive grants to employees other than in the ordinary course of our business, material change in financial or tax accounting methods, principals, or practices (other than as required by GAAP or by applicable law), material tax elections or change in material tax election, settlement or compromise of material income tax liability, material write-down of material assets, or certain licensing or other agreements with regard to any material intellectual property or rights thereto from December 31, 2005 through the date of the merger agreement;

•       continuation of pricing, sales, receivables, and payables production practice in the ordinary course of business consistent with past practice, and the absence of promotional sales or discount activity outside the ordinary course of business, in each case since December 31, 2005;

•       certain outstanding, pending and threatened litigation as of the date of the merger agreement;

•       certain of specified types of contracts, including material contracts;

•       possession of all material licenses and permits necessary to operate our properties and carry on our business;

•       our compliance with applicable laws, permits and judgments;

•       the absence of the adoption, entry into, termination, amendment, or modification, in any material respect, of any benefit plans since December 31, 2005;

•       the absence of certain labor and union agreements, activity, charges, or complaints, and the compliance with employment laws, in each case since January 1, 2003;

•       environmental matters;

•       matters relating to our benefit plans and agreements and compliance with the Employee Retirement Income Security Act of 1974;

•       tax matters;

•       title to our material properties and tangible assets and rights to our leasehold interests;

•       our intellectual property;

•       insurance policies;

•       the applicability of certain state takeover statutes to us;

•       the absence of provisions in our restated certificate of incorporation or bylaws relating to takeover or similar restrictions relating to the merger;

•       the amendment to our Rights Agreement rendering the rights thereunder inapplicable to the merger agreement and the merger;

•       the required vote of our stockholders;

•       our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger;

•       our receipt of a fairness opinion from Credit Suisse;

•       the absence of unlawful payments, contributions and gifts; and

•       our contracts and relationships with governmental entities.

Of IBM and Aegis.   IBM and Aegis made a number of representations and warranties in the merger agreement relating to, among other things:

•       their proper organization, good standing and corporate power to operate their respective businesses;

•       their corporate power and authority to enter into and perform the merger agreement and related matters with respect to the merger;

•       the authorization, approval, execution, delivery, and performance by them of the merger agreement and the transactions contemplated by the merger agreement;

•       the absence of any violation of, or conflict with, their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       required consents and approvals of governmental entities as a result of the merger;

•       the accuracy of information supplied by them in connection with this proxy statement;

•       Aegis’ lack of prior operating activity; and

•       the sufficiency of IBM’s cash resources to pay the aggregate merger consideration and cash payments in respect of canceled stock options and other equity awards.

Expiration of Representations and Warranties.   The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Before Closing of the Merger

Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain IBM’s prior written consent, we will carry on our, and will cause each of our subsidiaries to carry on their, businesses in the ordinary course consistent with past practice, and use commercially reasonable efforts to comply with all applicable laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of our present executive officers, software developers and other key employees and to preserve our assets and technology and preserve our relationships with customers, suppliers, licensors, licensees, distributors, and others having material business dealings with us and maintain our material franchises, rights and permits.

In addition we have agreed, with specified exceptions, to various additional restrictions, including restrictions on our and our subsidiaries’ ability to:

•       declare, set aside or pay any dividends on, or other distributions in respect of, our capital stock;

•       split, combine or reclassify our capital stock, issue any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity or voting interests;

•       purchase, redeem or otherwise acquire any of our or our subsidiaries’ securities, other than in connection with the forfeiture of outstanding restricted stock or restricted stock units or the acquisition of shares in connection with the cashless exercise of an outstanding stock option;

•       amend, modify or change the term of any indebtedness;

•       grant any bonus opportunity, loan or increase in compensation or benefits to any current or former director, officer, employee, contractor, or consultant, other than normal bonus opportunities or increases of base compensation or benefits in the ordinary course consistent with past practice;

•       pay any bonus to any of our personnel other than bonuses accrued in the ordinary course consistent with past practice or otherwise required under any of our benefit plans or agreements;

•       grant any severance, change in control, termination, or similar compensation or benefits, or increases therein to any current director or officer, or grant any material severance, change in control, termination, or similar compensation or benefits to any of our other personnel;

•       adopt or enter into, or agree to adopt or enter into, any material amendment or modification to any employment, change in control, deferred compensation, severance, loan, indemnification, stock repurchase, retention, or similar agreement with any of our personnel, any consulting agreement with any current or former officer or director, or any material consulting agreement with any of our other personnel;

•       adopt or enter into, or agree to adopt or enter into, any contract with any of our personnel, the benefits of which are contingent on the occurrence of a merger or other business combination;

•       adopt or enter into, or agree to adopt or enter into, any trust or insurance contract or other agreement to fund or otherwise secure payment of any compensation or benefit to any of our personnel;

•       make any material tax election, change any material tax election or settle or compromise any material tax liability;

•       issue, deliver, sell, pledge, or otherwise encumber any of our or our subsidiaries’ equity securities, other than issuing of our common stock upon the exercise of outstanding stock options;

•       amend or propose to amend our or our subsidiaries’ certificate of incorporation or bylaws or similar organizational documents;

•       acquire or agree to acquire any business or person or division thereof, or any other assets other than immaterial assets in the ordinary course of business consistent with past practice;

•       sell, lease, license, encumber, or dispose of our material properties or assets, other than intellectual property license and inventory sales in the ordinary course of business consistent with past practice and permitted liens incurred in the ordinary course of business consistent with past practice;

•       repurchase, prepay or incur any indebtedness, or issue and sell options, warrants, calls, or other rights to acquire any debt securities, enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person, or enter any similar arrangement;

•       make any loans, capital contributions to, or investments in, any person other than us or any of our direct or indirect wholly owned subsidiaries and other than customary travel and other advances to employees, officers and directors in the ordinary course of business consistent with past practice;

•       incur or commit to incur capital expenditures in excess of $200,000 individually or $1 million in the aggregate;

•       pay, discharge, settle, or satisfy any material claims, liabilities or obligations, other than certain specified claims, liabilities or obligations;

•       waive, relinquish, release, grant, transfer, or assign any right of material value;

•       waive any material benefits of, agree to modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement;

•       enter into any lease or sublease of real property, modify or amend any lease or sublease of real property other than in the ordinary course of business consistent with past practice, and in the case of extensions or renewals, in no event without ten business days prior notice to IBM;

•       acquire any interest in real property;

•       modify or amend in any material respect or in any manner that is adverse to the company, or accelerate, terminate or cancel material contracts;

•       adopt, enter into, terminate, amend, or modify in any material respect any of our benefit plans or benefit agreements; increase the compensation or benefits of, pay any bonus or grant any loan to any personnel, other than as required under any benefit plan or benefit agreement, and other than to personnel other than directors and officers in the ordinary course of business consistent with past practice; pay or provide any material compensation or benefit not provided for under an existing benefit plan or benefit agreement, other than in the ordinary course of business consistent with past practice; grant any awards under any benefit plan or remove or modify any restrictions in any benefit plan or benefit agreement or award made thereunder; take any action to fund or secure the payment of compensation or benefits under any benefit plan or benefit agreement; take any action to accelerate the time of payment or vesting of any compensation or benefits under any benefit plan or agreement; or make any material determination under any benefit plan or agreement that is inconsistent with the ordinary course of business or past practice;

•       enter into any contract restricting our or our subsidiaries’ ability to assign all or any portion of our or our subsidiaries’ rights, interests or obligations thereunder;

•       take or fail to take any action if such action or failure to act is reasonably likely to result in any of our representations and warranties set forth in the merger agreement that are qualified as to materiality becoming untrue (as so qualified), or any of our representations and warranties that are not so qualified becoming untrue in any material respect;

•       except as required by law, adopt or enter into any collective bargaining agreement or other labor union contract applicable to employees of ISS or its subsidiaries, or the termination, other than for cause, death or disability, of the employment of any ISS employee who has an employment, severance or similar agreement with ISS or its subsidiaries;

•       write-down of any of our material assets, including any intellectual property, or make any material changes in financial or tax accounting methods, principles or practices, in each case, except as required by GAAP or applicable law;

•       except in the ordinary course of business consistent with past practice, engage in any promotional sales or discount activity or other practice with the effect of accelerating sales or the collection of receivables, or postponing payments to be made by ISS;

•       any action or omission to take any action which would result in the material loss or reduction of value of our intellectual property, taken as a whole;

•       enter into, extend, amend, or renew certain specified contracts, including material contracts; or

•       authorize any of, or commit, resolve or agree to take any of the foregoing actions.

In addition, we have also agreed that, before the effective time of the merger, we will:

•       timely file, and cause our subsidiaries to timely file, all material tax returns required to be filed, and timely pay all taxes shown as due on such returns;

•       accrue a reserve in our books and records and financial statements in accordance with GAAP and past practices for all taxes payable by us or any of our subsidiaries for which returns are not due before the effective time of the merger;

•       promptly notify IBM of any suit, claim, action, investigation, proceeding, or audit pending against or with respect to us or any of our subsidiaries in respect of any material tax and will not settle or compromise any such suit, claim, action, investigation, proceeding, or audit without IBM’s consent;

•       not amend any material tax return and not make any, or allow our subsidiaries to make any, material tax election without IBM’s consent; and

•       retain, and cause our subsidiaries to retain, all records necessary to prepare tax returns and tax audits.

Conduct of IBM

IBM has agreed not to, and to cause its subsidiaries not to, take any action that is reasonably likely to result in any representation and warranty of IBM set forth in the merger agreement that is qualified as to materiality becoming untrue (as so qualified), or any such representation and warranty that is not so qualified becoming untrue in any material respect.

No Solicitation of Third Parties by ISS

In General.   We and our subsidiaries will not, and will not permit or authorize our or our subsidiaries’ respective officers, directors, employees, investment bankers, attorneys, accountants, or other advisors, or representatives to, directly or indirectly:

•       solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any takeover proposal or any inquiries or the making of any proposal that is reasonably likely to lead to a takeover proposal; or

•       enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or otherwise cooperate in any way with any person with respect to any takeover proposal.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person, other than IBM, Aegis or any affiliate of IBM or Aegis, relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase of:

•       assets or businesses that constitute or generate 15% or more of the total revenue, net income, EBITDA, or assets of ISS and its subsidiaries taken as a whole; or

•       15% or more of the outstanding shares of our common stock or of any class of capital stock or other equity or voting interests in any one or more of our subsidiaries that, in the aggregate, hold the assets or businesses described above.

Unsolicited Takeover Proposals.   Before our stockholders approve the proposal to adopt the merger agreement, in response to an unsolicited takeover proposal, our board of directors can furnish information, subject to a confidentiality agreement (on terms no less restrictive than those contained in the confidentiality agreement between us and IBM), and participate in discussions or negotiations, but only if our board of directors determines in good faith that the takeover proposal constitutes or is reasonably likely to lead to a “superior proposal.”

For purposes of the merger agreement, “superior proposal” means any binding, bona fide unsolicited written offer made by any person other than IBM, Aegis or any affiliate of IBM or Aegis, which did not result from a breach of the non-solicitation covenants contained in the merger agreement, that would result in such person acquiring, directly or indirectly, more than 50% of the voting power of our common stock, or all or substantially all of the assets of ISS and its subsidiaries, taken as a whole, and which, in the good faith judgment of our board of directors (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), is more favorable to our stockholders, from a financial point of view, than the merger (taking into account all terms and conditions of the takeover proposal and the merger agreement, including the abilities of the parties to consummate the transactions contemplated by the merger agreement and any changes to the merger agreement proposed by IBM in response to such proposal), and is reasonably capable of being completed, taking into account all financial, legal, regulatory, and other aspects of such proposal.

We have agreed to notify IBM as promptly as practicable if we receive, and in any event within 24 hours after we first obtain knowledge of, any takeover proposal, request for information or inquiry that we reasonably believe is likely to lead to a takeover proposal, and have agreed to provide IBM with the terms and conditions of any such takeover proposal, request or inquiry, and the identity of the person making such proposal, request or inquiry. Additionally, we have agreed to keep IBM informed of the status of any such takeover proposal, request or inquiry, including any changes to the terms thereof, and the provision of copies of all written communications relating to such takeover proposal.

Change in Board Recommendation

We have agreed that neither our board of directors nor any committee of our board will:

•       withdraw or modify in a manner adverse to IBM or Aegis, or propose publicly to withdraw or modify in a manner adverse to IBM or Aegis, the recommendation or declaration of advisability by our board of directors or any committee of our board of the merger agreement or the merger, or recommend or propose publicly to recommend, to our stockholders the approval or adoption of any takeover proposal, or resolve or agree to take any such action (we sometimes refer herein to any such action or agreement as an “adverse recommendation change”);

•       adopt or approve any takeover proposal, propose the approval or adoption of any takeover proposal or resolve or agree to take any such action; or

•       cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, partnership agreement, or other agreement constituting or related to, or which is intended to or reasonably likely to lead to any takeover proposal, or resolve or agree to take any such action.

Notwithstanding our obligations under the merger agreement, our board of directors may, in response to a takeover proposal that our board determines in good faith constitutes or is reasonably likely to lead to a superior proposal, or in response to an intervening event, make an adverse recommendation change, if:

•       our board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to our stockholders under applicable law;

•       our board of directors provides prior written notice to IBM (which we sometimes refer to herein as an “adverse recommendation change notice”) that it is prepared to make an adverse recommendation change and provides to IBM the most current version of any written agreement relating to the superior proposal or provides details describing the intervening event;

•       IBM has been given five business days to make a proposal which, in the reasonable good faith judgment of our board of directors (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), either causes the superior proposal to no longer constitute a superior proposal or obviates the need for a change of recommendation in light of the intervening event; and

•       during the five business day period before our board of directors makes an adverse recommendation change, we negotiate in good faith with IBM regarding any revisions to terms of the merger proposed by IBM.

For purposes of the merger agreement, an “intervening event” means an event, unknown to our board of directors as of the date of the merger agreement (or, if known, the material consequences of which are not known to or understood by our board of directors as of the date of the merger agreement), which event (or any material consequence of which) becomes known to or by (or understood by) our board of directors before our stockholders approve the proposal to adopt the merger agreement and which causes our board of directors to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an adverse recommendation change is reasonably likely to result in a breach of its fiduciary duties to our stockholders under applicable law. The term “intervening event” does not include the receipt, existence or terms of a takeover proposal or any matter relating to a takeover proposal or any consequence of a takeover proposal.

The covenant in the merger agreement generally prohibiting us from soliciting acquisition proposals does not prevent us from complying with Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an acquisition proposal or from making any disclosure to our stockholders if our board of directors determines in good faith that failure to take such action would be inconsistent with applicable law.

Conditions to Closing

Mutual Conditions.   The obligations of the parties to complete the merger are subject to the following mutual conditions:

•       approval of the proposal to adopt the merger agreement by the requisite stockholder vote at the special meeting;

•       the expiration or termination of the waiting period and the receipt of any approvals required under applicable United States antitrust laws, and the receipt or expiration, as applicable, of any material approval or waiting period under any other applicable competition, merger control, antitrust, or similar law; and

•       the absence of any temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the closing of the merger.

Conditions to IBM’s and Aegis’ Obligations to Complete the Merger.   IBM’s and Aegis’ obligations to complete the merger are subject to the following additional conditions:

•       our representations and warranties contained in the merger agreement that are qualified by materiality shall be true and correct (as so qualified), and our representations and warranties contained in the merger agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date, except, in each case, where the failure of such representations and warranties to be so true and correct do not make it inadvisable, in the reasonable judgment of IBM, to proceed with the merger;

•       the performance, in all material respects, by us of all obligations required to be performed by us under the merger agreement;

•       no material adverse effect on or with respect to us shall have occurred since the date of the merger agreement.

•       our delivery to IBM at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, and the absence of any material adverse effect with respect to us; and

•       there shall be no litigation by any third party with any reasonable likelihood of success, or by any governmental entity that challenges or seeks to restrain or prohibit the merger, that seeks to obtain from IBM or any of its subsidiaries any damages that are material, individually or in the aggregate, in relation to the value of ISS and its subsidiaries taken as a whole, that seeks to prohibit or limit or place conditions on the ownership and operation of our business, that seeks to impose limitations on the ownership of any ISS common stock, or that seeks to prohibit IBM or its affiliates from controlling in any respect the business or operation of ISS, or prevent ISS or its subsidiaries from operating any of their businesses in substantially the same manner as prior to the date of the merger agreement, and there shall be no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition to do any of the foregoing.

Conditions to ISS’ Obligation to Complete the Merger.   Our obligation to complete the merger is subject to the following additional conditions:

•       IBM’s and Aegis’ representations and warranties contained in the merger agreement that are qualified by materiality shall be true and correct (as so qualified), and IBM’s and Aegis’ representations and warranties contained in the merger agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date;

•       the performance, in all material respects, by IBM and Aegis of all obligations required to be performed by them under the merger agreement; and

•       IBM’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of our stockholders has been obtained, as follows:

•       by mutual written consent of IBM, Aegis, and us;

•       by either IBM or us if:

•        the merger has not been completed by February 15, 2007, provided that a party cannot invoke this right to terminate if its action or failure to act has been a principal cause of or resulted in the failure to complete the merger, and such action or failure to act was a breach of the merger agreement;

•        any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the closing of the merger is in effect and has become final and nonappealable; or

•        our stockholders do not adopt the merger agreement at a duly held stockholders meeting called for such purpose;

•       by IBM if:

•        our board of directors makes an adverse recommendation change;

•        we have delivered an adverse recommendation change notice to IBM;

•        IBM is not in material breach of its obligations under the merger agreement and we have breached any of our representations and warranties or failed to perform any of our covenants or other agreements in the merger agreement such that the closing conditions would not be satisfied and we are not capable of curing such breach or failure to perform by February 15, 2007, or, if capable of being cured, we do not cure such breach or failure to perform by February 15, 2007, or we do not commence to cure, and thereafter diligently pursue to cure, such breach or failure to perform within 10 business days after receipt of written notice from IBM; or

•        if any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that challenges or seeks to restrain or prohibit the merger, that seeks to obtain from IBM or any of its subsidiaries any damages that are material, individually or in the aggregate, in relation to the value of ISS and its subsidiaries taken as a whole, that seeks to prohibit or limit or place conditions on the ownership and operation of our business, that seeks to impose limitations on the ownership of any ISS common stock, or that seeks to prohibit IBM from controlling in any respect the business or operation of ISS shall be in effect and shall have become final and nonappealable; or

•       by us if we are not in material breach of our obligations under the merger agreement and IBM has breached any of its representations and warranties or failed to perform any of its covenants or other agreements in the merger agreement such that the closing conditions would not be satisfied and it is not capable of curing such breach or failure to perform by February 15, 2007, or, if capable of being cured, it does not cure such breach or failure to perform by February 15, 2007, or it does not commence to cure, and thereafter diligently pursue to cure, such breach or failure to perform within 10 business days after receipt of written notice from us.

Termination Fee and Expenses

The merger agreement provides that, in general, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger agreement and the merger will be borne by the party incurring such fees and expenses. The merger agreement requires, however, that we pay IBM a termination fee of $37 million if:

•       a takeover proposal has been publicly made known to us, any person has publicly announced an intention to make a takeover proposal, a takeover proposal is made directly to our stockholders, or a takeover proposal becomes widely known to our stockholders, and thereafter the merger agreement is terminated by either IBM or ISS because:

•        the merger has not been consummated by February 15, 2007; or

•        the special meeting has been held and our stockholders did not adopt the merger agreement at the special meeting (or any adjournment or postponement thereof);

and within 12 months after such termination, we or any of our subsidiaries enters into an acquisition agreement with respect to, or consummates, a takeover proposal (with all percentages in the definition of takeover proposal increased from 15% to 40%); or

•       the merger agreement is terminated by IBM because our board of directors delivered an adverse recommendation change notice to IBM or an adverse recommendation change has occurred.

Indemnification and Insurance

IBM will cause the surviving corporation to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of ISS and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of ISS as in effect on the date of the merger agreement.

IBM will obtain as of the effective time a “tail” directors’ and officers’ liability insurance policy with a claim period of six years from the effective time of the merger for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. IBM’s obligation to provide this insurance coverage is subject to a cap of 300% of the aggregate premiums paid by us for the period from March 24, 2006, to and including March 24, 2007. If IBM cannot obtain such a tail policy without exceeding the 300% cap, IBM is required to obtain as much insurance coverage as can be obtained for such 300% amount. In any event, IBM will not be required to make expenditures exceeding approximately $2.26 million to obtain such tail policy.

Material Adverse Effect

For purposes of the merger agreement, a “material adverse effect” means any fact, change, development, event, occurrence, action, omission, or effect that, individually or in the aggregate, is reasonably likely to result in a material adverse effect on the business, assets, properties, financial condition, or results of operations of ISS and its subsidiaries, taken as a whole, or is reasonably likely to result in a material impairment on the ability of IBM and its subsidiaries to continue operating the business of ISS and its subsidiaries after the merger in substantially the same manner as it was operated immediately before the date of the merger agreement. However, a material adverse effect does not include any facts, changes, developments, events, occurrences, actions, omissions, or effects:

•       generally affecting the industry in which we primarily operate, or the domestic or international economy or financial or capital markets, to the extent they do not disproportionately affect us and our subsidiaries, taken as a whole, in relation to the other companies in the industry in which we primarily operate;

•       arising out of, resulting from, or attributable to:

•        changes in law, in generally accepted accounting principles, or in accounting standards;

•        the announcement of the merger agreement or the anticipated consummation of the merger, including the impact on employee, customer, supplier, distributor, partner, and other relationships;

•        acts of war, sabotage or terrorism, or escalation or worsening of acts of war, sabotage or terrorism, threatened or underway as of the date of the merger agreement, to the extent that they do not disproportionately affect us or our subsidiaries, taken as a whole, in relation to other companies in the industry in which we primarily operate;

•        earthquakes, hurricanes, tornados, or other natural disasters, to the extent that they do not disproportionately affect us or our subsidiaries, taken as a whole, in relation to other companies in the industry in which we primarily operate;

•        any decline in market price or change in trading volume of our capital stock or any failure by us to meet publicly announced earnings projections or internal projections (however, the cause or causes of any such decline, change or failure may be deemed to constitute a material adverse effect and may be considered when determining whether a material adverse effect has occurred); or

•        any suit, claim, action, or proceeding that does not have a reasonable likelihood of success on its merits, and which asserts allegations of a breach of fiduciary duty relating to the merger agreement, violations of securities laws in connection with this proxy statement, or otherwise in connection with any transactions contemplated by the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

ISS and IBM may amend the merger agreement at any time. However, after stockholder approval has been obtained, no amendment can be made that by law requires further approval by the stockholders of the parties without the further approval of such stockholders.

Either ISS or IBM may extend the time for performance of any of the obligations or other acts of the other party under the merger agreement, waive any inaccuracies in the other party’s representations and warranties and waive compliance with any of the agreements or conditions contained in the merger agreement. However, after stockholder approval has been obtained, no waiver may be made by the parties that by law requires further approval by stockholders of the parties without the further approval of such stockholders.

Other Agreements

In addition to the agreements described above, we have agreed in the merger agreement to take several other actions, including the following:

•       We agreed to take such actions as are necessary to render our Rights Agreement dated July 18, 2002, inapplicable to the merger, the merger agreement and the other transactions contemplated by the merger agreement. We also agreed to terminate our Rights Agreement at the Final Expiration Date (as defined in the Rights Agreement).

•       We agreed to provide IBM information concerning our business and to give IBM access to our books, records, properties, and personnel and to cause our subsidiaries to do the same.

•       Except as would violate applicable law, we and IBM have agreed to consult with each other prior to issuing any press release or other public announcements with respect to the merger.

•       We have agreed to give prompt notice to IBM of the occurrence of certain matters or events, including matters or events affecting our business, assets, properties, condition (financial or otherwise), or results of operations, events or conditions affecting our representations and warranties in the merger agreement, events affecting our ability to satisfy conditions to the consummation of the merger, our failure to perform in any material respect any of our obligations set forth in the merger agreement, certain notices and communications from governmental entities or major suppliers or customers, and certain actions, suits, claims, investigations, or proceedings.

•       IBM has agreed to provide us with prompt notice of the occurrence of certain matters or events, including events or conditions affecting its representations and warranties in the merger agreement, and its failure to perform in any material respect any of our obligations set forth in the merger agreement.

•       We have agreed to convene and hold a stockholders’ meeting on the twentieth business day following the mailing of the definitive proxy statement to our stockholders.

•       Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable, to consummate the merger and the other transactions contemplated by the merger agreement, including, among other things, using reasonable best efforts to satisfy the conditions to closing, obtain all necessary actions or nonactions, waivers, consents, approvals, orders, and authorizations from, and give any necessary notice to, governmental entities, and to obtain all necessary consents, approvals or waivers from third parties.

•       Notwithstanding the preceding, IBM is not required to agree to, or offer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any asset or any portion of its business. Furthermore, IBM is not obligated to litigate or participate in the litigation of any suit, claim, action, investigation, or proceeding brought by any governmental entity relating to this merger which seeks to: challenge, restrain or prohibit the consummation of the merger; obtain damages from IBM; prohibit, limit or place conditions on the ownership and operation of IBM’s or our business, assets or products; require any party to dispose of, license or hold separate their business or assets; impose limitations on IBM’s ability to acquire or hold ISS shares; prohibit IBM’s ability to control our business; or prevent us from operating our business in substantially the same manner as was conducted immediately prior to the date of the merger agreement.

PROPOSAL 2—AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders, the number of shares of ISS common stock represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the Delaware General Corporation Law, we may move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Failure of this proposal to pass will not affect the ability of the holder of any proxy solicited by us to adjourn the special meeting in the event insufficient shares of ISS common stock are represented to establish a quorum, or for any other lawful purpose.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires the affirmative vote of the holders of a majority of the shares voted on such proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting.

For the reasons set forth in this proxy statement, the ISS board of directors recommends that ISS’ stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of shares of common stock as of August 18, 2006 for (1) our chief executive officer, our four most highly compensated executive officers serving at the end of fiscal 2005 and a former executive officer who was succeeded prior to year end, each of whose combined salary and bonus for 2005 was in excess of $100,000; (2) our directors; (3) our directors and executive officers as a group; and (4) each person who, to the knowledge of the company, is a stockholder holding more than a 5% interest in our common stock. Unless otherwise indicated, the address for each person is c/o Internet Security Systems, Inc., 6303 Barfield Road, Atlanta, Georgia 30328.

	Shares Beneficially Owned
Name	Number	Percentage(1)
Richard S. Bodman(2)	77,595	*
Lawrence Costanza(3)	609,749	1.4%
Robert E. Davoli(4)	219,124	*
Doug Johns(5)	406,250	0.9%
Christopher W. Klaus(6)	3,213,690	7.3%
Lin Ja Hong(7)	89,625	0.2%
Richard Macchia(8)	189,580	0.4%
Thomas E. Noonan(9)	4,375,275	9.4%
Sam Nunn(10)	130,724	*
Kevin J. O’Connor(11)	129,766	*
Jaap Smit(12)	8,750	0.0%
David N. Strohm(13)	153,500	*
All directors and executive officers as a group (15 persons)(14)	9,774,319	20.4%
Shapiro Capital Management Company, Inc.(15)	5,482,496	12.4%
Private Capital Management, Inc.(16)	2,740,238	6.2%
Barclays Global Investors NA(17)	2,250,132	5.1%

                 * Indicates less than 1%.

       (1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days following August 18, 2006, are deemed outstanding. However, shares subject to options are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

       (2) Includes options for 42,500 shares of common stock.

       (3) Includes options for 540,000 shares of common stock.

       (4) Includes options for 87,500 shares of common stock.

       (5) Includes options for 356,250 shares of common stock. Mr. Johns’ full-time employment with ISS ended on December 21, 2005.

       (6) Includes options for 20,000 shares of common stock and 99,517 shares owned by spouse.

       (7) Includes options for 64,625 shares of common stock.

       (8) Includes options for 161,875 shares of common stock. Mr. Macchia was succeeded in his position as chief financial officer by Mr. Raghavan Rajaji on November 10, 2005.

       (9) Includes options for 2,272,500 shares of common stock and 180,785 shares held in family trusts.

(10) Includes options for 112,500 shares of common stock.

(11) Includes options for 87,500 shares of common stock.

(12) Includes options for 3,750 shares of common stock.

(13) Includes options for 47,500 shares of common stock and 42,768 shares held in a living trust.

(14) Includes options for 3,880,993 shares of common stock.

(15) According to a Schedule 13F filed on August 15, 2006, sole power to vote or to direct the vote with respect to 4,550,778 shares, and shared power to vote or to direct the vote with respect to 931,718 shares.

(16) According to a Schedule 13F filed on August 14, 2006, shared power to vote or to direct the vote with respect to all reported shares.

(17) According to a Schedule 13F filed on August 3, 2006, sole power to vote or to direct the vote with respect to all reported shares.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

We will only hold an annual meeting of stockholders in 2007 if the merger is not completed. Any stockholder proposals submitted pursuant to Exchange Act Rule 14-8 and intended to be presented at the 2007 annual meeting must be received in writing at our principal executive offices on or before December 16, 2006 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the board of directors in connection with that meeting. Any stockholder proposals intended to be presented at the 2007 annual meeting other than pursuant to Rule 14a-8, and any stockholder nominations, must also be received in writing at our principal executive offices no later than December 16, 2006 together with all supporting documentation required by our by-laws. Proxies solicited by the board of directors will confer discretionary voting authority with respect to those proposals, subject to SEC rules governing the exercise of this authority.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

IBM and ISS file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements, or other information that IBM and ISS file with the SEC at SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.”

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Internet Security Systems, Inc.
Attn: Investor Relations
6303 Barfield Road
Atlanta, Georgia  30328
(404) 236-4053

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free:  1 (866) 857-9386

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

You should not send in your ISS certificates until you receive the transmittal materials from the paying agent.

You should rely only on the information contained in this proxy statement and the annexes hereto. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 18, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

INTERNATIONAL BUSINESS MACHINES CORPORATION,

AEGIS ACQUISITION CORP.

and

INTERNET SECURITY SYSTEMS, INC.

dated as of August 23, 2006

GLOSSARY

Term	Section
1995 Plan	3.01(c)(i)
Acquisition Agreement	4.02(b)
Adjusted Option	5.04(a)(iii)
Adjusted RSU	5.04(a)(viii)
Adverse Recommendation Change	4.02(b)
Adverse Recommendation Change Notice	4.02(b)
affiliate	8.03(a)
Agreement	Recitals
Ancillary Software IP	3.01(p)(iv)
Appraisal Shares	2.01(d)
Applicable RS Portion	5.04(c)
Bankruptcy and Equity Exception	3.01(d)
Baseline Financials	3.01(e)(i)
Benefit Agreements	3.01(g)(i)
Benefit Plans	3.01(k)(i)
Cash-Out Restricted Shares	5.04(a)(vi)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.02(f)
Commonly Controlled Entity	3.01(k)(i)
Company	Recitals
Company Affiliated Group	3.01(n)(xv)
Company Bylaws	3.01(a)
Company Certificate	1.05(a)
Company Common Stock	2.01
Company IP	3.01(p)(iv)
Company Letter	3.01
Company Licensed IP	3.01(p)(iv)
Company Owned IP	3.01(p)(i)
Company Personnel	3.01(g)(i)
Company Preferred Stock	3.01(c)(i)
Company Rights	3.01(c)(i)
Company Rights Agreement	3.01(c)(i)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	4.02(a)
Contract	3.01(d)
Derivative Work	3.01(p)(iii)
DGCL	1.01
Effective Time	1.03
Employee Restricted Share	5.04(d)
Employee Stock Option	5.04(d)
Employee Stock Unit	5.04(d)
Environmental Claims	3.01(l)
Environmental Law	3.01(l)

ERISA	3.01(m)(i)
ESPP	3.01(c)(i)
Exchange Act	3.01(d)
FCC	5.02(b)
FCC Licenses	5.02(b)
Filed SEC Documents	3.01(e)(i)
GAAP	3.01(e)(i)
Government Contract	3.01(z)(i)
Governmental Entity	3.01(d)
Grant Date	3.01(c)(iii)
Hazardous Materials	3.01(l)
HSR Act	3.01(d)
indebtedness	3.01(c)(iv)
Intellectual Property	3.01(p)(iv)
Intervening Event	4.02(b)
IP Contributing Parties	3.01(p)(ii)(F)
IRS	3.01(m)(ii)
Judgment	3.01(d)
knowledge	8.03(b)
Lapse Date	5.04(c)
Law	3.01(d)
Leased Real Property	3.01(o)(iii)
Legal Restraints	6.01(c)
Liens	3.01(b)
Major Customer	3.01(i)(i)(U)
Major Customer Contract	3.01(i)(i)(U)
Major Supplier	3.01(i)(i)(V)
Major Supplier Contract	3.01(i)(i)(V)
Material Adverse Effect	8.03(c)
Material Contract	3.01(i)(i)
Material Litigation	6.02(c)
Merger	Recitals
Merger Consideration	2.01(c)
Non-Affiliate Plan Fiduciary	3.01(m)(ix)
Non-Employee Restricted Share	5.04(d)
Non-Employee Stock Option	5.04(d)
Non-Employee Stock Unit	5.04(d)
Offer Letters	Recitals
Option Exchange Ratio	5.04(d)
Parent	Recitals
Parent Common Stock	5.04(a)(iii)
Paying Agent	2.02(a)
Pension Plan	3.01(m)(i)
Permits	8.03(d)
Permitted Liens	3.01(i)(i)(E)
person	8.03(e)
Post-Signing Returns	4.01(b)
Primary Company Executives	3.01(n)(vii)

Proxy Statement	3.01(d)
Receivables	3.01(r)
Release	3.01(l)
Registered Company IP	3.01(p)(i)
Restricted Share Cash Amount	5.04(a)(v)
Restricted Shares	3.01(c)(i)
Rolled-Over Stock Option	5.04(d)
RS Holder	5.04(a)(v)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.01(d)
Securities Act	3.01(e)(i)
Software	3.01(p)(iv)
SOX	3.01(e)(ii)
Specified Contracts	3.01(i)(i)
Stockholder Approval	3.01(v)
Stockholders Meeting	5.01(c)
Stock Options	3.01(c)(i)
Stock Units	3.01(c)(i)
Sub	Preamble
Subsidiary	8.03(f)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
tax return	3.01(n)(xv)
taxes	3.01(n)(xv)
taxing authority	3.01(n)(xv)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(p)(iv)
Non-Employee	5.04(d)
Vested Employee Stock Option	5.04(d)
Welfare Plan	3.01(m)(iv)

AGREEMENT AND PLAN OF MERGER dated as of August 23, 2006 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), AEGIS ACQUISITION CORP, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and INTERNET SECURITY SYSTEMS, INC., a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company, recommended that this Agreement be adopted by the Company’s stockholders);

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain employees of the Company are executing and delivering offer letters (the “Offer Letters”) regarding the employment of such employees following the consummation of the Merger; and

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain stockholders and employees of the Company are entering into agreements with Parent pursuant to which such stockholders and employees shall agree, among other things, to certain non-competition, non-solicitation and no hire restrictions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02.   Closing.   The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.   Effective Time of the Merger.   Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04.   Effects of the Merger.   The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05.   Certificate of Incorporation and Bylaws.   (a) The Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, the Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)        The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06.   Directors.   The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07.   Officers.   The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

SECTION 2.01.   Conversion of Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a)        Capital Stock of Sub.   Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)        Cancelation of Treasury Stock and Parent-Owned Stock.   All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)        Conversion of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b), (ii) except as provided in Section 2.01(d), the Appraisal Shares and (iii) Restricted Shares to the extent set forth in Section 5.04) shall be converted into the right to receive $28.00 in cash, without interest (the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 2.02(f) and any applicable tax Law.

(d)        Appraisal Rights.   Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.02.   Exchange of Certificates.   (a) Paying Agent.   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b)        Exchange Procedure.   As soon as reasonably practicable after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger

Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)        No Further Ownership Rights in Company Common Stock.   All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)        No Liability.   None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash that would otherwise have been payable in respect of any Certificate which is properly delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)        Lost Certificates.   If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)         Withholding Rights.   Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g)        Termination of Fund.   At any time following the 18-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 2.01(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

ARTICLE III

Representations and Warranties

SECTION 3.01.   Representations and Warranties of the Company.   Except as set forth in the letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other Section of this Agreement) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Letter”), the Company represents and warrants to Parent and Sub as follows:

(a)        Organization, Standing and Corporate Power.   Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate or company power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary or desirable, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company Certificate and the Bylaws of the Company (the “Company Bylaws”) and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2004.

(b)        Subsidiaries.   Section 3.01(b) of the Company Letter sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by another wholly owned Subsidiary of the Company or by the Company and another wholly owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(c)        Capital Structure.   (i) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on August 18, 2006, (A) 44,126,727 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, including 502,775 restricted shares of Company Common Stock that are subject to transfer restrictions and/or subject to forfeiture back to the Company or repurchase by the Company (“Restricted Shares”), (B) 39,388 restricted stock units (the “Stock Units”) have been granted under the Company Stock Plans and are outstanding and no other restricted stock units of the Company are outstanding, (C) 9,080,389 shares of Company Common Stock were held by the Company as treasury shares, (D) 9,115,339 shares of Company Common Stock were subject to outstanding options (other than rights under the 1999 Employee Stock Purchase Plan and the International Employee Stock Purchase Plan (collectively, the “ESPP”)) to acquire shares of Company Common Stock pursuant to the Company 2005 Stock Incentive Plan, the

Company Restated 1995 Stock Incentive Plan (the “1995 Plan”), the Amended and Restated vCIS, Inc. 2001 Stock Plan, the Amended and Restated 1999 Stock Option Plan of Network Ice Corporation and the Netrex, Inc. 1998 Stock Plan (such options, together with any other stock options granted after August 18, 2006, under the Company Stock Plans pursuant to the terms of this Agreement or as disclosed in the Company Letter, the “Stock Options”; and such plans, together with the ESPP, the “Company Stock Plans”), (E) 78,000 shares of Company Common Stock were reserved and available for issuance pursuant to the ESPP and (F) no shares of Company Common Stock were subject to outstanding rights under the ESPP. Other than the Company Stock Plans, there is no plan or other Contract providing for the grant of options exercisable for or into shares of Company Common Stock by the Company or any of its Subsidiaries. No shares of Company Preferred Stock are issued or outstanding. No shares of Company Common Stock are owned by any Subsidiary of the Company. The Company has delivered to Parent (1) a complete and correct list, as of the close of business on August 18, 2006, of all outstanding Stock Options, the number of shares subject to each such Stock Option, the grant date, exercise price, vesting schedule and expiration date of each such Stock Option and the name of the holder thereof and an indication of whether or not each such holder is a current employee of the Company or any of its Subsidiaries and whether or not such Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code and (2) a complete and correct list, as of the close of business on August 18, 2006, of all Restricted Shares and Stock Units, the grant date and the name of the holder of each such Restricted Share and Stock Units and the forms of Restricted Share and Stock Unit grant agreements pursuant to which any such Restricted Shares and Stock Units were granted that sets forth the date any forfeiture or repurchase conditions lapse and any repurchase price. As of the date of this Agreement, other than the Stock Options, the Restricted Shares and the Company Series A Junior Participating Preferred Stock purchase rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of July 18, 2002, between the Company and SunTrust Bank (the “Company Rights Agreement”), there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.

(ii)       Except as set forth in Section 3.01(c)(i), as of the close of business on August 18, 2006, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such stock or securities, or other rights that are linked to the value of the Company Common Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding. Since August 18, 2006, until the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options outstanding as of August 18, 2006, and only if and to the extent required by their terms as in effect on such date and (B) there have been no issuances by the Company of options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock or other equity or voting interests from the Company, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof.

(iii)      All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) except as set forth in this Section 3.01(c), securities or other instruments or obligations of the Company or any of its Subsidiaries, in each case, the value of which is based upon or derived from any capital stock of, or other equity or voting interests in, the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote. Except as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Stock Options, (1) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (3) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The Nasdaq National Market and any other exchange on which Company securities are traded, (4) the per share exercise price of each Stock Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date and (5) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s SEC Documents in accordance with the Exchange Act and all other applicable Laws. Except for the Restricted Shares outstanding as of the date of this Agreement or except pursuant to the cashless exercise or tax withholding provisions under which the Stock Options, Restricted Shares or Stock Units were granted, in each case, as in effect on the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company is not a party to any voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. All Stock Options, Restricted Shares and Stock Units may, by their terms, be treated in accordance with Section 5.04(a).

(iv)       As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property, or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (other than, in the case of clauses (A), (B) and (D), accounts payable to trade creditors and accrued expenses arising in the ordinary course of business) (collectively, “indebtedness”).

(d)        Authority; Noncontravention.   The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval, and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) determining that the Merger is advisable and fair to the Company’s stockholders, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(b) and (v) recommending, subject to Section 4.02, that the Company’s stockholders adopt this Agreement, which resolutions, except to the extent permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto, a “Contract”) or Permit to which the Company or any of its Subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which the Company or any of its Subsidiaries has rights or benefits or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, have not had and are not reasonably likely to (x) result in a Material Adverse Effect, (y) prevent, materially impede or materially delay the consummation by the Company of the Merger or the other transactions contemplated hereby or (z) result in an impairment in any material respect of the ability of the Company to perform its obligations under this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of The Nasdaq Stock Market, Inc. and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and are not reasonably likely to (x) result in a Material Adverse Effect, (y) prevent, materially impede or materially delay the consummation by the Company of the Merger or the other transactions contemplated hereby or (z) result in an impairment in any material respect of the ability of the Company to perform its obligations under this Agreement.

(e)        SEC Documents.   (i) The Company has made available to Parent, or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC contains in a publicly available format, complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the SEC by the Company since January 1, 2003 (together with all exhibits and schedules thereto and documents and other information incorporated therein by reference, the “SEC Documents”). The Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by Law to be filed or furnished since January 1, 2003. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed or furnished and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed or furnished Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2003, and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company none of the SEC Documents is the subject of any ongoing review by the SEC. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end audit adjustments). Except (A) as set forth in the most recent balance sheet (including the notes thereto) included in the Filed SEC Documents (the “Baseline Financials”), (B) for liabilities incurred after the date of the Baseline Financials but prior to the date of this Agreement in the ordinary course of business consistent with past practice, and (C) for liabilities incurred on or after the date of this Agreement that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(ii)       The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOX. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(iii)      The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iv)       Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries published financial statements or other SEC Documents.

(v)        The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(vi)       The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f)         Information Supplied.   None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such time or date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g)        Absence of Certain Changes or Events.   (i) Since December 31, 2005 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (A) any Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (C) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (D)(1) any grant by the Company or any of its Subsidiaries to any current or former director, officer, employee, individual contractor or individual consultant of the Company or any of its Subsidiaries (collectively, “Company Personnel”) of any bonus opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base compensation or benefits, in each case, prior to the date of this Agreement in the ordinary course of business consistent with past practice or pursuant to any Benefit Plan or Benefit Agreement in effect on the date hereof, or (2) any payment by the Company or any of its Subsidiaries to any Company Personnel of any bonus, except for bonuses paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice or as required by any Benefit Plan or Benefit Agreement in effect on the date hereof, (E) any grant by the Company or any of its Subsidiaries to any current director or officer of the Company or any of its Subsidiaries of any severance, change in control, termination or similar compensation or benefits or increases therein or of the right to receive any severance, change in control, termination or similar compensation or benefits or increases therein or any grant by the Company or any of its Subsidiaries to any other Company Personnel of any material severance, change in control, termination or similar compensation or benefits or material increases therein or of the right to receive any material severance, change in control, termination or similar compensation or benefits or material increases therein, (F) any adoption of or entry by the Company or any of its Subsidiaries into, any material amendment of or modification to or agreement to materially amend or modify, or any termination of, (1) any employment, deferred compensation, change in control, severance, termination, loan, indemnification, retention, stock repurchase, or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, and (A) any consulting agreement between the Company or any of its Subsidiaries, on the one hand, and any current or former officer or director of the Company or any of its Subsidiaries, on the other hand and (B) any material consulting agreement between the Company or any of its Subsidiaries, on the one hand, and any other Company Personnel, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (3) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company

Personnel (all such Contracts under this clause (F), including any such Contract which is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), (G) any grant or amendment of any incentive award (including stock options, stock appreciation rights, performance units, restricted stock, restricted stock units, stock repurchase rights or other stock-based or stock-related awards) or the removal or modification of any restrictions in any such award, except for grants or amendments with respect to cash incentive awards, which are not, individually or in the aggregate, material, made in the ordinary course of business consistent with past practice or as required under any Benefit Plan or Benefit Agreement in effect on the date hereof, (H) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law, (I) any material tax election or change in any material tax election or any settlement or compromise of any material income tax liability, (J) any material write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries, or (K) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property or rights thereto, other than nonexclusive licenses granted in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

(ii)       Since December 31, 2005, each of the Company and its Subsidiaries has continued all pricing, sales, receivables and payables practices in accordance with the ordinary course of business consistent with past practice and has not engaged, except in the ordinary course of business consistent with past practice, in (A) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice that would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity.

(h)        Litigation.   Section 3.01(h) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of each claim (other than immaterial claims), action, suit or judicial, administrative and regulatory proceeding or investigations pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries (i) for money damages, (ii) that seeks injunctive relief, (iii) that may give rise to any legal restraint on or prohibition against or limit the material benefits to Parent of the transactions contemplated by this Agreement or (iv) that, if resolved in accordance with plaintiff’s demands, is reasonably likely to have a Material Adverse Effect. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

(i)         Contracts.   (i) Section 3.01(i) of the Company Letter contains a complete and correct list as of the date of this Agreement of:

(A)       each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging;

(B)       each Contract to which the Company or any of its Subsidiaries is a party providing for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted in any way, or which after the Effective Time could restrict

Parent or any of its Subsidiaries in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise prohibits any activity in respect of the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost as a result of non-compliance with any such exclusive or prohibiting requirements, or which requires the Company or any of its Subsidiaries to refrain from granting license or franchise rights to any other person;

(C)       each Contract by and between the Company or any of its Subsidiaries and (1) any affiliate of the Company or any of its Subsidiaries, (2) any Company Personnel, (3) any union or other labor organization or (4) any person known by the Company to be an affiliate of any such person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any of its Subsidiaries both without any penalty and without any obligation of the Company or any of its Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), (II) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of its Subsidiaries not involving the payment of money and (III) Benefit Plans and Benefit Agreements);

(D)       each Contract under which the Company or any of its Subsidiaries has incurred any indebtedness having an aggregate principal amount in excess of $250,000;

(E)       each Contract to which the Company or any of its Subsidiaries is a party creating or granting a Lien (including Liens upon properties or assets acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (2) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens, incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations (4) title of a lessor under a capital or operating lease and (5) Liens that are not reasonably likely to adversely interfere in a material way with the use of properties or assets encumbered thereby (collectively, “Permitted Liens”);

(F)       each material Contract to which the Company or any of its Subsidiaries is a party containing (1) any “change in control” or similar provisions with respect to the Company or any of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of, or with respect to, consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration of any obligation, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person,

(2) prohibiting or imposing any restrictions on the assignment of all or any portion of such Contract by the Company or its Subsidiaries (without regard to any exception permitting assignments to subsidiaries or affiliates) or (3) any provisions having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(G)      each Contract to which the Company or any of its Subsidiaries is a party providing for payments of royalties or other license fees to third parties, in each case in excess of $100,000 annually, that is not terminable on 90 days or less notice;

(H)      each Contract to which the Company or any of its Subsidiaries is a party granting a third party any license to Intellectual Property that is not limited to the internal use of such third party;

(I)        each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(J)        each Contract to which the Company or any of its Subsidiaries is a party granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies to the Company or any of its Subsidiaries or (2) following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation;

(K)       each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code, or to provide for source code to be put in escrow, excluding non-material pieces of source code developed for customers by the Company which are not integral to the Company’s products or services;

(L)       each Contract to which the Company or any of its Subsidiaries is a party for any joint venture (whether in partnership, limited liability company or other organizational form) or material alliance or similar arrangement;

(M)      each Contract to which the Company or any of its Subsidiaries is a party for any development, marketing, resale, distribution or similar arrangement relating to any product or service other than any Contract entered into in the ordinary course of business, consistent with past practice;

(N)       each Contract to which the Company or any of its Subsidiaries is a party with any Governmental Entity that is material to the Company and its Subsidiaries;

(O)      each material Contract to which the Company or any of its Subsidiaries is a party entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding that has any material continuing obligations, liabilities or restrictions;

(P)       each Contract to which the Company or any of its Subsidiaries is a party providing for future performance by the Company or any of its Subsidiaries in consideration of amounts previously paid, excluding maintenance agreements with customers entered into in the ordinary course of business consistent with past practice;

(Q)      each Contract to which the Company or any of its Subsidiaries is a party providing for liquidated damages (other than in an immaterial amount);

(R)       each material Contract to which the Company or any of its Subsidiaries is a party for professional services engagements for a fixed fee that guarantees a specific result;

(S)        each Contract between the Company or any of its Subsidiaries and any of the 25 largest customers of the Company and its Subsidiaries (determined on the basis of revenues received by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended March 31, 2006 (each such customer, a “Major Customer”, and each such Contract, a “Major Customer Contract”);

(T)       each Contract between the Company or any of its Subsidiaries and any of the 15 largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended March 31, 2006 (each such licensor or other supplier, a “Major Supplier”, and each such Contract, a “Major Supplier Contract”);

(U)      except for Contracts otherwise disclosed pursuant to this Section 3.01(i) each Contract which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, (i) during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement, in excess of $500,000 or (ii) during the life of the Contract, in excess of $2 million; and

(V)       except for the Contracts disclosed above, each material Contract to which the Company or any of its Subsidiaries is a party not made in the ordinary course of business consistent with past practice.

The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (V) of subsection (i) above are collectively referred to in this Agreement as “Specified Contracts”. The Company has made available to Parent a complete and correct copy of each of the Specified Contracts, including all amendments thereto. Subject to the Bankruptcy and Equity Exception, each Contract of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries (a “Material Contract”), is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Each of the Company and its Subsidiaries has performed or is performing all material obligations required to be performed by it under the Material Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and has not waived or failed to enforce any material rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder. To the knowledge of the Company, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Material Contract. To the knowledge of the Company, there are no circumstances that are reasonably likely to occur that is reasonably likely to adversely affect the ability of the Company or any of its Subsidiaries to perform its material obligations under any Material Contract.

(ii)       As of the date of this Agreement, none of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Major Customer Contracts or Major Supplier Contracts, or any of its existing relationships, with the Company or any of its Subsidiaries.

(j)         Compliance with Laws.   The Company and its Subsidiaries have in effect all material Permits that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted and as proposed by the Company to be conducted. Each of the Company and its Subsidiaries is, and since January 1, 2003 has been, in compliance in all material respects with all applicable Laws and Judgments, and no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any such applicable Law or Judgment. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof are not, reasonably likely to cause the revocation or cancelation of any material Permit. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication during the past three years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to material liability under, any Permit, Law or Judgment or relating to the revocation or modification of any material Permit. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of their respective material assets or operations, or that any such investigation or review is contemplated.

(k)        Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations.   (i) Except as disclosed in the Filed SEC Documents, since December 31, 2005 to the date of this Agreement, none of the Company or any of its Subsidiaries has adopted, entered into, terminated, amended, modified or agreed to adopt, enter into, terminate, amend or modify in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase right, stock option (including the Company Stock Plans), phantom stock, stock-based compensation, performance, retirement, savings, paid time off, perquisite, vacation, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other material welfare benefit or other similar plan, program, arrangement or agreement (whether oral or written, funded or unfunded and whether or not subject to the Laws of the United States) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, but not including the Benefit Agreements (all such plans, programs, arrangements and agreements, including any such plan, program, arrangement or agreement entered into or adopted on or after the date of this Agreement, collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

(ii)       As of the date of this Agreement, there are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Since January 1, 2003, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. Each of the Company and its Subsidiaries is, and since January 1, 2003, has been, in compliance in all material respects with all applicable Laws and Judgments relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not, and since January 1, 2003, has not, engaged in any unfair labor practice. As of the date hereof, the Company has not received notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries that is pending, and, to the knowledge of the Company, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity.

(l)         Environmental Matters.   (i) Each of the Company and its Subsidiaries is, and since January 1, 2003 has been, in compliance in all material respects with all applicable Environmental Laws, and as of the date hereof neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law; (ii) each of the Company and its Subsidiaries possesses and is in compliance in all material respects with all Permits required under applicable Environmental Laws for the conduct of their respective operations as now being conducted, and all such Permits are in good standing; (iii) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there has been no Release of any Hazardous Material that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liability or obligation that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (vi) there are no aboveground or underground storage tanks, generators or known or suspected asbestos-containing materials for which the Company or its Subsidiaries is responsible at, on, under or about property owned, operated or leased by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, were there any underground storage tanks on, under or about any such property in the past; (vii) neither the Company nor any of its Subsidiaries stores, generates, or disposes of Hazardous Materials (excluding office, cleaning or similar supplies used in the ordinary course of the Company’s or its Subsidiaries’ businesses) at, on, under, about or from property owned or leased by the Company or any of its Subsidiaries; and (viii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries.

For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or human health and safety; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (D) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

(m)      ERISA Compliance.   (i) Section 3.01(m)(i) of the Company Letter sets forth a complete and correct list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended “ERISA”) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has delivered to Parent complete and correct copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, descriptions thereof), (B) the two most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed, with or delivered to any Governmental Entity, if any, with respect to each Benefit Plan (including reports filed on Form 5500), (C) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan for which such summary plan description is required under applicable Law and (D) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under any Benefit Plan or Benefit Agreement, other than any such document described in clauses (A) through (D) that is or relates to any immaterial Benefit Plan or Benefit Agreement that is not subject to United States Law and is not reasonably available to the Company as of the date of this Agreement. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and its Subsidiaries and all the Benefit Plans are in compliance in all material respects with applicable Law, including ERISA and the Code.

(ii)       All Pension Plans intended to be tax qualified under the Code have been the subject of favorable determination letters from the Internal Revenue Service (the “IRS”) to the effect that such Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked (nor, as of the date of this Agreement, to the knowledge of the Company, has revocation been threatened in writing) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect the qualification of such Pension Plan or require security under Section 307 of ERISA. All Pension Plans required to have been approved by any non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) have been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened in writing) and no event has occurred since the date of the most recent approval relating to any such Pension Plan that is reasonably likely to adversely affect any such approval relating thereto. The Company has made available to Parent a complete and correct copy of the most recent determination or approval letter received with respect to each Pension Plan, as well as a complete and correct copy of each pending application for a determination or approval letter, if any.

(iii)      Since December 31, 2000, neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities.

(iv)       No Benefit Plan or Benefit Agreement that provides welfare benefits (each, a “Welfare Plan”) is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code). There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time. No Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or other applicable Law.

(v)        Except as expressly set forth in the Offer Letters or in Section 5.04, Section 3.01(m)(v) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of (A) each Benefit Plan and each Benefit Agreement pursuant to which any Company Personnel would become entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger and the other transactions contemplated by this Agreement

(alone or in combination with any other event), or any benefits the value of which would be calculated on the basis of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event), and (B) the names of all Company Personnel entitled to any such compensation or benefits actually payable as of the Closing Date or upon termination of employment after the Closing Date and the category or type of each such form of compensation or benefit to which such Company Personnel is entitled. Except as expressly set forth in the Offer Letters or in Section 5.04, no Company Personnel will be entitled to any severance, change in control, termination, bonus or other additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) or any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event). The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) and compliance by the Company with the provisions of this Agreement do not and will not (A) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement, (B) trigger the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates or (C) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s ability to amend, modify or terminate, any Benefit Plan or Benefit Agreement.

(vi)       No deduction of any amount payable pursuant to the terms of the Benefit Plans, Benefit Agreements or any other employment arrangements has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(vii)     As of the date hereof, neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(viii)    All material contributions, premiums and benefit payments under or in connection with the Benefit Plans or Benefit Agreements that are required to have been made by the Company or any of its Subsidiaries have been timely made or accrued. Neither the Company nor any of its Subsidiaries has incurred, or is reasonably likely to incur, any unfunded liabilities in relation to any Benefit Plan that have not been properly accounted for under GAAP.

(ix)       With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any trustee or other fiduciary or administrator of any Benefit Plan or trust created thereunder, in each case, who is not an officer, director or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that is reasonably likely to subject the Company, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, or any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that is reasonably likely to subject the Company, any of its Subsidiaries or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

(x)        The Company and its Subsidiaries do not have any material liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(n)        Taxes.   (i) Each of the Company, its Subsidiaries and each Company Affiliated Group has timely filed all material tax returns required to be filed by it, and all such tax returns are complete and correct in all material respects. Each of the Company and its Subsidiaries and each Company Affiliated Group has timely paid all material taxes due and owing other than taxes being contested in good faith and for which adequate reserves, in accordance with GAAP, have been established. The most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve, in accordance with GAAP, for all material taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(ii)       As of the date hereof, no material tax return of the Company or any of its Subsidiaries or any Company Affiliated Group is currently under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no material deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company, any of its Subsidiaries or any Company Affiliated Group. Each deficiency resulting from any completed audit or examination or concluded litigation relating to material amounts of taxes by any taxing authority has been timely paid. As of the date hereof, no material issues (individually or in the aggregate) relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues (individually or in the aggregate) relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the U.S. federal income tax returns of the Company and its Subsidiaries for all years through December 31, 2001.

(iii)      There is no currently effective agreement or other document extending the period of assessment or collection of any material taxes (other than extensions to file tax returns), and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any material taxes has been executed or filed with any taxing authority.

(iv)       No Liens for material amounts of taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Liens imposed by applicable Laws for taxes not yet due and Liens for taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(v)        None of the Company or any of its Subsidiaries is a party to or bound by or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement or arrangement with respect to material taxes (including the taxes of any other person) (including any closing agreement with the Internal Revenue Service pursuant to Section 7121 of the Code (but excluding any other closing agreements with any other taxing authorities) and any advance pricing agreement).

(vi)       None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any tax Law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time).

(vii)     Except as expressly set forth in the Offer Letters and other than payments that may be made to persons set forth on Section 3.01(n)(vii) of the Company Letter (the “Primary Company Executives”), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) by any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The Company has provided Parent with true and correct documentation evidencing the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive as of the date of this Agreement. No current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Sections 280G or 409A of the Code)) or interest or penalty related thereto.

(viii)    The Company and its Subsidiaries have complied in all material respects (individually or in the aggregate) with all applicable Laws relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper taxing authorities all material amounts (individually or in the aggregate) required to be so withheld and paid over under applicable Laws.

(ix)       Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (A) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(x)        With respect to any positions taken on the Federal income tax returns of the Company or its Subsidiaries that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code, the Company or its Subsidiaries (A) has disclosed such positions on the relevant tax returns or (B) had, at the time such positions were taken, substantial authority for such positions within the meaning of Section 6662 of the Code.

(xi)       To the Company’s knowledge and based on its transfer pricing documentation (including any applicable transfer pricing studies), all material related party transactions involving the Company or any of its Subsidiaries are at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law. Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law. Section 3.01(n)(xi) of the Company

Disclosure Letter sets forth a list of the Company’s transfer pricing studies relevant to any taxes or tax returns for any period for which the relevant statute of limitations is open. All references to the Treasury Regulations in this Section 3.01(n)(xi) are to the Treasury Regulations as in effect on the date of this Agreement.

(xii)     No material Subsidiary of the Company (A) is a “passive foreign investment company” within the meaning of Section 1297(a) of the Code and the Treasury Regulations promulgated thereunder or (B) has ever made an election under Section 1362 of the Code to be treated as an S corporation for Federal income tax purposes or made a similar election under any comparable provision of any tax Law.

(xiii)    Each of the Company and its Subsidiaries has conducted all aspects of its business in accordance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority, except for conduct that, individually or in the aggregate, could not be expected to result in a material liability for the Company or its Subsidiaries.

(xiv)     Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction”, as defined in Treasury Regulation Section 1.6011-4(b), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a).

(xv)      For purposes of this Agreement, (A) “taxes” shall include all  Federal, state and local, domestic and foreign income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto; (B) “Company Affiliated Group” means each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member; (C) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any Taxes; and (D) “tax return” means any Federal, state and local, domestic and foreign declaration, report, form, claim for refund, disclosure statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or information, return statement or other document relating to taxes, including any certificate, schedule or attachment thereto, and including any amendment thereof.

(o)        Properties.   (i) Each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets has valid and enforceable leasehold interests in, all of its material properties and tangible assets, except for such properties and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants, taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, have not materially interfered with, and is not reasonably likely to materially interfere with, the ability of the Company and its Subsidiaries to use such property and assets in the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company to be conducted. All such material properties and tangible assets, other than properties and tangible assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens.

(ii)       Section 3.01(o)(ii) of the Company Letter sets forth a complete and correct list as of the date of this Agreement of all real property and interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries currently owns, or has previously owned, in fee any real property or interests in real property.

(iii)      With respect to each Leased Real Property, (A) the transactions contemplated by this Agreement do not require the consent of any party to any lease and (B) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any material portion thereof.

(iv)       Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases of material Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all the leases to material Leased Real Property to which it is a party and under which it is in occupancy.

(p)        Intellectual Property.   (i) Section 3.01(p)(i) of the Company Letter sets forth a complete and correct list of all issued patents, patent applications, registered trademarks, domain names and applications therefor owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Registered Company IP” and, together with all material Intellectual Property owned by the Company or any of its Subsidiaries as of the date of this Agreement other than Registered Company IP, the “Company Owned IP”).

(ii)       (A) To the knowledge of the Company, the Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens, other than Permitted Liens) all Intellectual Property necessary for or material to the conduct of its business as currently conducted and as proposed to be conducted.

(B)       All Registered Company IP has been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(C)       To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any third party.

(D)       There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened with respect to, any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party. Since January 1, 2002, the Company has not been notified in writing of any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party. To the knowledge of the Company, there is no investigation pending or threatened with respect to any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party.

(E)       To the knowledge of the Company, no person or any product or service of any person is infringing upon or otherwise violating in any material respect any Company Owned IP. No licensor of any Company Licensed IP has notified or otherwise informed the Company or any of its Subsidiaries in writing that any person or any product or service of any person is infringing upon or otherwise violating in any material respect any Company Licensed IP.

(F)       All Company IP that is confidential or proprietary has been maintained in confidence in accordance with protection procedures customarily used in the Company’s industry to protect rights of like importance. Each of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries (all such persons, the “IP Contributing Parties”), have assigned or otherwise transferred to the Company or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such IP Contributing Party in such Intellectual Property, and none of the IP Contributing Parties have a valid claim against the Company or any of its Subsidiaries in connection with the involvement of such IP Contributing Party in the conception and development of any such Intellectual Property, and no such claim has been asserted or threatened in each case in writing. To the knowledge of the Company, none of the current employees of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in furtherance of their business as currently conducted or proposed to be conducted, which patents or applications have not been assigned to the Company or any of its Subsidiaries.

(G)      The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not (a) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any Material Contract pursuant to which the Company or any of its Subsidiaries is a licensor or licensee of Intellectual Property, or (b) result in the loss of, or encumbrance of, any material Company IP or material benefit related thereto, or result in the creation of any Lien (other than Permitted Liens) in or upon, any material Company IP or right related thereto.

(H)      To the extent Third Party Software is distributed to customers of the Company or any of its Subsidiaries together with the Company Owned IP, (1) any third party rights have been identified in Section 3.01(p)(ii)(H)(1) of the Company Letter, (2) all necessary licenses have been obtained and (3) no royalties or payments are due (or such royalties and payments are identified in Section 3.01(p)(ii)(H)(3) of the Company Letter).

(I)        None of the source code or other material trade secrets of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries, except pursuant to a non-disclosure agreement that is in the standard form used by the Company that has been made available to Parent prior to the date of this Agreement, or, to the knowledge of the Company, by any other person to any person except pursuant to licenses or Contracts requiring such other person to keep such trade secrets confidential.

(J)        No person has any marketing or distribution rights to any material Company Owned IP.

(K)       Neither the Company nor any of its Subsidiaries has assigned, sold or otherwise transferred ownership of any material Company Owned IP since January 1, 2002.

(L)       Except for source code provided to third party developers to make modifications or Derivative Works for the benefit of the Company or any Subsidiary, no licenses or rights have been granted to a third person to distribute the source code for, or to use any source code to create Derivative Works of, any Company Owned IP included in any product currently marketed by, commercially available from or under development by the Company or any of its Subsidiaries for which the Company possesses the source code.

(M)      The Company and each of its Subsidiaries has (1) created and has safely stored back-up copies of all their material computer programs and software (including object code, source code and associated data and documentation), and (2) taken reasonable steps to protect their material Company Owned IP and their rights thereunder, and to the knowledge of the Company, no such rights to any material Company Owned IP have been lost or are in jeopardy of being lost through failure to act by the Company or any of its Subsidiaries.

(N)       Section 3.01(p)(ii)(N) of the Company Letter identifies any and all open source, public source or freeware software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU, general public license, LGPL or limited general public license, that is used in, incorporated into, integrated or bundled with the Company IP.

(iii)      For purposes of this Agreement, “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iv)       For purposes of this Agreement, (A) “Intellectual Property” means Software, Ancillary Software IP, trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing; (B) “Software” means all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code; (C) “Ancillary Software IP” means all written or electronic data, documentation, and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases; (D) “Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries); (E) “Company Licensed IP” means any Intellectual Property licensed to the Company or any of its Subsidiaries; and (F) “Company IP” means Company Owned IP and Company Licensed IP.

(q)        Insurance.   Copies of all material insurance policies have been made available to Parent. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such material policy which has not been replaced on substantially similar terms prior to the date of such cancelation. There is no material claim pending under any such material policies as to which coverage has been questioned, denied or disputed.

(r)        State Takeover Statutes; Company Certificate.   Assuming the accuracy of the representations given by Parent and Sub in Section 3.02(f), the approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement  and compliance with the terms of this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

(s)        Company Rights Agreement.   The Company has taken all actions necessary to (i) render the Company Rights Agreement inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, (ii) ensure that (A) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement), (B) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur and (C) the Company Rights to purchase Series A Junior Participating Preferred Stock issued under the Company Rights Agreement do not become exercisable, in the case of clauses (A), (B) and (C), solely by reason of the execution of this Agreement, the consummation of the Merger or any of the other transactions contemplated by this Agreement or compliance with the terms of this Agreement and (iii) provide that the Company Rights shall terminate in accordance with the Company Rights Agreement immediately prior to the Effective Time.

(t)         Voting Requirements.   The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(u)        Brokers; Schedule of Fees and Expenses.   No broker, investment banker, financial advisor or other person, other than Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(u) of the Company Letter.

(v)        Opinion of Financial Advisor.   The Company has received the written opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

(w)       Unlawful Payments.   None of the Company, any of its Subsidiaries, or any officer, director, to the knowledge of the Company, any employee, agent or representative of the Company or any of its Subsidiaries has made, directly or indirectly, any (i) bribe or kickback, (ii) illegal political contribution,
(iii) payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries; (iv) unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or (v) illegal payment from corporate funds to obtain or retain any business.

(x)        Government Contracts.   (i) To the knowledge of the Company, none of the employees, consultants or agents of the Company or any of its Subsidiaries is or during the last six years has been (except as to routine security investigations) under administrative, civil or criminal investigation or indictment by any Governmental Entity. There is no pending, and during the last six years there has been no, audit or, to the knowledge of the Company, investigation by a Governmental Entity with respect to any alleged improper activity, misstatement or omission arising under or relating to any Contract between or among the Company or any of its Subsidiaries and any Governmental Entity (a “Government Contract”). During the last six years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, has had reason to conduct, initiate or report any internal investigation, or has made a voluntary disclosure with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. None of the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective employees, consultants or agents has made any intentional misstatement or omission in connection with any voluntary disclosure that has led, or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in the immediately preceding two sentences or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(ii)       There are (A) no outstanding claims against the Company or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract that is reasonably likely to result in a material liability to the Company or any of its Subsidiaries, a material suspension or debarment of the Company or any of its Subsidiaries from doing business with a Governmental Entity, a finding of non-responsibility or ineligibility for contracting with a Governmental Entity or any other material impairment of any business relationship between the Company and any of its Subsidiaries, on the one hand, and a Governmental Entity, on the other hand, and (B) no material disputes between the Company or any of its Subsidiaries and a Governmental Entity under the Contract Disputes Act or similar applicable Law or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. To the knowledge of the Company, no event, condition or omission has occurred that would reasonably constitute grounds for a claim or a dispute under clause (A) or (B). Neither the Company nor any of its Subsidiaries has an interest in any pending or potential material claim under the Contract Disputes Act or similar applicable Law against a Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(iii)      None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective employees, consultants or agents is (or during the last six years has been) suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iv)       All material test and inspection results that the Company or its Subsidiaries have provided to a Governmental Entity or any other entity pursuant to a Government Contract or as a part of the delivery to a Governmental Entity pursuant to a Government Contract of any article designed, engineered or manufactured by the Company or its Subsidiaries were complete and correct in all material respects. Either the Company or one of its Subsidiaries has provided all material test and inspection results to the relevant Governmental Entity pursuant to each Government Contract as required by applicable Law and the terms of the applicable Government Contract.

(v)        With respect to each material Government Contract (A) all representations and certifications of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees set forth in or pertaining to such Government Contract were current, complete and correct as of their effective date, and the Company or one of its Subsidiaries has complied in all material respects with all such representations and certifications; (B) as of the date of this Agreement, no Governmental Entity nor any prime contractor, subcontractor or other entity has notified the Company or its Subsidiaries in writing that the Company or its Subsidiaries has breached or violated any applicable Law pertaining to such Government Contract; (C) as of the date of this Agreement, no termination for default, cure notice or show cause notice is in effect pertaining to such Government Contract and (D) as of the date of this Agreement, to the knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds to any action referred to in clause (C); (E) as of the date of this Agreement, to the knowledge of the Company, no cost incurred by the Company or its Subsidiaries pertaining to such Government Contract is the subject of any investigation or has been disallowed by the relevant Governmental Entity and (F) as of the date of this Agreement, no material amount of money due to the Company or its Subsidiaries pursuant to such Government Contract has been withheld or set off.

SECTION 3.02.   Representations and Warranties of Parent and Sub.   Parent and Sub represent and warrant to the Company as follows:

(a)        Organization.   Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted.

(b)        Authority; Noncontravention.   Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any

Contract or Permit to which Parent or Sub is a party or bound by or their respective properties or assets are bound by or subject to or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)        Information Supplied.   None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated thereby), at the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)        Ownership and Interim Operations of Sub.   Parent owns beneficially and of record all of the outstanding capital stock of Sub. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(e)        Capital Resources.   Parent and Sub collectively have, and will have access at the Effective Time and from time to time thereafter as required by this Agreement to, sufficient cash resources available to pay the aggregate Merger Consideration and the aggregate amounts payable pursuant to Section 5.04 and to pay all fees and expenses payable by each of them in connection with the transactions contemplated by this Agreement and to perform their respective obligations with respect to the transactions contemplated by this Agreement.

(f)         Section 203 of DGCL.   Neither Parent nor Sub (or any of their respective “affiliates” or “associates”) is or has been an “interested stockholder” (as defined in Section 203 of DGCL) with respect to the Company within the last three years.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.   Conduct of Business.   (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed) as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other key employees and to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them and maintain their material franchises, rights and Permits. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)         (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options, Restricted Shares or Stock Units, except pursuant to the forfeiture or repurchase conditions of such Restricted Shares or Stock Units as in effect on the date of this Agreement or the acquisition of Company Common Stock tendered by current or former employees in connection with a cashless exercise of Stock Options or in order to pay taxes in connection with the exercise of Stock Options, in each case, pursuant to the agreements under which the Stock Options were granted as in effect as of the date of this Agreement) or (D) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company or any of its Subsidiaries or (E) take any action described in Section 3.01(g)(i)(D)-(F) or (I) (assuming for purposes of this Section 4.01(a)(i)(E) only that such representations and warranties contained in such Section 3.01(g) apply during the period following the date of this Agreement);

(ii)       issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options);

(iii)      amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv)       acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than immaterial assets acquired in the ordinary course of business consistent with past practice;

(v)        sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except the licensing of its Intellectual Property and Software and sales of inventory and products or used equipment in the ordinary course of business consistent with past practice and except for Permitted Liens incurred in the ordinary course of business consistent with past practice;

(vi)       (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company and other than customary travel and other advances to employees, officers and directors in the ordinary course of business consistent with past practice;

(vii)     incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that individually are in excess of $200,000 or in the aggregate are in excess of $1,000,000;

(viii)    (A) pay, discharge, settle or satisfy any material claims (including any claims of stockholders and any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against in the Company’s most recent financial statements contained in the Baseline Financials (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix)       enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property (other than in the ordinary course of business consistent with past practice) or acquire any interest in real property; provided that in no event shall the Company or any of its Subsidiaries enter into any extension or renewal of any lease or sublease of real property or otherwise materially increase any of their obligations thereunder unless the Company shall have provided Parent with ten business days prior notice;

(x)        modify or amend in any material respect in a manner that is adverse to the Company, or accelerate, terminate or cancel, any material Contract;

(xi)       except as required to ensure that any Benefit Plan or Benefit Agreement in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement and except as required to comply with the terms of any Benefit Plan or Benefit Agreement in effect on the date hereof, (A) adopt, enter into, terminate, amend or modify in any material respect any Benefit Plan or Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, except as required to comply with any Benefit Plan or Benefit Agreement in effect on the date of this Agreement and except for any such increases, payments or grants to Company Personnel who are not directors or officers in the ordinary course of business consistent with past practice, (C) pay or provide to any Company Personnel any material compensation or benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement other than the payment of base compensation or benefit in the ordinary course of business consistent with past practice, (D) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan or Benefit Agreement or (G) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xii)     enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries in connection with or following the consummation of the Merger or the other transactions contemplated by this Agreement;

(xiii)    take any action or fail to take any action if such action or failure to act is reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(xiv)     except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries or terminate (other than for cause or as a result of death or disability) the employment of any Company Personnel who has an employment, severance or similar agreement or arrangement with the Company or any of its Subsidiaries;

(xv)      write-down any of its material assets, including any Intellectual Property, or make any material change in any financial or tax accounting principle, method or practice, other than those required by GAAP or applicable Law;

(xvi)     except in the ordinary course of business consistent with past practice, engage in (A) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity;

(xvii)   take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of the Intellectual Property of the Company and its Subsidiaries, taken as a whole;

(xviii)  enter into, extend or renew (A) any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(i)(i)(A), (B), (H), (J)(2), (L), (B) any Contract or amendment thereof that grants any person the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice, or (C) any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided, however, that solely for purposes of this clause (C) (and not clause (A) or (B) above) the Company may enter into, extend or renew any Contract providing for the services of any dealer, distributor, sales representative or similar representative, provided, that with respect to this clause (C), in each case (x) such entry, extension or renewal is in the ordinary course of business and is not inconsistent with past practice and (y) if the entry, extension or renewal is other than on standard terms and conditions, including any terms and conditions relating to geographic exclusivity, the Company shall have provided Parent with prior written notice of the material terms of the proposed Contract, extension or renewal and not less than 48 hours to comment on such terms;

(xix)     enter into any Contract or material amendment to a Contract which contains any provision listed in Section 3.01(i)(i)(E), (G), (I), (K), (P), (Q) or (R), other than any Contract pursuant to which the Company or any of its Subsidiaries has been or is being granted a license to source code in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(xx)      unless otherwise permitted by a provision in this Section 4.01(a), enter into any material Contract that is not in the ordinary course of business or that is inconsistent with past practice; or

(xxi)     authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)        Certain Tax Matters.   During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all material tax returns (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions), and all Post-Signing Returns shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company; (ii) the Company and each of its Subsidiaries shall timely pay all taxes shown as due on such Post-Signing Returns; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed; (v) none of the Company or any of its Subsidiaries will amend any material tax return or make or change any material tax election in each case without Parent’s consent, which consent shall not be unreasonably withheld or delayed; and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

SECTION 4.02.   No Solicitation.   (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly (and it shall instruct and cause each applicable Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02 or Section 4.01(a)(viii)(C), the Company may, and may permit and authorize its Subsidiaries and its and its Subsidiaries’ representatives to, in each case subject to compliance with Section 4.02(c), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the Confidentiality Agreement dated April 4, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or Sub or any affiliate of Parent or Sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or generate 15% or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written offer, which did not result from a breach of Section 4.02(a), made by any person (other than Parent or Sub or any affiliate of Parent or Sub) that, if consummated, would result in such person (or in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including the ability of the parties thereto to consummate the transactions contemplated thereby and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b)        Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal, or resolve or agree to take any such action (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Takeover Proposal, or propose the approval or adoption of any Takeover Proposal, or resolve or agree to take any such action, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and provided, further, that the Board of Directors of the Company may not effect such an Adverse Recommendation Change unless (A) the Board of Directors shall have first provided prior written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement or proposal relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (B) Parent does not make, within five business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), (x) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (y) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event. The Company agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors, and representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

For purposes of this Agreement the term “Intervening Event” means an event, unknown to the Board of Directors of the Company as of the date of this Agreement (or, if known, the material consequences of which are not known to or understood by the Board of Directors of the Company as of this Agreement), which event (or any material consequence of which) becomes known to or by (or understood by) the Board of Directors of the Company prior to the Stockholder Approval and which causes the Board of Directors of the Company to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(c)        In addition to the obligations of the Company set forth in Sections 4.02(a) and 4.02(b), the Company shall, as promptly as possible and in any event within 24 hours after the Company first obtains knowledge of the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a

Takeover Proposal and (ii) the terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, once, and not more than once, each day at mutually reasonably agreeable times, the Company (or its outside counsel) shall (A) advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Takeover Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Takeover Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and written communications relating to any such Takeover Proposal, request or inquiry exchanged between the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the one hand, and the person making a Takeover Proposal or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d)        Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose is reasonably likely to be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b)(i), (ii) or (iii), except as expressly permitted by Section 4.02(b).

SECTION 4.03.   Conduct by Parent.   During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that is reasonably likely to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

Additional Agreements

SECTION 5.01.   Preparation of the Proxy Statement; Stockholders Meeting.   (a) Subject to the reasonable cooperation of Parent, as promptly as practicable following the date of this Agreement, the Company shall prepare and, no later than the tenth business day immediately following the date of this Agreement, file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. Each of the Company and Parent shall furnish all information concerning such person and its affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments promptly and reasonably proposed by Parent, and (iii) unless the Board of Directors of the Company shall have made an Adverse Recommendation Change, shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed and in any event approval will be provided within two business days following a request therefor. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)        The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent for inclusion or incorporation for reference therein. Parent agrees that none of such information will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)        The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint that has the effect of preventing such action, cause to occur no later than the 20th business day immediately following the date of mailing of the Proxy Statement (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that (i) the Company may delay the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement and (ii) if the Board of Directors of the Company shall have delivered an Adverse Recommendation Change Notice to Parent, the Company may delay the Stockholders Meeting until one day after the expiration of the five-business day period immediately following delivery of such notice. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

SECTION 5.02.   Access to Information; Confidentiality.   (a) Subject to applicable Law or Judgment, (i) the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, make available to Parent any information concerning its business as Parent may reasonably request (including the work papers of Ernst & Young LLP) subject to the requirements of Ernst & Young LLP) and (ii) following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel as Parent may reasonably request; provided that Parent and its representatives shall coordinate any such activities with the Company with a view towards not unreasonably interfering with the business or operations of the Company. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement and will comply with the terms of the Confidentiality Agreement.

(b)        Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, as and to the extent requested by Parent, provide Parent with (i) a complete and correct list of all licenses issued by the Federal Communications Commission (the “FCC”) and held by the Company or any of its Subsidiaries (the “FCC Licenses”), (ii) complete and correct copies of each FCC License, which FCC Licenses contain: (A) the address and physical location of the device(s) covered by each FCC License, and (B) a written description of the purpose of the device(s) covered by each FCC License, (iii) complete and correct copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of its Subsidiaries and (iv) all information reasonably necessary for Parent to make an independent determination that the Company and its Subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control).

(c)        The Company and Parent shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

SECTION 5.03.   Reasonable Best Efforts; Consultation and Notice.   (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or other person and (v) the obtaining of all necessary consents, approvals or waivers from any third parties; provided, that this clause (v) shall not limit the rights of the Company or its Board of Directors under Section 4.02(b). In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (iii) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively; or (iv) seeking to (A) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) directly or indirectly prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

(b)        (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii)       Except as prohibited by applicable Law, the Company shall promptly notify Parent of:

(A)       the occurrence of any matter or event that (1) is, or that is reasonably likely to be, material, in an adverse manner, to the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) has resulted, or is reasonably likely to result, in (I) any representation and warranty of the Company set forth in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied or (II) any other condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;

(B)       the failure of the Company to perform any obligation to be performed by it under this Agreement such that the condition set forth in Section 6.02(b) would not be satisfied;

(C)       any material notice or other material communication from any person (other than a Governmental Entity) reasonably alleging that the consent of such person is required in connection with the Merger or any of the other transactions contemplated by this Agreement;

(D)       any notice or other communication from any Major Customer or Major Supplier to the effect that such Major Customer or Major Supplier is terminating or otherwise materially adversely modifying its relationship with Company or any of its Subsidiaries as a result of the Merger or any of the other transactions contemplated by this Agreement;

(E)       any material notice or other material communication from any Governmental Entity in connection with the Merger or any of the other transactions contemplated hereby, and a copy of any such notice or communication (if in written form) shall be promptly furnished to Parent; and

(F)       any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(h) or that relate to the consummation of the Merger or any of the other transactions contemplated by this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(iii)      Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied, (B) the failure of Parent or

Sub to perform any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(c)        Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the Merger or the other transactions contemplated by this Agreement, and will obtain the prior written consent of Parent prior to settling or satisfying any such claim (which consent shall, solely in the case of any Material Litigation that has resulted in any condition set forth in Section 6.02(c) not being satisfied, not be unreasonably withheld; provided, however, that no litigation shall be considered Material Litigation for purposes of this Section 5.03 if Parent shall have waived any condition to Closing to the extent such condition is not satisfied as a result of such litigation as of the date that all other conditions to closing shall have been satisfied or waived by Parent); provided that nothing in this Section 5.03(c) shall obligate Parent to agree or consent to the Company or any Subsidiary divesting, holding separate, or entering into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible); and provided further that it is understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.

SECTION 5.04.   Equity Awards.   (a) As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i)         at the Effective Time, each Vested Employee Stock Option other than a Rolled-Over Stock Option or an Affected Stock Option shall be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Vested Employee Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Vested Employee Stock Option, which amount shall be payable to such holder at or as soon as practicable following the Effective Time;

(ii)       at the Effective Time, each Non-Employee Stock Option shall be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Non-Employee Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Non-Employee Stock Option, which amount shall be payable to such holder at or as soon as practicable following the Effective Time;

(iii)      Subject to the Offer Letters, each Rolled-Over Stock Option shall be converted at the Effective Time into an option to acquire, on the same terms and conditions as were applicable under such Rolled-Over Stock Option (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned shares of Company Common Stock), the number of shares of Parent common stock, par value $0.20 per share (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Rolled-Over Stock Option immediately prior to the Effective Time by the Option Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Rolled-Over Stock Option divided by (B) the Option Exchange Ratio (each Rolled-Over Stock Option as so adjusted, an “Adjusted Option”);

(iv)       each Affected Stock Option shall be terminated prior to the Effective Time (other than Affected Stock Options under the 1995 Plan, which shall terminate immediately after the Effective Time, pursuant to the terms of the 1995 Plan) by (A) providing timely notice (to allow for the termination of such Affected Stock Options prior to the Effective Time) to holders of Affected Stock Options that neither Parent nor any of its subsidiaries shall assume such Affected Stock Options or substitute options for such Affected Stock Options and (B) permitting holders of such Affected Stock Options to exercise such Affected Stock Options during the applicable exercise period specified by the applicable Company Stock Plan (which, in each case, shall expire on the date that is no later than one day prior to the Effective Time);

(v)        (A) each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, Restricted Shares, Stock Units or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company shall be deleted prior to the Effective Time, and the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, Restricted Shares, Stock Units or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company or the Surviving Corporation; and (B) on the earlier of (a) the Effective Time and (b) the normal distribution date in the ordinary course, all Company Common Stock, Stock Options, Restricted Shares, Stock Units or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) required to be granted under the Company 2006 Sales Performance Equity Plan with respect to the third quarter of 2006 shall be delivered to the participants therein.

(vi)       Subject to the Offer Letters, each Employee Restricted Share outstanding at the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to the Merger Consideration (each Employee Restricted Share as so converted, a “Restricted Share Cash Amount”), the payments of which shall be subject to, and shall be made to the holder of such Employee Restricted Share (each, an “RS Holder”) in accordance with, Section 5.04(c) hereof, provided, however, that Restricted Shares granted under the 1995 Plan that are held by RS Holders who have not executed Offer Letters or otherwise consented to the foregoing treatment prior to the Effective Time (the “Cash-Out Restricted Shares”) shall be subject to Section 5.04(a)(vii) and not subject to this Section 5.04(a)(vi) or Section 5.04(c);

(vii)     Each Cash-Out Restricted Share outstanding at the Effective Time shall be adjusted as necessary to provide that the restrictions on such share shall lapse at the Effective Time, and at the Effective Time, such Cash-Out Restricted Share shall be converted into the right to receive the Merger Consideration in accordance with Section 2.01(c), subject to any applicable withholding pursuant to Section 2.02(f), which amount shall be payable to the holder of such Cash-Out Restricted Share at or as soon as practicable following the Effective Time;

(viii)    Subject to the Offer Letters, each Employee Stock Unit shall be converted at the Effective Time into a restricted stock unit, subject to the same terms and conditions as were applicable under such Employee Stock Unit (other than with respect to performance-based vesting), with respect to a number of shares of Parent Common Stock determined by multiplying the number of Company Common Stock subject to such Employee Stock Unit immediately prior to the Effective Time by the Option Exchange Ratio (rounded down to the nearest whole share) (each Employee Stock Unit so adjusted, an “Adjusted RSU”);

(ix)       each Non-Employee Restricted Share outstanding at the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to the Merger Consideration, which amount shall be payable to the holder of such Non-Employee Restricted Share at or as soon as practicable following the Effective Time;

(x)        each Non-Employee Stock Unit outstanding at the Effective Time shall be canceled as of the Effective Time, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount of cash equal to the Merger Consideration, which amount shall be payable to such holder at or as soon as practicable following the Effective Time; and

(xi)       except as expressly required pursuant to this Section 5.04, take such action as necessary under the Company Stock Plans to ensure that all restrictions or limitations on transfer and vesting, all forfeiture restrictions and all repurchase rights with respect to the Employee Restricted Shares (in each case to the extent that such restrictions or limitations shall not have already lapsed), and all other terms thereof (other than with respect to performance-based vesting), shall remain in full force and effect with respect to the corresponding Restricted Share Cash Amount after giving effect to the Merger, subject to the terms of the grant of such Employee Restricted Shares as in effect immediately prior to the Effective Time.

(b)        The Company shall amend each ESPP, or take such other actions with respect to each ESPP as are necessary, to provide that each ESPP shall terminate no later than the third business day following the date of this Agreement.

(c)        Subject to the Offer Letters and the proviso in Section 5.04(a)(vi), each RS Holder other than RS Holders of Cash-Out Restricted Shares shall be entitled to receive from Parent such RS Holder’s Applicable RS Portion (as defined below) on or as soon as practicable after each Lapse Date (as defined below); provided that if such RS Holder is not employed by Parent or any of its affiliates on a Lapse Date (other than any termination of employment that results in the occurrence of a Lapse Date pursuant to such terms and conditions as were applicable to such Restricted Shares immediately prior to the Effective Time), such RS Holder shall not be entitled to receive the Applicable RS Portion for such Lapse Date and any subsequent Lapse Date. For purposes of this Agreement, (i) “Applicable RS Portion” means, in respect of each such RS Holder, an amount equal to the product of the Merger Consideration and the number of Employee Restricted Shares held by such RS Holder at the Effective Time that would have vested or with respect to which the Company’s right to repurchase would have lapsed on the applicable Lapse Date; and (ii) “Lapse Date” means, in respect of any Employee Restricted Shares, each date on which such shares would have vested or the Company’s right to repurchase such shares or units would have lapsed pursuant to such terms and conditions as were applicable to such Employee Restricted Shares immediately prior to the Effective Time.

(d)        For purposes of this Agreement, (i) “Affected Stock Option” means an Employee Stock Option outstanding immediately prior to the Effective Time with an exercise price of more than $36.40 per share of Company Common Stock; (ii) “Employee Restricted Share” means a Restricted Share outstanding immediately prior to the Effective Time granted in connection with the performance of services for the Company or any of its Subsidiaries to any person who is an employee or officer of the Company or any of its Subsidiaries at the Effective Time; (iii) “Employee Stock Option” means a Stock Option (other than those granted under the ESPP) outstanding immediately prior to the Effective Time granted in connection with the performance of services for the Company or any of its Subsidiaries to any person who is an employee or officer of the Company or any of its Subsidiaries at the Effective Time; (iv) “Employee Stock Unit” means a Stock Unit outstanding immediately prior to the Effective Time granted in connection with the performance of services for the Company or any of its Subsidiaries to any person who is an employee or officer of the Company or any of its Subsidiaries at the Effective Time; (v) “Non-Employee Restricted

Share” means a Restricted Share outstanding immediately prior to the Effective Time that is not an Employee Restricted Share; (vi) “Non-Employee Stock Option” means a Stock Option (other than those granted under the ESPP) outstanding immediately prior to the Effective Time that is not an Employee Stock Option; (vii) “Non-Employee Stock Unit” means a Stock Unit outstanding immediately prior to the Effective Time that is not an Employee Stock Unit; (viii) “Option Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average closing price per share of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on the ten trading days immediately preceding the date on which the Effective Time occurs; (ix) “Rolled-Over Stock Option” means (A) an Employee Stock Option that is not a Vested Employee Stock Option and (B) a Vested Employee Stock Option with an exercise price per share of Company Common Stock equal to or less than $36.40 and equal to or greater than the per share Merger Consideration; and (x) “Vested Employee Stock Option” means an Employee Stock Option that is vested and unexercised as of immediately prior to the Effective Time.

(e)        On or before the date on which any Adjusted Option becomes vested, Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to such Adjusted Option or (ii) assume such Adjusted Option under an existing equity incentive plan of Parent or any of its affiliates with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. Any such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Option may remain outstanding.

(f)         The adjustments provided in Section 5.04(a) with respect to any Stock Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code.

(g)        All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

SECTION 5.05.   Indemnification, Exculpation and Insurance.   (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations without termination or modification thereof.

(b)        In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

(c)        Parent shall obtain as of the Effective Time a “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six year period; provided, that in no event shall Parent or the Surviving

Corporation be required to pay, with respect to the entire six year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period from March 24, 2006 to, and including, March 24, 2007, for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $753,000); provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Effective Time, as may be obtained for such 300% amount. For the avoidance of doubt, nothing in this Section 5.05(c) shall require Parent to make expenditures exceeding $2,259,000 in the aggregate.

(d)        The provisions of this Section 5.05(i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party to whom this Section 5.05 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected indemnified party shall have consented in writing to such termination or modification.

SECTION 5.06.   Fees and Expenses.   (a) Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)        In the event that (i) a Takeover Proposal has been publicly made known to the Company or shall have been made directly to its stockholders or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes widely known to the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) and (B) prior to the date that is 12 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 15% shall be deemed references to 40%) or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then, in each such case, the Company shall pay Parent a fee equal to $37,000,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent (A) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of such events.

(c)        The Company acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Parent and Sub acknowledge that in no event shall the Company be required to pay the fee referred to in this Section 5.06 on more than one occasion.

SECTION 5.07.   Public Announcements.   The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if made in compliance with the foregoing provisions of this Section 5.07). For the avoidance of doubt, in the event a Takeover Proposal that is not a Superior Proposal is made, then, as and to the extent required by its fiduciary duties to the stockholders of the Company under applicable Law, the Board of Directors of the Company shall in no way be limited in communicating to the stockholders of the Company the reasons it did not withdraw its recommendation of this Agreement or the Merger as a result of such Takeover Proposal, and such communications shall not constitute an Adverse Recommendation Change.

SECTION 5.08.   Sub Compliance.   Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.

SECTION 5.09.   Company Rights Agreement.   The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(s)) reasonably requested by Parent in order to render the Company Rights inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement. Except as provided above with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, modify, take any action with respect to, or make any determination under, the Company Rights Agreement.

SECTION 5.10.   Certain Pre-Closing Actions.   Prior to the Closing, the Company shall take all actions set forth on Section 5.10 of the Company Letter.

ARTICLE VI

Conditions Precedent

SECTION 6.01.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)        Stockholder Approval.   The Stockholder Approval shall have been obtained.

(b)        Antitrust.   Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any other material approval or waiting period under any other applicable competition, merger control, antitrust or similar Law applicable to the Merger shall have been obtained or terminated or shall have expired.

(c)        No Injunctions or Legal Restraints.   No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

SECTION 6.02.   Conditions to Obligations of Parent and Sub.   The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of Parent, to proceed with the Merger. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b)        Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)        No Litigation.   There shall not be pending any claim, suit, action or proceeding brought or threatened by any third party that has a reasonable likelihood of success (“Material Litigation”) or by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages that are material, individually or in the aggregate, in relation to the value of the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or all or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries prior to the date of this Agreement.

(d)        Legal Restraint.   No Legal Restraint that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect.

(e)        No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on or with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

SECTION 6.03.   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b)        Performance of Obligations of Parent and Sub.   Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

SECTION 6.04.   Frustration of Closing Conditions.   None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach of Section 5.03 or any other provision of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.   Termination.   This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a)        by mutual written consent of Parent, Sub and the Company;

(b)        by either Parent or the Company, if:

(i)         the Merger shall not have been consummated by February 15, 2007 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii)       any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii)      the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c)        by Parent, in the event the Company has delivered an Adverse Recommendation Change Notice or an Adverse Recommendation Change has occurred;

(d)        by Parent, so long as Parent is not in material breach of its obligations under this Agreement, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter, or (ii) if any Legal Restraint having any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; or

(e)        by the Company, so long as the Company is not in material breach of its obligations under this Agreement, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by Parent by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter.

SECTION 7.02.   Effect of Termination.   In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any material breach by a party that is willful or intentional of any of its representations, warranties, covenants or agreements set forth in this Agreement (which breach, and liability therefor, shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

SECTION 7.03.   Amendment.   This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04.   Extension; Waiver.   At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

SECTION 8.01.   Nonsurvival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.   Notices.   All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after

5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day) or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation
New Orchard Road
Armonk, NY 10504
Facsimile: (914) 499-7803

Attention:   David L. Johnson

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile: (212) 474-3700

Attention:   Scott A. Barshay, Esq.

George F. Schoen, Esq.

if to the Company, to:

Internet Security Systems, Inc.
6303 Barfield Road
Atlanta, GA 30328
Facsimile: (404) 236-4041

Attention:   Sean Bowen

with a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street
Floor 34
Boston, MA 02110
Facsimile: (617) 772-8333

Attention:   James R. Westra, Esq.

SECTION 8.03.   Definitions.   For purposes of this Agreement:

(a)        “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b)        as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge after reasonable inquiry of the officers and employees of the Company listed on Section 8.03(b) of the Company Letter;

(c)        “Material Adverse Effect” means any fact, change, development, event, occurrence, action, omission or effect that, individually or in the aggregate, is reasonably likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) result in a material impairment on the ability of Parent and its Subsidiaries to continue operating the business of the Company and its Subsidiaries after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Company: any facts, changes, developments, events, occurrences, actions, omissions or effects (A) generally affecting (1) the industry in which the Company primarily operates to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, or (2) the economy, or financial or capital markets, in the United States or elsewhere in the world to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, including changes in interest or exchange rates, or (B) arising out of, resulting from or attributable to (1) changes (after the date of this Agreement) in Law or in generally accepted accounting principles or in accounting standards, (2) the announcement or pendency of this Agreement or the anticipated consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors or partners, (3) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, (4) earthquakes, hurricanes, tornados or other natural disasters to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, (5) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or internal projections (it being understood that, without limiting the applicability of the provisions contained in clause (A) or (B) above, the cause or causes of any such decline, change or failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred) or (6) any suit, claim, action or proceeding that does not have a reasonable likelihood of success on the merits, whether commenced or threatened, which asserts allegations of a breach of fiduciary duty relating to this Agreement, violations of securities Laws in connection with the Proxy Statement or otherwise in connection with any of the transactions contemplated by this Agreement;

(d)        “Permits” means all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity.

(e)        “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and

(f)         a “Subsidiary” of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

SECTION 8.04.   Exhibits and Schedules; Interpretation.   The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 8.05.   Counterparts.   This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (a) together with the Exhibits hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

SECTION 8.07.   Governing Law.   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 8.08.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.09.   Consent to Jurisdiction; Service of Process; Venue.   Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its

Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10.   Waiver of Jury Trial.   Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11.   Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.12.   Consents and Approvals.   For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

SECTION 8.13.   Severability.   If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION,
by	/s/ LUIS CUSTODIO
	Name:	Luis Custodio
	Title:	Vice President, Mergers and Acquisitions, IBM Corporate Development
AEGIS ACQUISITION CORP.,
by	/s/ ED SAMMIS
	Name:	Ed Sammis
	Title:	President
INTERNET SECURITY SYSTEMS, INC.,
by	/s/ THOMAS E. NOONAN
	Name:	Thomas E. Noonan
	Title:	President and CEO

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is INTERNET SECURITY SYSTEMS, INC.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law. The Corporation shall have the power to indemnify its other officers, employees and other agents as set forth in the General Corporation Law of the State of Delaware. Any repeal or modification of this Article IX shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

Annex B

[LETTERHEAD OF CREDIT SUISSE]

August 23, 2006

Board of Directors
Internet Security Systems, Inc.
6303 Barfield Road
Atlanta, Georgia 30328

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock par value $.001 per share (“Company Common Stock”), of Internet Security Systems, Inc. (the “Company”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 23, 2006 (the “Merger Agreement”) among International Business Machines Corporation (“Parent”), Aegis Acquisition Corp. (“Merger Subsidiary”), a wholly-owned subsidiary of Parent, and the Company. The Merger Agreement provides, among other things, for the merger (the “Merger”) of Merger Subsidiary with and into the Company pursuant to which the Company will become a wholly owned subsidiary of Parent and each outstanding share of Company Common Stock will be converted into the right to receive $28.00 (the “Merger Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information, including financial forecasts, provided to or discussed with us by the management of the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the Merger, no delay, modification, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of shares of Company Common Stock of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and

B-1

can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to the Parent, for which we have received, and would expect to receive, compensation and we and our affiliates in the future may provide investment banking and other financial services to the Company for which we would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our or our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other entity that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ CREDIT SUISSE SECURITIES (USA) LLC

B-2

Annex C

§ 262. Appraisal rights

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[INTERNET SECURITY SYSTEMS LOGO]

Special Meeting Proxy Card

A Issues

The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

1.                  Proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 23, 2006, by and among International Business Machines Corporation, Aegis Acquisition Corp. and Internet Security Systems, Inc.

For	Against	Abstain
☐	☐	☐

2.                  Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the foregoing proposal.

For	Against	Abstain
☐	☐	☐

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. B

Please date this Proxy and sign it exactly as your name or names appear. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer. If shares are held by a partnership, please sign in full partnership name by an authorized person.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

/ /

Proxy - INTERNET SECURITY SYSTEMS, INC.

SPECIAL MEETING OF STOCKHOLDERS

October 16, 2006

10:00 a.m., local time

6303 Barfield Road

Atlanta, Georgia 30328

This proxy is solicited by the Board of Directors of Internet Security Systems, Inc. for use at the Special Meeting of Stockholders of Internet Security Systems, Inc. to be held on October 16, 2006. This proxy when properly executed will be voted as you specify on the reverse side.

By signing this proxy, you revoke all prior proxies and appoint Raghavan Rajaji and Jay Hopkins, and each of them, with full power of substitution to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Special Meeting and all adjournments and postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Both of the attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Your vote is important. Please vote immediately.

See Reverse Side for Voting Instruction